Execution Version

Exhibit 10.1

UNIT PURCHASE AGREEMENT

AMONG

THE SHAREHOLDERS,

G6 Adventures Corporation

(a Wisconsin corporation),

Bradley Corporation

(a Wisconsin corporation),

WATTS REGULATOR CO.,

(a Massachusetts corporation)

AND

WATTS WATER TECHNOLOGIES, INC.

(a Delaware corporation)

Solely for the purpose of Section 5.8

August 30, 2023

TABLE OF CONTENTS

1. PURCHASE AND SALE OF UNITS4

2. PURCHASE PRICE; PAYMENTS4

2.1 Equity Value4

2.2 Purchase Price4

2.3 Payments4

2.4 Adjustment Amount6

3. REPRESENTATIONS AND WARRANTIES9

3.1 Representations and Warranties of the Shareholders9

3.2 Representations and Warranties of Parent11

3.3 Representations and Warranties Regarding the Company12

3.4 Representations and Warranties of Buyer34

3.5 No Other Representations or Warranties35

4. COVENANTS37

4.1 Pre-Closing Access to Information; Confidentiality37

4.2 Conduct of Business Pending the Closing37

4.3 Cooperation; Best Efforts41

4.4 Notification43

4.5 Cash and Cash Equivalents43

4.6 Excluded Assets43

4.7 Exclusivity43

4.8 Performance by Shareholders44

4.9 Termination of Related Party Transactions44

5. ADDITIONAL COVENANTS44

5.1 Employee Matters44

5.2 Tax Matters46

5.3 Post-Closing Access to Information; Cooperation51

5.4 Directors, Officers and Employees52

5.5 No Subrogation53

5.6 Release54

5.7 Retention Escrow Amount54

5.8 Buyer Parent Guaranty55

6. CONDITIONS PRECEDENT56

6.1 Conditions Precedent to the Obligations of the Buyer56

6.2 Conditions Precedent to the Obligations of the Seller Parties58

7. CLOSING59

7.1 Closing Date59

7.2 Items to be Delivered by the Seller Parties59

7.3 Items to be Delivered by Buyer60

i

8. SURVIVAL PERIOD; SOLE RECOURSE60

8.1 Survival Period60

8.2 Scope of Recourse60

9. TERMINATION61

9.1 General61

9.2 Post-Termination Obligations62

9.3 Effect of Termination63

10. MISCELLANEOUS63

10.1 Further Assurances63

10.2 Payment Mechanics63

10.3 Publicity63

10.4 Entire Agreement64

10.5 Amendment64

10.6 Assignment64

10.7 Waiver64

10.8 Non-Recourse65

10.9 Governing Law and Language65

10.10 Consent to Jurisdiction65

10.11 Specific Performance65

10.12Notice65

10.13 Expenses66

10.14 Conflicts; Certain Communications67

10.15 Disclosure Schedule68

10.16 Interpretive Provisions68

10.17 Shareholder Representative69

10.18 Definitions69

EXHIBITS

Exhibit 1-Shareholders

Exhibit 3.3(s)(xix)-Form of Sales Representative Agreement

Exhibit 4.2-Conduct of Business Pending the Closing

Exhibit 4.6-Excluded Assets

Exhibit 4.9-Terminated Related Party Transactions

Exhibit 5.2(g)-Purchase Price Allocation

Exhibit 10.18-1-Accounting Principles

Exhibit 10.18-2-Funded Indebtedness

Exhibit 10.18-3-Net Working Capital Statement

UNIT PURCHASE AGREEMENT

THIS UNIT PURCHASE AGREEMENT (this “Agreement”) is effective as of August 30, 2023, by and among (a) G6 Adventures Corporation, a Wisconsin corporation (“Parent”), (b)

Bradley Corporation, a Wisconsin corporation (the “Company”), (c) each of the parties listed on Exhibit 1 hereto (the “Shareholders” and, together with Parent and, solely with respect to the period prior to the Closing, the Company, the “Seller Parties”), (d) Watts Regulator Co., a Massachusetts corporation (“Buyer”), and (e) solely for the purpose of Section 5.8, Watts Water Technologies, Inc., a Delaware corporation (“Buyer Parent”). Capitalized terms used but not otherwise defined in this Agreement shall have the meanings set forth in Section 10.18.

WHEREAS, (i) prior to the Closing, the Company will cause Bradley Fixtures Corporation, The Mills Company, Bradley Heaters, Inc., Advantage 1 Distributing, Inc., Bradley Accessories Corporation and Bradley Specialties Corporation (each a wholly owned “qualified subchapter S subsidiary” of the Company within the meaning of Section 1361(b)(3)(B) of the Code and together, the “Conversion Subs”) to convert from corporations into limited liability companies under the laws of their respective states of incorporation or organization (the “Subsidiary Conversions” and any documents to be entered into and filed in connection with the Subsidiary Conversions or the Company Conversion (as defined below), including IRS Form 8832 relating to the Company Conversion, the “Conversion Documents”) and (ii) following the Subsidiary Conversions, each Conversion Sub will be disregarded as an entity separate from its owner under Treasury Regulations Section 301.7701-3(b)(1)(ii) for U.S. federal and applicable corresponding state and local income Tax purposes;

WHEREAS, (i) on August 25, 2023, Parent was formed as a new corporation for the sole purpose of consummating the F Reorg (as defined below), (ii) on August 28, 2023, the Shareholders contributed all of their respective shares in the Company to Parent in exchange for an identical number and class of common stock of Parent (the “Contribution”), and (iii) on the same day as, but subsequent to, the Contribution, Parent elected to treat the Company as a “qualified subchapter S subsidiary” within the meaning of Section 1361(b)(3)(B) of the Code by filing IRS Form 8869 (the “Qsub Election” and, together with the Contribution, the “Reorganization”);

WHEREAS, at least one (1) Business Day following the consummation of the Reorganization and at least two (2) Business Days prior to the Closing Date, Parent will cause the Company to convert from a Wisconsin corporation into Bradley Company, LLC, a Wisconsin limited liability company, by filing Articles of Conversion and Articles of Organization with the Wisconsin Department of Financial Institutions, following which, and at least one (1) Business Day prior to the Closing Date, Parent will make a protective election to treat the Company as disregarded as an entity separate from its owner as provided in Treasury Regulation Section 301.7701-3(c) for U.S. federal and applicable state and local income Tax purposes by filing IRS Form 8832 and any applicable corresponding state and local Tax forms, and in conjunction with, request from the IRS to retain the historical employer identification number of the Company (the “Company Conversion” and together with the Reorganization, the “F Reorg” and any documents to be entered into and filed in connection with the F Reorg, the “F Reorg Documents”);

WHEREAS, as of the date hereof and as a result of the Reorganization but prior to the Company Conversion, Parent owns all of the issued and outstanding capital stock of the Company, which was outstanding before the Contribution, consisting of 36,010 shares of Class A Voting

Common Stock, with a par value of $3.00 per share, and 312,827 shares of Class B Non-Voting Common Stock, with a par value of $3.00 per share (collectively, the “Shares”);

WHEREAS, following the Company Conversion, Parent will own all the outstanding and issued units of membership interest in the Company (the “Units”), and the Units will constitute all of the issued and outstanding equity in the Company;

WHEREAS, following the consummation of the F Reorg, Buyer desires to purchase from Parent, and Parent desires to sell to Buyer, all right, title and interest of Parent in and to the Units, upon the terms and subject to the conditions set forth in this Agreement; and

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to Buyer’s willingness to enter into this Agreement, each of Donald H. Mullett, Bryan H. Mullett, Erik S. Mullett and Christopher W. Mullett, in each case on behalf of himself and as a beneficiary of one or more trusts that are Shareholders, is entering into a restrictive covenant agreement with Buyer dated as of the date of this Agreement but effective as of the Closing (collectively, the “Restrictive Covenant Agreements”).

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and conditions set forth in this Agreement, and intending to be legally bound, the Parties agree as follows:

1.PURCHASE AND SALE OF UNITS

On the Closing Date, Parent shall sell and transfer to Buyer, and Buyer shall purchase and accept from Parent, all right, title and interest of Parent in and to the Units, free and clear of all Liens.

2.PURCHASE PRICE; PAYMENTS
2.1Equity Value. As used in this Agreement, “Equity Value” means (a) $303,000,000, (b) plus the Cash Amount, (c) minus the Indebtedness Amount, (d) minus the Transaction Compensation Amount, (e) minus the Transaction Expense Amount, (f) minus the Accrued Income Tax Amount, (g) plus the amount, if any, by which the Net Working Capital is greater than $41,608,000 or minus the amount, if any, by which the Net Working Capital is less than $41,608,000.
2.2Purchase Price. The aggregate purchase price for the Units (the “Purchase Price”) shall be an amount equal to the Equity Value as reflected on the Final Closing Statement.
2.3Payments.
(a)Funded Indebtedness Amount. At the Closing, Buyer shall deliver (or cause to be delivered) to the applicable obligees specified in the Closing Payment Schedule, for and on behalf of the Company and its Subsidiaries, the Funded Indebtedness Amount.
(b)Transaction Compensation Amount. At the Closing, Buyer shall deliver (or cause to be delivered) to the Company the Transaction Compensation Amount specified in the Closing Payment Schedule, which the Company shall pay to the applicable obligees specified in the Closing Payment Schedule on the first payroll date occurring on or after the Closing Date.

(c)Transaction Expense Amount. At the Closing, Buyer shall deliver (or cause to be delivered) to the applicable obligees specified in the Closing Payment Schedule, for and on behalf of the Company and its Subsidiaries, the Transaction Expense Amount.
(d)Adjustment Escrow Amount. At the Closing, Buyer shall deliver (or cause to be delivered) to the Escrow Agent an amount equal to the Adjustment Escrow Amount pursuant to instructions given to Buyer by the Escrow Agent, which deposited amounts will be held, safeguarded and released pursuant to the terms of this Agreement and the Escrow Agreement.
(e)Retention Escrow Amount. At the Closing, Buyer shall deliver (or cause to be delivered) to the Escrow Agent an amount equal to the Retention Escrow Amount pursuant to instructions given to Buyer by the Escrow Agent, which deposited amounts will be held, safeguarded and released pursuant to the terms of this Agreement and the Escrow Agreement.
(f)Closing Date Balance. At the Closing, Buyer shall deliver (or cause to be delivered) to Parent an amount equal to the Equity Value as reflected on the Estimated Closing Statement, minus the sum of the Adjustment Escrow Amount and the Retention Escrow Amount.
(g)Final Adjustment Amount. On or before the fifth (5th) Business Day following the final determination of the Final Closing Statement in accordance with Section 2.4:
(i)if the Final Adjustment Amount is a positive number, then (x) Buyer shall deliver (or cause to be delivered) to Parent an amount equal to the Final Adjustment Amount and (y) Buyer and Parent shall deliver joint written instructions to the Escrow Agent to release to Parent all funds in the Adjustment Escrow Account;
(ii)if the Final Adjustment Amount is a negative number and the absolute value of the Final Adjustment Amount is less than or equal to the funds in the Adjustment Escrow Account, then Buyer and Parent shall deliver joint written instructions to the Escrow Agent (x) to release to Buyer an amount equal to the absolute value of the Final Adjustment Amount from the Adjustment Escrow Account and (y) to release to Parent the balance of the funds in the Adjustment Escrow Account (after giving effect to subclause (x));
(iii)if the Final Adjustment Amount is a negative number and the absolute value of the Final Adjustment Amount is greater than the funds in the Adjustment Escrow Account (the excess being the “Shortfall Amount”), then (x) Buyer and Parent shall deliver joint written instructions to the Escrow Agent to release to Buyer the funds in the Adjustment Escrow Account and (y) Parent shall deliver the Shortfall Amount to Buyer; or

(iv)if the Final Adjustment Amount is zero, then Buyer and Parent shall deliver joint written instructions to the Escrow Agent to release to Parent all funds in the Adjustment Escrow Account.
2.4Adjustment Amount.
(a)Closing Statement. As used in this Agreement, “Closing Statement” means determinations of the Cash Amount, the Indebtedness Amount (and the portion thereof that constitutes the Funded Indebtedness Amount), the Transaction Compensation Amount, the Transaction Expense Amount, the Net Working Capital, the Accrued Income Tax Amount and the resulting calculation of the Equity Value. The Parties agree that: (x) each Closing Statement shall be prepared in a manner consistent with the Accounting Principles; (y) the purpose of preparing each Closing Statement is the calculation of the Cash Amount, the Indebtedness Amount (and the portion thereof that constitutes the Funded Indebtedness Amount), the Transaction Compensation Amount, the Transaction Expense Amount, the Net Working Capital, the Accrued Income Tax Amount, the resulting Equity Value and the related purchase price adjustment contemplated by Section 2.3(g), and such processes are not intended to permit the introduction of accounting methods, policies, practices, procedures, classifications, judgments or estimation methodologies different than the Accounting Principles; and (z) the calculations in each Closing Statement will entirely disregard any post-Closing reorganizations or post-Closing intentions of Buyer or any of its Affiliates, including any financing-related transactions.
(b)Estimated Closing Statement; Closing Payment Schedule. At least three (3) Business Days prior to the Closing Date, the Company shall prepare and deliver the following documents to Buyer: (i) a schedule that sets forth the Company’s good faith estimate of a Closing Statement, together with a calculation of the Equity Value based thereon (collectively, the “Estimated Closing Statement”); (ii) a schedule that sets forth (A) the Indebtedness Amount (and the portion thereof that constitutes the Funded Indebtedness Amount and the obligees with respect thereto) that is outstanding and unpaid as of immediately prior to the Closing in accordance with the definition thereof, (B) the Transaction Compensation Amount and the obligees with respect thereto, (C) the Transaction Expense Amount and the obligees with respect thereto, (D) the estimated Accrued Income Tax Amount (the “Estimated Accrued Income Tax Amount”), and (E) the amount payable to Parent under Section 2.3(f) (the “Closing Payment Schedule”); and (iii) the invoices or other supporting documentation evidencing the Transaction Expense Amount and customary payoff letters evidencing the Funded Indebtedness Amount. The Company shall cooperate, and shall cause its Subsidiaries to cooperate, with Buyer in the review of the Estimated Closing Statement, including (i) providing Buyer and its Representatives with reasonable access during normal business hours to the books and records (including work papers, financial information, schedules, memoranda and other documents) of the Company and its Subsidiaries, (ii) making the employees of the Company and its Subsidiaries that have been involved in the preparation of the Estimated Closing Statement reasonably available to Buyer and (iii) cooperating in all reasonable respects with Buyer and its Representatives, including the provision on a timely basis of all other reasonably requested information necessary or useful in connection with its review of the Estimated Closing Statement. Any information shared with Buyer or its Representatives will be subject to the Confidentiality Agreement and Section 4.1, and the Company shall not have any obligation to provide information or access to information, materials or Persons if doing so (w) would reasonably be expected to unreasonably disrupt the normal operations of the Company or any of its Subsidiaries; (x) would, in the reasonable opinion of the Company’s legal counsel, reasonably be expected to adversely affect the ability of the Company, any of its Subsidiaries or any of its or their Affiliates to assert attorney-client or attorney work product privilege or similar privilege; (y) would, in the reasonable opinion of the Company’s legal counsel, reasonably be expected to result in a violation of any Law or Order; or (z) would result in the sharing of information that the Company or Buyer reasonably believes is competitively sensitive; provided that, to the extent any information or access is withheld from Buyer or its Representatives pursuant to the preceding clauses (w)-(z), the Company shall use reasonable best efforts to provide Buyer such access or make such disclosure (or as much of it as possible) in a manner that does not have such consequences. The Company shall consider, in good faith, any changes to the Estimated Closing Statement proposed by Buyer and will re-issue the Estimated Closing Statement with any such changes that the Company determines in good faith are appropriate prior to the Closing; provided that (1) nothing in this sentence shall obligate the Company to accept any such changes, (2) the acceptance of any such changes by the Company shall not constitute a condition to Buyer’s obligations to consummate the Transactions and (3) the Company’s obligations to consider in good faith any such changes shall not in any event require that the contemplated Closing Date be postponed or delayed.  For the avoidance of doubt, Buyer shall have no obligation to comment on the Estimated Closing Statement and any failure to comment on any item in the Estimated Closing Statement shall not be deemed to constitute, imply or suggest Buyer’s acceptance of the accuracy or correctness of the amounts included in the Company’s Estimated Closing Statement.

(c)Preliminary Closing Statement. Within sixty (60) days after the Closing Date, Buyer shall prepare and deliver to Parent a Closing Statement, together with a calculation of the Equity Value based thereon and the Proposed Adjustment Amount (collectively, the “Preliminary Closing Statement”).
(d)Statement Objection. If applicable, within thirty (30) days after Buyer delivers the Preliminary Closing Statement pursuant to Section 2.4(c) (the “Closing Statement Review Period”), Parent shall complete its review of the Preliminary Closing Statement. If Parent wishes to object to the content of the Preliminary Closing Statement, then Parent shall inform Buyer on or before the last day of the Closing Statement Review Period by delivering a written notice to Buyer (a “Statement Objection”) setting forth a description of the basis of the Statement Objection and the adjustments to the amounts set forth therein that Parent believes should be made. If Parent does not deliver a Statement Objection to Buyer within the Closing Statement Review Period, the Preliminary Closing Statement will be deemed the Final Closing Statement.
(e)Dispute Resolution.
(i)Negotiation. If Parent provides Buyer with a Statement Objection prior to the expiration of the Closing Statement Review Period, then Parent and Buyer shall promptly attempt in good faith to resolve any dispute or disagreement relating to the Preliminary Closing Statement (the “Statement Dispute”).
(ii)CPA Firm Resolution. If Parent and Buyer are unable to resolve all or any portion of the Statement Dispute within thirty (30) days after the delivery of a Statement Objection, then, at any time thereafter, either Parent or Buyer may elect to have any unresolved dispute set forth in the Statement Dispute resolved by a “big four” accounting firm as to which Parent and Buyer mutually agree in writing, which agreement shall not be unreasonably withheld, conditioned or delayed (the “CPA Firm”). Parent and Buyer shall cause the CPA Firm, acting as an expert and not as an arbitrator, to determine on the basis of the standards, and in accordance with the terms expressly set forth in this Agreement, based solely on the presentations and supporting material provided by Buyer and Parent pursuant to the immediately following sentence, and only with respect to the remaining unresolved differences so submitted to the CPA Firm (and not by independent review), whether and to what extent, if any, the amounts reflected in the Preliminary Closing Statement subject to dispute as submitted to the CPA Firm require adjustment. In connection with the engagement of the CPA Firm, Parent and Buyer shall execute reasonable engagement letters and supply such other documents and information as the CPA Firm reasonably requires or as such Party reasonably deems appropriate. Parent and Buyer shall instruct the CPA Firm to use every reasonable effort to perform its services within fifteen (15) days after submission of the Statement Dispute to it and, in any case, as soon as practicable after such submission. In resolving the Statement Dispute, the CPA Firm (A) shall utilize the criteria set forth in Section 2.4(a) and (B) shall not assign a value to any item greater than the greatest value for such item claimed by Parent or Buyer, or less than the smallest value for such item claimed by Parent or Buyer, as set forth in the Statement Objection or Preliminary Closing Statement, respectively. Absent fraud or manifest error, the CPA Firm’s determination of the Statement Dispute shall be conclusive and binding upon the Parties. Until the CPA Firm makes its determination, the costs and expenses of the CPA Firm shall be borne equally by Buyer, on the one hand, and Parent, on the other hand; provided that, when the CPA Firm makes its determination, the costs and expenses of the CPA Firm shall be allocated between Parent, on the one hand, and Buyer, on the other hand, based upon the percentage that the portion of the contested amount not awarded to each Party bears to the amount actually contested by such Party. For example, if Parent claims the Net Working Capital is $1,000 greater than the amount determined by Buyer, and Buyer contests only $500 of the amount claimed by Parent, and if the CPA Firm ultimately resolves the dispute by awarding Parent $300 of the $500 contested, then the costs and expenses of arbitration will be allocated 60% (i.e., 300 ÷ 500) to Buyer and 40% (i.e., 200 ÷ 500) to Parent.

(f)Cooperation. Buyer shall not, and shall cause its Affiliates not to, take any action with respect to the accounting books, records, policies and procedures of the Company and its Subsidiaries that would obstruct or prevent the review of the Preliminary Closing Statement. Buyer shall cooperate, and shall cause the Company and its Subsidiaries to cooperate, with Parent in the review of the Preliminary Closing Statement, including (i) providing Parent and its Representatives with reasonable access during normal business hours to the books and records (including work papers, financial information, schedules, memoranda and other documents) of the Company and its Subsidiaries, (ii) making the employees of the Company and its Subsidiaries that have been involved in the preparation of the Preliminary Closing Statement reasonably available to Parent and (iii) cooperating in all reasonable respects with Parent and its Representatives, including the provision on a timely basis of all other reasonably requested information necessary or useful in connection with the review of the Preliminary Closing Statement. Any information shared with Parent or its Representatives will be subject to Section 4.1, and neither Buyer nor the

Company shall have any obligation to provide information or access to information, materials or Persons if doing so (w) would reasonably be expected to unreasonably disrupt the normal operations of Buyer, the Company or any of the Company’s Subsidiaries; (x) would, in the reasonable opinion of the Company’s legal counsel, reasonably be expected to adversely affect the ability of the Company, any of its Subsidiaries or any of its or their Affiliates to assert attorney-client or attorney work product privilege or similar privilege; (y) would, in the reasonable opinion of the Company’s legal counsel, reasonably be expected to result in a violation of any Law or Order or (z) would result in the sharing of information that the Company or Buyer reasonably believe is competitively sensitive; provided that, to the extent any information or access is withheld from Parent or its Representatives pursuant to the preceding clauses (w)-(z), Buyer shall use reasonable best efforts to provide Parent such access or make such disclosure (or as much of it as possible) in a manner that does not have such consequences.

(g)No Further Claim. After the determination of the Final Closing Statement pursuant to Section 2.4(d) or Section 2.3(d), as applicable, and, if applicable, the payment contemplated by Section 2.3(d), no Party shall have the right to make any claim against the other Parties (except with respect to Fraud) based on the preparation of the Final Closing Statement or the calculation of the Final Adjustment Amount (even if subsequent events or subsequently discovered facts would have affected the preparation of the Final Closing Statement or the calculation of the Final Adjustment Amount had such subsequent events or subsequently discovered facts been known at the time of the Closing).
(h)Withholding. Each of Buyer, Parent and the Company, each of their respective Affiliates, and any other applicable withholding agent (each, a “Withholding Agent”) shall be entitled to deduct and withhold from any amount otherwise payable pursuant to this Agreement such amounts as the applicable Withholding Agent is required to deduct and withhold under the Code, or any Tax Law, with respect to the making of such payment. Buyer shall use commercially reasonable efforts to provide Parent with reasonable notice of any withholding Buyer believes is applicable to amounts payable by (or at the direction of) Buyer hereunder (other than any withholding with respect to any payments in nature of compensation). Buyer shall use commercially reasonable efforts to cooperate with the Parent or the applicable payee to reduce or eliminate any such withholding. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding was made.
3.REPRESENTATIONS AND WARRANTIES
3.1Representations and Warranties of the Shareholders. Except as set forth in the corresponding sections of the disclosure schedule delivered by the Seller Parties to Buyer concurrently with the execution and delivery of this Agreement (the “Disclosure Schedule”), each Shareholder, severally (and not jointly nor jointly and severally), makes the following representations and warranties to Buyer as of the date hereof and as of the Closing Date (except for such representations and warranties which address matters only as of a specific date, which representations and warranties shall speak only as of such specific date):

(a)Power. Such Shareholder has all requisite power, legal right and authority to execute and deliver this Agreement and the other Transaction Documents to be executed and delivered by such Shareholder and to carry out the Transactions.
(b)Authority. The execution and delivery by such Shareholder of this Agreement and the other Transaction Documents to be executed and delivered by such Shareholder and the consummation by such Shareholder of the Transactions have been duly authorized by such Shareholder. No other corporate act on the part of such Shareholder is necessary to authorize this Agreement or the other Transaction Documents to be executed and delivered by such Shareholder or the consummation by such Shareholder of the Transactions. Assuming the due authorization, execution and delivery by the other Parties, this Agreement constitutes, and when executed and delivered, the other Transaction Documents to be executed and delivered by such Shareholder will constitute, valid and binding agreements of such Shareholder, enforceable in accordance with their respective terms, except as such may be limited by bankruptcy, insolvency, reorganization or other Laws affecting creditors’ rights generally and by general equitable principles (collectively, the “Enforceability Exceptions”).
(c)No Violation. Neither the execution and delivery by the any Shareholder of this Agreement or the other Transaction Documents to be executed and delivered by such Shareholder nor the consummation by such Shareholder of the Transactions (i) will violate any Law or Order applicable to such Shareholder, subject to compliance with Regulatory Laws applicable to the Transactions, (ii) will require such Shareholder to procure any material authorization, consent or approval by, or to effect any material filing with or material notice to, any Governmental Authority, except for (A) requirements under Regulatory Laws applicable to the Transactions and (B) requirements that become applicable solely as a result of the regulatory status of Buyer or any of its Affiliates, or (iii) will require consent of or other action by any Person under, violate or conflict with, constitute a breach or default (with or without notice or lapse of time, or both) under, result in the automatic termination or give rise to a right of termination or modification of, or accelerate the performance required by, the express terms of (x) the Organizational Documents of such Shareholder or (y) any material Contract or Permit to which such Shareholder is party, except, in the case of subclause (y) as would not reasonably be expected, individually or in the aggregate, to have the effect of preventing, materially delaying, making illegal or otherwise materially interfering with such Shareholder’s entry into, or performance of its material obligations of, any Transaction Document to which it is a party, including the consummation of the Transactions.

(d)Title. Except as set forth in the Shareholders Agreement, such Shareholder owns, beneficially and of record, and holds valid legal title to, free and clear of all Liens (other than Liens arising under securities Laws), the shares of common stock of Parent set forth across its name on Section 3.1(d) of the Disclosure Schedule, which equity interests constitute 100% of the voting interests in Parent. Prior to the Contribution, such Shareholder owned, beneficially and of record, and held valid and legal title to, all of the Shares.
(e)No Impediment. There is no Action pending or, to the actual knowledge of such Shareholder, threatened against such Shareholder that, individually or in the aggregate, would be reasonably expected to have the effect of preventing, materially delaying, making illegal or otherwise materially interfering with any of the Transactions.

(f)Fees. Such Shareholder has not paid or become obligated to pay any fee or commission to, and has not engaged or employed, any broker or finder in connection with the Transactions, and no Person with which such Shareholder or any of its Affiliates has had any dealings or communications is entitled to any brokerage commission or finder’s fee in connection with this Agreement or the Transactions (other than, in each case, indirectly pursuant to Section 2.3(c) due to the Company’s engagement of the firms described in Section 3.3(z).
3.2Representations and Warranties of Parent. Except as set forth in the corresponding sections of the Disclosure Schedule, Parent makes the following representations and warranties to Buyer as of the date hereof and as of the Closing Date (except for such representations and warranties which address matters only as of a specific date, which representations and warranties shall speak only as of such specific date):
(a)Due Organization and Power. Parent is a corporation duly organized and validly existing under the Laws of the State of Wisconsin. Parent has all requisite corporate power, legal right and authority to execute and deliver this Agreement and the other Transaction Documents to be executed and delivered by Parent and to carry out the Transactions.
(b)Authority. The execution and delivery by Parent of this Agreement and the other Transaction Documents to be executed and delivered by Parent and the consummation by Parent of the Transactions have been duly authorized by Parent. No other corporate act on the part of Parent is necessary to authorize this Agreement or the other Transaction Documents to be executed and delivered by Parent or the consummation by Parent of the Transactions. Assuming the due authorization, execution and delivery by the other Parties, this Agreement constitutes, and when executed and delivered, the other Transaction Documents to be executed and delivered by Parent will constitute, valid and binding agreements of Parent, enforceable in accordance with their respective terms, except as such may be limited by the Enforceability Exceptions.
(c)No Violation. Neither the execution and delivery by Parent of this Agreement or the other Transaction Documents to be executed and delivered by Parent nor the consummation by Parent of the Transactions (i) will violate any Law or Order applicable to Parent, subject to compliance with Regulatory Laws applicable to the Transactions, (ii) will require Parent to procure any material authorization, consent or approval by, or to effect any material filing with or material notice to, any Governmental Authority, except for (A) requirements under Regulatory Laws applicable to the Transactions and (B) requirements that become applicable solely as a result of the regulatory status of Buyer or any of its Affiliates, or (iii) will require consent of or other action by any Person under, violate or conflict with, constitute a breach or default (with or without notice or lapse of time, or both) under, result in the automatic termination or give rise to a right of termination or modification of, or accelerate the performance required by, the express terms of (x) the Organizational Documents of Parent or (y) any material Contract or material Permit to which Parent is party, except, in the case of subclause (y) as would not reasonably be expected, individually or in the aggregate, to have the effect of preventing, materially delaying, making illegal or otherwise materially interfering with Parent’s entry into, or performance of its material obligations of, any Transaction Document to which it is a party, including the consummation of the Transactions.

(d)Title. Prior to the Company Conversion, Parent owns, beneficially and of record, and holds valid legal title to, free and clear of all Liens (other than Liens arising under securities Laws), all of the Shares. After the Company Conversion, Parent will own, beneficially and of record, and will hold valid legal title to, free and clear of all Liens (other than Liens arising under securities Laws), all of the Units. Parent is wholly owned (beneficially and of record) and controlled by the Shareholders.
(e)No Impediment. There is no Action pending or, to the actual knowledge of Parent, threatened against Parent that, individually or in the aggregate, would be reasonably expected to have the effect of preventing, materially delaying, making illegal or otherwise materially interfering with any of the Transactions.
(f)Fees. Parent has not paid or become obligated to pay any fee or commission to, and has not engaged or employed, any broker or finder in connection with the Transactions, and no Person with which Parent has had any dealings or communications is entitled to any brokerage commission or finder’s fee in connection with this Agreement or the Transactions (other than, in each case, indirectly pursuant to Section 2.3(c) due to the Company’s engagement of the firms described in Section 3.3(z)).
3.3Representations and Warranties Regarding the Company. Except as set forth in the corresponding sections of the Disclosure Schedule, the Seller Parties, severally (and not jointly nor jointly and severally), make the following representations and warranties to Buyer as of the date hereof and as of the Closing Date (except for such representations and warranties which address matters only as of a specific date, which representations and warranties shall speak only as of such specific date):
(a)Due Organization and Power.
(i)Each of the Company and its Subsidiaries is an entity duly organized and validly existing under the Laws of the jurisdiction of its incorporation or organization. The Company has all requisite corporate power, legal right and authority to execute and deliver this Agreement and each other Transaction Document to be executed and delivered by the Company and to carry out the Transactions.
(ii)The Company has made available to Buyer complete and correct copies of the Organizational Documents for each of the Company and its Subsidiaries, each as amended to the date of this Agreement and each as so made available is in full force and effect. None of the Company or its Subsidiaries is in violation of any provision of such formation or governing documents, except for any violation that would not reasonably be expected to materially and adversely affect the business of the Company and its Subsidiaries taken as a whole or the ability of the Company to perform any of its material obligations under Transaction Documents to which it is a party, including the consummation of the Transactions.
(iii)Each of the Company and its Subsidiaries is duly qualified or licensed to do business as a foreign entity in each jurisdiction set forth across its name on Section 3.3(a)(iii) of the Disclosure Schedule, and each of the Company and its

Subsidiaries is duly qualified or licensed to do, and is in good standing in, each jurisdiction in which the character of the properties owned or leased by it, or the nature of the business conducted by it, makes such qualification or licensure necessary under applicable Law, except where the failure to effect or maintain such qualification or licensure would not, individually or in the aggregate, reasonably be expected to materially and adversely affect the business of the Company and its Subsidiaries or the ability of the Company to perform any of its material obligations under Transaction Documents to which it is a party, including the consummation of the Transactions.
(b)Authority
. The execution and delivery by the Company of this Agreement and each other Transaction Document to be executed and delivered by the Company and the consummation by the Company of the Transactions have been duly authorized by the Company. No other corporate act on the part of the Company is necessary to authorize this Agreement or any other Transaction Document to be executed and delivered by the Company or the consummation by the Company of the Transactions. Assuming the due authorization, execution and delivery by the other Parties, this Agreement constitutes, and when executed and delivered, the other Transaction Documents to which the Company is party will constitute, a valid and binding agreement of the Company, enforceable in accordance with its terms, except as such may be limited by the Enforceability Exceptions.
(c)No Violation. Neither the execution and delivery by the Company of this Agreement or the other Transaction Documents to be executed and delivered by the Company, nor the consummation by the Company of the Transactions (i) will violate any Law or Order applicable to the Company, subject to compliance with Regulatory Laws applicable to the Transactions, (ii) will require the Company to procure any material authorization, consent or approval by, or to effect any material filing with or material notice to, any Governmental Authority, except for (A) requirements under Regulatory Laws applicable to the Transactions and (B) requirements that become applicable solely as a result of the regulatory status of Buyer or any of its Affiliates, (iii) will require consent or other action by any Person under, violate or conflict with, constitute a breach or default (with or without notice or lapse of time, or both) under, result in the automatic termination or give rise to a right of termination or modification of, or accelerate the performance required by, the express terms of (x) the Organizational Documents of the Company or (y) any Material Contract or material Permit to which the Company is a party, except, in the case of subclause (y), as would not reasonably be expected, individually or in the aggregate, to materially and adversely affect the business of the Company and its Subsidiaries taken as a whole or the ability of the Company to enter into or perform any of its material obligations under the Transaction Documents to which it is a party, including the consummation of the Transactions, or (iv) will result in the creation of any Lien (other than Permitted Liens) upon any of the material assets of the Company and its Subsidiaries under any Material Contract.

(d)Capitalization.
(i)As of the date hereof and until the consummation of the Company Conversion: (A) the authorized capital stock of the Company consists entirely of 36,010 shares of Class A Common Stock, with a par value of $3.00 per share, and 312,827 shares of Class B Common Stock, with a par value of $3.00 per share; (B) no shares of capital stock of the Company are issued or outstanding except for 36,010 shares of Class

A Common Stock and 312,827 shares of Class B Common Stock; and (C) all Shares are validly issued, fully paid, nonassessable and free and clear of all Liens (other than Liens arising under applicable securities Laws). All such shares were validly issued in material compliance with Laws. No such shares were issued in material violation of any Contract to which the Company or any of its Subsidiaries is a party or is in violation of any preemptive or similar rights of any Person.
(ii)Upon the consummation of the Company Conversion, the Units will constitute all the membership interests of the Company and all outstanding Units will be owned by Parent.
(iii)The Company (A) has not issued securities convertible into or exchangeable for any capital stock of the Company, (B) has not issued options, warrants or other rights to purchase or subscribe to any capital stock or other equity securities of the Company or securities that are convertible into or exchangeable for any capital stock or any other equity securities of the Company, (C) is not party to any Contract relating to the issuance, sale or transfer of any capital stock or other equity securities of the Company, any such convertible or exchangeable securities or any such options, warrants or other rights (other than this Agreement) and (D) has not issued any equity appreciation rights, profit participation rights, phantom equity rights or any other equity-based interest in the Company or similar rights with respect to any capital stock of the Company. There are no restrictions upon, or voting trusts, proxies or other Contracts of any kind with respect to, the voting, purchase, redemption, acquisition or transfer of, or the declaration or payment of any distribution on, any Units, other than those arising under applicable Law or this Agreement.
(e)Subsidiaries
. Section 3.3(e) of the Disclosure Schedule sets forth a list of each Subsidiary of the Company, the names of all holders of capital stock or limited liability company interests (as applicable) of each such Subsidiary and the amount of capital stock or limited liability company interests (as applicable) owned by each such equityholder. All of the outstanding capital stock or limited liability company interests (as applicable) of each Subsidiary of the Company are validly issued in material compliance with Laws and not in material violation of any Contract, and are fully paid and nonassessable and free and clear of all Liens (other than Liens arising under applicable securities Laws). No Subsidiary of the Company (i) has issued securities convertible into or exchangeable for any capital stock or limited liability company interests (as applicable) of such Subsidiary, (ii) has issued options, warrants or other rights to purchase or subscribe to any capital stock or limited liability company interests (as applicable) of such Subsidiary or securities that are convertible into or exchangeable for any capital stock or limited liability company interests (as applicable) of such Subsidiary, (iii) is party to any Contract relating to the issuance, sale, redemption or transfer of any capital stock or limited liability company interests (as applicable) of such Subsidiary, any such convertible or exchangeable securities or any such options, warrants or other rights (other than this Agreement) or (iv) has issued any equity appreciation rights, profit participation rights, phantom equity rights or other equity-based interest or similar rights with respect to any capital stock or limited liability company interests (as applicable) of such Subsidiary. There are no restrictions upon, or voting trusts, proxies or other Contracts of any kind with respect to, the voting, purchase, redemption, acquisition or transfer of, or the declaration or payment of any distribution on, any such capital stock, limited liability company interests or other equity interests, other than those arising under applicable Law or this Agreement. Except as set forth on Section 3.3(e) of the Disclosure Schedule, none of the Company or its Subsidiaries directly or indirectly owns any equity security in, or any security convertible into or exchangeable or exercisable for, at any time, any equity security in, any Person.

(f)Financial Statements. Section 3.3(f) of the Disclosure Schedule contains (i) an unaudited consolidated balance sheet of the Company and its Subsidiaries as of June 30, 2023 (the “Recent Balance Sheet”) and an unaudited consolidated income statement of the Company and its Subsidiaries for the six (6) months then ended (together, the “Unaudited Financial Statements”) and (ii) an audited consolidated balance sheet of the Company and its Subsidiaries as of December 31, 2022 and December 31, 2021 and an audited consolidated income statement of the Company and its Subsidiaries for each such fiscal year then ended (the “Audited Financial Statements” and collectively with the Unaudited Financial Statements, the “Financial Statements”). Except as set forth in the notes thereto and subject to, in the case of the Unaudited Financial Statements, year-end adjustments (none of which adjustments or purchase accounting presentations are, individually or in the aggregate, material in nature or amount) and the absence of footnote disclosure (which, if presented, would not differ materially from those presented in the Audited Financial Statements), the Financial Statements were prepared in accordance with GAAP, as in effect on the date of the Financial Statements and applied on a consistent basis through the periods covered thereby, and fairly present, in all material respects, the consolidated financial condition and results of operations of the Company and its Subsidiaries as of the dates thereof and for the periods covered thereby. Since the date of the Recent Balance Sheet, the Company has maintained financial statement accounts in accordance with GAAP that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of assets of the Company and its Subsidiaries.
(g)Undisclosed Liabilities. None of the Company or any of its Subsidiaries has any Liabilities of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise except those Liabilities (a) that are specifically reflected and adequately reserved against in the Recent Balance Sheet, (b) incurred in the Ordinary Course since the date of the Recent Balance Sheet (none of which relates to any breach of Contract, breach of warranty, tort, infringement, misappropriation or alleged violation of Law), (c) that would not, individually or in the aggregate, reasonably be likely to be material to the Company or its Subsidiaries taken as a whole, (d) incurred in connection with the Transactions (other than Taxes) or (e) relate to the executory portions of Contracts, Permits or Benefit Plans.
(h)Tax Matters
.
(i)All income and other material Tax Returns required to be filed by or with respect to the Company and each of its Subsidiaries have been duly and timely filed with the appropriate Governmental Authority. All such Tax Returns are true, complete and accurate in all material respects. All income and other material Taxes due and payable with respect to the Company and each of its Subsidiaries (whether or not shown on any Tax Returns) have been timely paid.

(ii)No deficiencies for Taxes with respect to the Company or any of its Subsidiaries have been claimed, proposed or assessed by any Governmental Authority that remain outstanding. No federal, state, local or foreign Tax audits or other administrative or judicial proceedings are presently pending or, to the Company’s knowledge, threatened in writing with respect to any Taxes of the Company or any of its Subsidiaries, and neither the Company nor any of its Subsidiaries has received written notice of any such audit or other proceeding.
(iii)The Company and each of its Subsidiaries has timely deducted and withheld and timely paid all material amounts of Taxes required to have been deducted or withheld and paid by it in connection with amounts paid or owing to any current or former service provider, partner, independent contractor, creditor, stockholder, member, Affiliate, customer, supplier or other Person.
(iv)There are no outstanding agreements with any Governmental Authority extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection or assessment or reassessment of, Taxes due from the Company or its Subsidiaries for any taxable period and no request for any such waiver or extension is currently pending (other than extensions to file Taxes granted pursuant to an automatic extension consistent with the past practices of the Company or its Subsidiaries). Neither Parent nor the Company, nor any of its Subsidiaries, has granted to any Person any power of attorney with respect to any Tax matter relating to the Company or any of its Subsidiaries.
(v)Neither the Company nor any of its Subsidiaries is party to or bound by any Tax allocation, indemnification or sharing agreement, other than pursuant to customary commercial Contracts entered into in the Ordinary Course, the principal subject matter of which is not Taxes.
(vi)No claim has ever been made by a Governmental Authority in a jurisdiction in which the Company or any of its Subsidiaries does not file a Tax Return that any such Person is or may be subject to taxation by that jurisdiction.
(vii)The unpaid Taxes of the Company and each of its Subsidiaries did not, as of the date of the Recent Balance Sheet, exceed the reserve for Tax Liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Recent Balance Sheet (rather than in any notes thereto). Since the date of the Recent Balance Sheet, (x) neither the Company nor any of its Subsidiaries has incurred any Liability for Taxes outside the Ordinary Course and (y) the Company and each of its Subsidiaries has accrued Taxes in a manner consistent with past practice.
(viii)Neither the Company nor any of its Subsidiaries has received or applied for a Tax ruling or entered into a closing agreement pursuant to Section 7121 of the Code (or any predecessor provision or any similar provision of state, local or foreign Law), in either case that would be binding upon the Company or any of its Subsidiaries after the Closing Date.

(ix)There are no Liens for Taxes upon any property or asset of the Company or its Subsidiaries other than Permitted Liens.
(x)Neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any period (or any portion thereof) ending after the Closing Date as a result of (i) any installment sale or other transaction prior to the Closing, (ii) the use of an incorrect method of accounting prior to the Closing, (iii) any accounting method change or agreement with any Governmental Authority filed or made prior to the Closing, (iv) any prepaid amount received prior to the Closing, (v) any closing agreement or other agreement with a Governmental Authority prior to the Closing.
(xi)Neither the Company nor any of its Subsidiaries is or has been during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.
(xii)Each Conversion Sub has been, at all times during its existence and prior to the completion of the Subsidiary Conversions, treated, properly qualified and classified as a “qualified subchapter S subsidiary” within the meaning of Section 1361(b)(3)(B) of the Code, pursuant to an election made by Parent under Section 1361(b)(3)(B)(ii) of the Code and under all corresponding provisions of applicable state and local Tax Law. From the respective effective dates of the Subsidiary Conversions until the Closing Date, each Conversion Sub has been treated, properly qualified, and classified as disregarded as an entity separate from its owner as provided in Treasury Regulation Section 301.7701-3(b)(1)(ii). The Subsidiary Conversions have been completed in a manner consistent with the Intended Tax Treatment and in accordance with applicable Law and the applicable Conversion Documents, and the applicable Conversion Documents have been delivered to, and approved by, Buyer in advance of the Subsidiary Conversions. The IRS has not challenged the status of any Conversion Sub as a “qualified subchapter S subsidiary” for federal income Tax purposes under the Code.
(xiii)From the effective date of the Reorganization through the Closing Date, Parent has been at all times a validly electing “S corporation” within the meaning of Sections 1361 and 1362 of the Code and under all corresponding provisions of applicable state and local Tax Law for jurisdictions in which the Company or its Subsidiaries have filed Tax Returns. From January 1, 1998 until the effective date of the Reorganization, the Company has been at all times a validly electing “S corporation” within the meaning of Sections 1361 and 1362 of the Code. From the effective date of the Reorganization until the effective date of the Company Conversion, the Company was treated, properly qualified and classified as a “qualified subchapter S subsidiary” within the meaning of Section 1361(b)(3)(B) of the Code, pursuant to an election made by Parent under Section 1361(b)(3)(B)(ii) of the Code. From the effective date of the Company Conversion until the Closing Date, the Company has been treated, properly qualified, and classified as disregarded as an entity separate from its owner as provided in Treasury Regulation Section 301.7701-3(b)(1)(ii). The F Reorg has been completed in a manner consistent with the Intended Tax Treatment and in accordance with applicable Law, the F

Reorg Documents and Conversion Documents, as applicable, and the F Reorg Documents or Conversion Documents (including the LLC Agreement), as applicable, have been delivered to, and approved by, Buyer in advance of the F Reorg (including the Company Conversion). The IRS has not challenged the status of Parent or the Company as an S corporation for federal income Tax purposes under the Code.
(xiv)Bradley Export LTD. has made a valid election under Sections 992(a)(1)(D) and 992(b)(1) of the Code and has met and maintained the annual requirements under Section 992(a)(1) of the Code and the Treasury Regulations promulgated thereunder to qualify and retain its status as a “DISC” within the meaning of Section 992 of the Code (and corresponding provisions of state and local Law) in all jurisdictions that recognize DISC status since its formation and such election is currently effective. No Governmental Authority has ever challenged such election or Bradley Export LTD.’s qualification as a DISC. As of Closing, Bradley Export LTD will have no undistributed income, earnings, profits or “accumulated DISC income” as such term is defined in Treasury Regulation Section 1.995-1(a)(4).
(xv)The U.S. federal income Tax entity classification of each of the Company’s Subsidiaries (i) is as of the date hereof as set forth on Section 3.3(h)(xv)(i) of the Disclosure Schedule and (ii) will be as of the Closing as set forth on Section 3.3(h)(xv)(ii) of the Disclosure Schedule. No elections under Section 301.7701-3(c) of the Treasury Regulations have been made by or with respect to any of the Company’s Subsidiaries. Neither Parent nor the Company or any of the Company’s Subsidiaries is or has been a partner for Tax purposes with respect to any joint venture, partnership, or other arrangement or contract which is treated as a partnership for Tax purposes.
(xvi)Bradley IP, LLC is and has been since the date of its formation, classified as disregarded as an entity separate from its owner for U.S. federal income Tax purposes and all applicable corresponding state and local Tax purposes.
(xvii)Neither Parent nor the Company has any Liability for Taxes under Section 1374 of the Code, nor any asset that would be subject to Tax under Section 1374 of the Code upon disposition.
(xviii)None of Parent, the Company, or any of the Company’s Subsidiaries has been a member of an affiliated group of corporations that filed a consolidated federal income Tax Return (other than a group the common parent of which was Parent or the Company) for which the statute of limitations does not bar assessment of Tax. No affiliated group of corporations of which Parent, the Company or any of its Subsidiaries has been a member has discontinued filing consolidated federal income Tax Returns during the five-year period preceding the Closing Date. Neither Parent, the Company nor any of its Subsidiaries has current Liability for Taxes of any other Person under Treasury Regulation Section 1.1502-6 or any similar provision of state, local or foreign Law, or as a successor or transferee, by Contract, excluding customary commercial Contracts entered into in the ordinary course of business, the primary purpose of which is not related to Taxes.

(xix)None of Parent, the Company or any of the Company’s Subsidiaries (A) has applied for any Tax ruling, (B) has been a “distributing corporation” or “controlled corporation” (within the meaning of Section 355 of the Code) with respect to a transaction that was purported or intended to be governed in whole or in part by Section 355 of the Code or (C) is participating or has participated in a “listed transaction” within the meaning of Section 6707A(c) of the Code and Treasury Regulation Section 1.6011-4.
(xx)Neither Parent nor the Company or its Subsidiaries has taken any action, or knows of any fact, agreement, plan or other circumstance, that would reasonably be expected to prevent or impede any of the Subsidiary Conversions or the F Reorg from qualifying for the Intended Tax Treatment.
(i)Accounts Receivable
. All accounts receivable reflected on the Recent Balance Sheet, and all accounts receivable of the Company and its Subsidiaries that have arisen since the date of the Recent Balance Sheet, (i) arose out of arms’ length transactions regarding bona fide obligations arising from sales actually made or services actually performed in the Ordinary Course, (ii) to the Knowledge of the Company, are the valid and legally binding obligations of the Persons obligated to pay such amounts and (iii) as of the date of this Agreement, are not subject to any written dispute, defense or counterclaim and are not subject to rights of setoff and are collectible in the Ordinary Course without resort to litigation (except for amounts reflected by reserves for doubtful accounts calculated consistent with past practice in the preparation of the Financial Statements).
(j)Inventory. All Inventory reflected on the Recent Balance Sheet, (i) is valued at the lower of cost or market using the last-in, first out method consistent with the normal valuation policy of the Company, consistently applied and in accordance with GAAP and (ii) consists of a quality and quantity commercially usable and salable in the Ordinary Course, except for slow-moving, damaged, defective or obsolete items (all of which have been written down to net realizable value or for which adequate reserves have been provided). All Inventory purchased since the date of the Recent Balance Sheet consists of a quality and quantity usable and salable in the Ordinary Course. All Inventory is located at, or is in transit to or from, the Real Property. The present quantities of all Inventories are reasonable in the present circumstances of the Company’s and its Subsidiaries’ business.
(k)Absence of Certain Changes. From the date of the Recent Balance Sheet until the date of this Agreement, the Company and its Subsidiaries have operated their respective businesses in the Ordinary Course in all material respects and there has not been any event, occurrence or development that (i) has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or (ii) if taken after the date of this Agreement, would constitute a breach of the covenants set forth in Sections 4.2(b)(i), 4.2(b)(iv), 4.2(b)(v), 4.2(b)(vii), 4.2(b)(ix), 4.2(b)(xiii), 4.2(b)(xiv), 4.2(b)(xvii), 4.2(b)(xviii) and 4.2(b)(xx).

(l)Litigation and Orders. There is no, and since the Lookback Date, there has not been any, (i) material Action pending or, to the Knowledge of the Company, threatened against the Company, any of its Subsidiaries or any of their respective directors, managers, officers, partners or current or former employees (in each case, in such capacity) or (ii) material Order outstanding against the Company, any of its Subsidiaries or any of their respective directors, managers, officers, partners or current or former employees (in each case, in such capacity). No pending Action has been brought by the Company or any of its Subsidiaries or, to the Knowledge of the Company, by any other Person against any current or former director, officer or employee of the Company or any of its Subsidiaries relating to non-compete, confidentiality or non-solicit provisions of any employment Contract or allegations of sexual misconduct.

(m)Permits. The Company and its Subsidiaries have all material Permits required for the conduct of their respective businesses as conducted on the date of this Agreement. Section 3.3(m) of the Disclosure Schedule lists all current Permits issued to the Company and its Subsidiaries. All such Permits are in full force and effect, and no revocation, suspension, restriction, non-renewal (for cause), cancellation or adverse modification of any such Permit has been threatened in writing or, to the Knowledge of the Company, is pending. Except for past violations for which the Company and its Subsidiaries are not subject to any current Liability and cannot become subject to any future Liability, the Company and its Subsidiaries are and have been in compliance with such Permits in all material respects.
(n)Laws and Orders.
(i)Since the Lookback Date, the Company and its Subsidiaries are and have been in compliance with applicable Laws and Orders, except as would not reasonably be expected, individually or in the aggregate, to be material to the Company and its Subsidiaries taken as a whole. Since the Lookback Date until the date of this Agreement, the Company and its Subsidiaries have not received written notice of any violation of applicable Laws or Orders from any third party, except as would not reasonably be expected, individually or in the aggregate, to be material to the Company and its Subsidiaries taken as a whole. All reports required to be filed by or on behalf of the Company and its Subsidiaries with any Governmental Authority have been filed and, when filed, were correct and complete in all material respects.
(ii)Neither the Company nor any of its Subsidiaries, directors, officers, or employees, nor, to the Knowledge of the Company, any third party or other Representative or Person acting on behalf of the Company or any of the Company’s Subsidiaries, has, directly or indirectly, (A) used any corporate or other funds for unlawful gifts, entertainment or donations, (B) established or maintained any unlawful or unrecorded funds, (C) unlawfully offered or given (or unlawfully promised or authorized the offering or giving of) anything of value or any payment to a Government Official or any other Person while knowing or having reason to know that all or a portion of such money or item of value may be offered, given or promised, directly or indirectly, to any Government Official for the purpose of influencing any action or decision of such Person, including a decision to fail to perform such Person’s official function, or to influence any act or decision of such Governmental Authority, in each case to assist the Company in obtaining or retaining business, or directing business to any Person, (D) accepted or received any unlawful contributions, payments, gifts or expenditures, (E) made, or agreed to be made, to any customer, supplier, Government Official, or any actual or purported agent of any of the foregoing, any gift or similar benefit which would constitute a violation of any Anti-Corruption Law, or (F) otherwise violated, or taken any act in furtherance of a violation of, any provision of any Anti-Corruption Law.

(iii)As of the date hereof, to the Knowledge of the Company, there is no Governmental Authority investigating or that has conducted or initiated or threatened any investigation of the Company or any of its Subsidiaries or any of their respective Representatives in connection with an alleged or possible violation of any Anti-Corruption Laws.
(iv)Neither the Company nor any of its Subsidiaries has submitted any voluntary or involuntary disclosure to any Governmental Authority in connection with an alleged or possible violation of any Anti-Corruption Laws.
(o)Environmental Matters
.
(i)The Company and each of its Subsidiaries is, and since the Lookback Date has been, in compliance in all material respects with all Environmental Laws, including obtaining, maintaining and complying with all licenses, permits, approvals, certificates, authorizations or consents required pursuant to Environmental Laws.
(ii)Neither the Company nor any of its Subsidiaries has Released, disposed of, or arranged for the disposal of any Hazardous Substances at any location and, to the Knowledge of the Company, no Hazardous Substances have been produced, sold, used, stored, transported, handled, Released, discharged or disposed of by any Person at, in, on, under or from, or are otherwise present at, any of the Real Property, in all such cases in a quantity or condition that requires material investigation, remediation or monitoring pursuant to Environmental Law or would reasonably be expected to result in a material Liability of the Company or any of its Subsidiaries pursuant to any Environmental Law.
(iii)Neither the Company nor any of its Subsidiaries has received any written or, to the Knowledge of the Company, oral notice from any Governmental Authority or other third party with respect to its business or the Real Property regarding compliance with or Liability under Environmental Law that would reasonably be expected to result in a material Liability of the Company or any of its Subsidiaries pursuant to any Environmental Law.
(iv)Neither the Company nor any of its Subsidiaries is subject to any material outstanding Order regarding the Company or any of its Subsidiaries or any asset or property of the Company or any of its Subsidiaries pursuant to any Environmental Law.
(v)Neither the Company nor any of its Subsidiaries has assumed by contract or operation of Law any material Liability of any other Person pursuant to Environmental Law.
(vi)The Company has made available to Buyer correct and complete copies of all material environmental reports, audits, assessments or similar evaluations in the possession or control of the Company or any of its Subsidiaries with respect to the environmental condition of the Real Property or the Company’s or any of its

Subsidiaries’ Liability pursuant to Environmental Law, except as would reasonably be expected to adversely affect the ability of the Company or its Subsidiaries to assert attorney-client or attorney work product privilege or a similar privilege.
(p)Assets
.
(i)Title. Each of the Company and its Subsidiaries has legal title to all of the material assets owned by it, including all owned assets reflected in the Recent Balance Sheet (except for assets sold or consumed since the date of the Recent Balance Sheet in the Ordinary Course). Such owned assets are held free and clear of all Liens other than Permitted Liens.
(ii)Condition. All buildings, plants and structures, building systems, fixtures, improvements, facilities as well as all material items of tangible personal property, owned by the Company and its Subsidiaries or located on the Owned Real Property, is in good working condition and repair and is sufficient to permit the use of such property as used in their respective businesses as conducted on the date of this Agreement (ordinary maintenance, wear and tear excepted).
(iii)Condemnation. Neither the whole nor any portion of the assets or the Real Property of the Company and its Subsidiaries is subject to any Order to be sold or is being condemned, expropriated or otherwise taken by any Governmental Authority with or without payment of compensation therefor, and to the Knowledge of the Company, no such condemnation, expropriation or taking has been planned, scheduled or proposed and neither the Company nor its Subsidiaries has received any written notice thereof.
(q)Real Property.
(i)Section 3.3(q)(i) of the Disclosure Schedule sets forth a true, correct and complete list of all leases, subleases or occupancy agreements pursuant to which the Company or any of its Subsidiaries is a tenant, subtenant, or otherwise occupies such Leased Real Property (individually and collectively “Real Property Lease”) and the parties to such agreement. The Company or its Subsidiaries has provided a true and complete copy of each such Real Property Lease. Each Real Property Lease is in full force and effect and constitutes a legal, valid and binding obligation on the Company or its Subsidiary which is a party to it, enforceable in accordance with its terms, subject only to the Enforceability Exceptions. The Company and each of its Subsidiaries has a valid leasehold estate in all Leased Real Property, free and clear of all Liens, other than Permitted Liens. The Company and each of its Subsidiaries has good and valid leasehold title to all of its Leased Real Property pursuant to leases with third parties. The Company and each of its Subsidiaries and, to the Knowledge of the Company, any other party to each Real Property Lease is in compliance with all terms and conditions of such Real Property Lease, and neither the Company or its Subsidiaries have received any notice of default thereunder which is outstanding and remains uncured beyond any applicable period of cure nor, to the Knowledge of the Company, does there exist any default, or event or circumstance that, with notice or lapse of time, or both, would constitute a default or permit the termination, modification or acceleration of rent under such Real Property Lease by the party that is the lessee or lessor of such Leased Real Property.
(ii)Section 3.3(q)(ii) of the Disclosure Schedule sets forth a true, correct and complete list of all of the real property that is owned by the Company or its Subsidiaries (the “Owned Real Property”) and for each parcel of Owned Real Property (i) its street address and (ii) the Company or its Subsidiary that owns the parcel. The Company and each of its Subsidiaries has good and marketable fee simple title to all of its Owned Real Property, free and clear of all Liens other than Permitted Liens. Except as set forth on Section 3.3(q)(ii) of the Disclosure Schedule, the Company and each of its Subsidiaries have not leased, licensed or otherwise granted to any person the right to use or occupy any Owned Real Property or Leased Real Property or any portion thereof. There are no outstanding options, rights of first offer or rights of first refusal to purchase any Owned Real Property or any portion thereof or interest therein and neither the Company nor its Subsidiaries is a party to any agreement or option to purchase any real property or interest therein.
(iii)Since the Lookback Date, no public improvements have been commenced and the Company and its Subsidiaries have not received written notice that any public improvements are planned that will result in special assessments against or otherwise adversely affect any Owned Real Property or Leased Real Property. To the extent required by applicable Law, there are currently in full force and effect certificates of occupancy permitting the Owned Real Property to be used and occupied as the same are currently constituted. The Owned Real Property and Leased Real Property comprise all of the real property used or intended to be used in, or otherwise related to, the business of the Company and each of its Subsidiaries. The ownership or lease or occupancy (as applicable) of the Owned Real Property and Leased Real Property by the Company and its Subsidiaries and the use thereof for the purposes for which it is currently being used by the Company and its Subsidiaries does not violate any applicable Laws.
(r)Insurance
. Section 3.3(r) of the Disclosure Schedule sets forth a list of all insurance policies pursuant to which the Company and/or any of its Subsidiaries is a named insured for which premiums were paid directly by the Company or a Subsidiary of the Company at any time during the period commencing on July 1, 2022 through the date of this Agreement, other than policies that fund any Benefit Plan (the “Company Insurance Policies”). As of the date of this Agreement, neither the Company nor any of its Subsidiaries has received written notice of cancellation or termination of, premium increase with respect to, or alteration of coverage under, any Company Insurance Policy. The Company and its Subsidiaries have timely paid all premiums due under each Company Insurance Policy. As of the date of this Agreement, there is no claim pending under any Company Insurance Policy as to which the Company has received written notice that coverage has been questioned, denied or disputed by the underwriters of such policy, other than customary reservation of rights provisions. None of the Company or any of its Subsidiaries is in default under any provision contained in any Company Insurance Policy. The Company Insurance Policies are of the type and in the amounts customarily carried by Persons conducting a business similar to the Company and its Subsidiaries and are sufficient for compliance with all applicable Laws and Contracts to which the Company and its Subsidiaries are a party or by which they are bound, except as would not reasonably be likely to be material to the Company and its Subsidiaries taken as a whole.

(s)Material Contracts. Section 3.3(s) of the Disclosure Schedule sets forth a list of each of the following types of Contracts to which the Company or any of its Subsidiaries is a party as of the date of this Agreement (each, a “Material Contract”):
(i)any Real Property Lease;
(ii)any Contract involving the current or future lease of personal property by the Company or any of its Subsidiaries that provides for rent payable by the Company or any of its Subsidiaries in an annual period in excess of $50,000 as of the date of this Agreement;
(iii)any Contract with a customer or distributor involving the sale of goods by the Company or any of its Subsidiaries that provides for a price, fee or similar consideration payable to the Company or any of its Subsidiaries in an annual period in excess of $50,000 as of the date of this Agreement, excluding purchase orders and related releases occurring in the Ordinary Course;
(iv)any Contract with a supplier, vendor or service provider (A) involving the purchase of goods or services by the Company or any of its Subsidiaries that provides for a price, fee or similar consideration payable by the Company or any of its Subsidiaries in an annual period in excess of $50,000 as of the date of this Agreement, excluding purchase orders and related releases occurring in the Ordinary Course or (B) is the only source or supplier of such product, raw material or service;
(v)any Contract evidencing outstanding Indebtedness;
(vi)any collective bargaining agreement, works council agreement, or similar labor agreement with any Union (a “Collective Bargaining Agreement”);
(vii)any Contract for the employment that provides for annual base compensation in excess of $150,000, excluding Contracts that are terminable at will by the Company or applicable Subsidiary without liability for any severance or similar payment;
(viii)any Contract with any current or former employee, director, individual independent contractor or other non-employee service provider that provides for change in control, retention, transaction or severance payments or benefits or other similar payments or benefits, whether or not payable as a result of the consummation of the Transaction;
(ix)any joint venture, partnership or similar Contract;

(x)any Contract containing (A) a non-competition covenant that materially restricts the business activity of the Company or any of its Subsidiaries with respect to their respective businesses as conducted on the date of this Agreement or (B) exclusivity obligations or restrictions binding on the Company or its Subsidiaries in any material respect;
(xi)any Contract that (A) obligates the Company or its Subsidiaries to purchase or otherwise obtain any product or service exclusively from a single party or sell or distribute any product or service exclusively to or through a single party, (B) contains “most favored nation” or equivalent preferential pricing terms or (C) contains minimum purchase requirements;
(xii)any Contract that provides for any merger or business combination with respect to the Company or any of its Subsidiaries or the acquisition or disposition of any business, a material amount of stock or assets of any other Person or any real property (whether by merger, sale of stock, sale of assets or otherwise), in each case that (A) was entered into by any of the Company or its Subsidiaries in the last five (5) years or (B) that contains any ongoing or future contingent or deferred purchase price obligations, earn-out obligations, material restrictive covenant obligations or material indemnification obligations (other than indemnification obligations with respect to fraud or “fundamental” representations);
(xiii)any Contract with any Governmental Authority (including any subcontract for which the primary contract is with a Governmental Authority) to which the Company or any of its Subsidiaries is a party;
(xiv)any Contract involving any resolution or settlement of an actual or threatened Action or other dispute related to the Company or its Subsidiaries, including any consent decree, settlement agreement or similar agreement, in each case that (A) was in an amount in excess of $50,000 and was entered into by the Company or its Subsidiaries in the last five (5) years or (B) that contains any ongoing or monetary obligations of the Company or its Subsidiaries, in each case;
(xv)any Contract requiring capital expenditures after the date hereof in excess of $100,000;
(xvi)any Contract with a Material Customer or Material Supplier;
(xvii)any Contract constituting a Related Party Transaction;
(xviii)other than for commercially available unmodified software licensed to the Company on standard terms in the Ordinary Course, any Contract pursuant to which any Person grants to the Company or any of its Subsidiaries, or the Company or any of its Subsidiaries grants to any Person, a license, sublicense, agreement or other permission to use or enforce any Intellectual Property, or pursuant to which any Intellectual Property was developed or acquired, that is (A) material to the Company or any of its Subsidiaries or (B) involves one-time or annual payments to or from the Company or any of its Subsidiaries in the amount of $100,000 or greater;

(xix)any Contract with a sales representative that materially deviates from the form agreement attached as Exhibit 3.3(s)(xix);  and
(xx)any Contract to agree to do any of the foregoing.

Each Material Contract is in full force and effect and is enforceable against the Company or a Subsidiary of the Company (as applicable) and, to the Knowledge of the Company, the other party or parties thereto in accordance with its terms, except as such may be limited by the Enforceability Exceptions. The Company or a Subsidiary of the Company (as applicable) and, to the Knowledge of the Company, each other party thereto are in compliance, in all material respects, with all material terms of, and are not in material default with respect to, each Material Contract. The Company has made available to Buyer a true, correct and complete copy of each Material Contract, together with all material amendments thereto. Since the Lookback Date, none of the Company or its Subsidiaries has received written notice of any default, breach or violation under any Material Contract.

(t)Labor and Employment.
(i)The Company has provided a complete and accurate list of all of all Business Employees as of the date hereof, by (A) primary work location, (B) the entity that employs them, (C) job title, (D) status as full-time or part-time, (E) status as exempt or non-exempt under applicable wage and hour Laws, (F) whether paid on an hourly or salary basis, (G) the amount of their hourly or base salary, (H) if eligible for commissions, incentive pay or other non-discretionary compensation, and (I) Union representative, if applicable. Except as set forth on Section 3.3(t)(i) of the Disclosure Schedule, (A) the Company does not engage any individuals or sole proprietors on an independent contractor basis by the Company or any of its Subsidiaries and (B) neither the Company nor any of its Subsidiaries engages or has engaged employees or similar non-employee service providers outside of the United States.
(ii)Except as set forth on Section 3.3(t)(ii) of the Disclosure Schedule, (A) neither the Company nor any of its Subsidiaries is or has been party to, bound by, or negotiating any Collective Bargaining Agreement, and no Business Employees are represented by any Union, (B) there are no material unfair labor practice complaints pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries before the National Labor Relations Board or similar state labor relations authority, and (C) there are no work slowdowns, lockouts, stoppages, material grievances, walkouts, picketing, strikes or material grievances pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries. To the Knowledge of the Company, as of the date of this Agreement and since the Lookback Date, no Union organizing campaign is or has been in progress with respect to any current or former Business Employees, and no Union has filed a petition to be certified, or made a demand for recognition as the bargaining unit representation of any Business Employee. Neither the Company nor any of its Subsidiaries are required to notify, obtain the consent of, or otherwise consult or bargain with, any Union as result of this Agreement.

(iii)Neither the Company nor any of its Subsidiaries has taken any action that would constitute a “mass layoff” or “plant closing” within the meaning of the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar state or local Law, since the Lookback Date. As of the date hereof, no Business Employees are involuntarily on temporary layoff or working hours that have been reduced by fifty percent (50%) or more.
(iv)The Company and its Subsidiaries are and have been since the Lookback Date in material compliance with all applicable Laws regarding labor, employment and employment practices, including all Laws respecting terms and conditions of employment of current, former, and prospective Business Employees, hiring, background checks, health and safety, wages and hours, overtime, pay equity, worker classification, immigration, authorization to work, employment discrimination, harassment, retaliation, notices, privacy, record retention, whistleblowing, disability rights or benefits, equal opportunity, plant closures and layoffs, affirmative action, workers’ compensation, terminations, collective bargaining, fair labor standards, personal rights, labor relations, family and medical leave and other leaves of absence, sick time, or any other labor and employment-related matters (collectively, the “Employment Laws”).
(v)Except as disclosed on Section 3.3(t)(v) of the Disclosure Schedule, there are no Actions pending, or to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries concerning compliance with any Employment Laws. Since the Lookback Date, the Company has investigated all allegations of sexual harassment or discriminatory harassment of which they are or were aware and have taken all reasonable and necessary corrective actions with respect to such allegations. No such allegation of sexual or discriminatory harassment would reasonably be expected to result in any material loss to the Company or any of its Subsidiaries and no such allegations have been made, that if known to the public, would reasonably be expected to bring the Company or any of its Subsidiaries into material disrepute.
(u)Employee Benefit Plans
.
(i)Benefit Plans. Section 3.3(u)(i) of the Disclosure Schedule sets forth a list of all “employee benefit plans,” as defined in Section 3(3) of ERISA (whether or not subject thereto), and each other material employment, termination, individual consulting, deferred compensation, pension, profit-sharing, retirement, incentive, equity or equity-based incentive, fringe benefit, vacation, severance, health, welfare benefit or other plan, program, policy, agreement or arrangement providing compensation or benefits to or for the benefit of current or former employees, directors, individual independent contractors or other non-employee service providers that are sponsored or maintained by the Company or any of its Subsidiaries, or in which the Company or any of its Subsidiaries participates or is obligated to contribute, or for which the Company, any of its Subsidiaries or any ERISA Affiliate has any liability (collectively, without regard to any materiality qualifier in the foregoing, the “Benefit Plans”); provided, however, that Section 3.3(u)(i) of the Disclosure Schedule does not include Benefit Plans that are maintained solely by a Governmental Authority.

(ii)Documentation. With respect to each material Benefit Plan, to the extent applicable, the Company has made available to Buyer a copy of (A) the plan document or other governing Contract and all amendments thereto, (B) the most recently distributed summary plan description and any summary of material modifications thereto, (C) each trust or other funding Contract and all amendments thereto, (D) the annual report (Form 5500 series) with financial statements and attachments thereto for each of the three (3) most recent plan years, (E) the most recent IRS determination or opinion letter, (F) any material, non-routine correspondence with a Governmental Authority during the past three years and (G) written results of all required compliance testing for each of the three (3) most recent plan years.
(iii)Multiemployer, Multiple Employer and Other Plans. Neither the Company, any of its Subsidiaries or any ERISA Affiliate has at any time within the last six (6) years sponsored, maintained, contributed to or been required to contribute to, or had any liability in respect of, an employee benefit plan that is or was at any relevant time, and no Benefit Plan is: (A) a “multiemployer plan,” as defined in Section (3)(37) of ERISA, (B) a “multiple employer plan,” as described in Section 413 of the Code or (C) a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA. Except with respect to any Benefit Plan that is set forth on Section 3.3(u)(iii) of the Disclosure Schedule (each such plan, a “Company Pension Plan”), neither the Company, any of its Subsidiaries or any ERISA Affiliate has at any time within the last six (6) years sponsored, maintained, contributed to or been required to contribute to, or had any liability in respect of, an employee benefit plan that is or was at any relevant time, and no Benefit Plan is subject to Title IV of ERISA or Section 412 of the Code. With respect to each Company Pension Plan, (I) no liability under Title IV of ERISA has been incurred by the Company, any of its Subsidiaries or any ERISA Affiliate, which liability has not been satisfied (other than for Pension Benefit Guaranty Corporation premiums not yet due), (II) no failure to meet the minimum funding standards under Section 412 or 430 of the Code or Section 302 or 303 of ERISA has occurred, (III) all contributions (including installments) to such plan required by Section 301 of ERISA and Sections 412 or 430 of the Code have been timely made, (IV) no proceeding has been initiated to terminate such plan, (V) there has been no “reportable event”, within the meaning of Section 4043 of ERISA, (VI) such plan has not been required to file information pursuant to Section 4010 of ERISA for the current or most recently completed plan year, (VII) such plan has not applied for or received a waiver of the minimum funding standards or an extension of any amortization period within the meaning of Section 412 of the Code or Section 302 or 303 of ERISA, (VIII) there are no funding-based limitations, within the meaning of Section 436 of the Code, currently in effect, (IX) such plan is not, and is not expected to be, in “at risk” status, within the meaning of Section 430 of the Code or Section 303 of ERISA, (X) none of the Shareholders, Parent or their respective Affiliates has engaged in any transaction described in Section 4069 of ERISA, and (XI) none of the assets of the Company, any of its Subsidiaries or any ERISA Affiliate are or are expected to be subject to any lien imposed under Section 303(k) of ERISA or Section 430(k) of the Code by reason of failure to make timely installments or other payments required under Section 412 of the Code, (XII) neither the Company, any of its Subsidiaries nor any ERISA Affiliate has withdrawn from any such plan that is subject to Section 4063 of ERISA during a plan year in which such entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or ceased operations that is treated as such a withdrawal under Section 4062(e) of ERISA, (XIII) no such plan has been terminated by the plan sponsor or the Pension Benefit Guaranty Corporation, (XIV) the Pension Benefit Guaranty Corporation has not instituted proceedings to terminate such plan, (XV) no event has occurred or condition exists that constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee, to administer such plan, (XVI) neither the Company, any of its Subsidiaries nor any ERISA Affiliate has engaged in a transaction that could reasonably be expected to be subject to Section 4069 of ERISA, and (XVII) such plan’s benefit liabilities under Section 4001(a)(16) of ERISA do not exceed the value of such plan’s assets by a material amount as determined in accordance with the assumptions used for funding such plan pursuant to Section 412 of the Code for the current plan year.

(iv)Post-Employment Welfare Benefits. No Benefit Plan promises or provides medical, health, life or other welfare benefits to retirees or former employees or other service providers of the Company or any of its Subsidiaries, except as required by Section 4980B of the Code or any comparable state Law requiring continuing group health plan coverage (the full cost of which is borne by such retirees or former employees or service providers or their dependents or beneficiaries).
(v)Compliance. Each Benefit Plan is in compliance, in all material respects, in form and operation with its own terms and applicable Laws, and the Company and its Subsidiaries have timely made all required contributions thereto. Each Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS or may rely on a favorable opinion letter from the IRS on the form of such Benefit Plan, and there are no facts or circumstances as of the date hereof that could reasonably be expected to adversely affect the qualified status of any such Benefit Plan. All material notices, reports and information relating to the Benefit Plans required to be filed with any Governmental Authority or provided to participants or their beneficiaries have been timely filed and provided. As of the date of this Agreement, there is no Action pending (other than routine claims for benefits being reviewed pursuant to the plan’s internal claim and approval process) or, to the Knowledge of the Company, threatened with respect to any Benefit Plan. Neither the Company nor any ERISA Affiliate nor, to the Knowledge of the Company, any other Person has engaged in a “prohibited transaction” as defined in Section 406 of ERISA or Section 4975 of the Code with respect to any Benefit Plan for which no individual or class exemption exists.
(vi)Transaction Payments. Neither the execution and delivery of this Agreement nor the consummation of the Transactions (either alone or in conjunction with any other event) will or could reasonably be expected to (A) result in any payment (including severance, forgiveness of indebtedness or otherwise) or benefit becoming due to any current or former employee, director, individual independent contractor or other non-employee service provider of the Company or any of its Subsidiaries, (B) increase any benefits or the compensation payable under any Benefit Plan, (C) result in any acceleration of the time of payment, funding or vesting of any such compensation or benefits or any loan forgiveness, (D) result in any restriction on the right of the Company or any of its Subsidiaries to merge, amend, terminate or transfer any Benefit Plan, or (E) result in any “excess parachute payment” (within the meaning of Section 280G of the Code).

(vii)Section 409A. Each Benefit Plan has complied in all material respects with Section 409A of the Code, to the extent applicable, and no compensation has been or could reasonably be expected to be includable in the gross income of any current or former employee, director, independent contractor or other non-employee service provider of the Company or any of its Subsidiaries as a result of the operation of Section 409A of the Code. No Person is entitled to receive any additional payment (including any tax gross-up or other payment) from the Company or any of its Subsidiaries as a result of the imposition of any excise or additional Taxes, interest or penalties incurred pursuant to Section 409A or Section 4999 of the Code.
(v)Intellectual Property Rights.
(i)Section 3.3(v)(i) of the Disclosure Schedule sets forth a complete and accurate list of all Company Registered Intellectual Property, indicating for each such item of Company Registered Intellectual Property, as applicable, the application or registration number, date of filing or issuance, jurisdiction where each is registered or applied for, and the identity of the applicant or registered owner (and, if different from the registered owner, the legal owner), as well as any proprietary software programs developed by or for the Company or any of its Subsidiaries and owned by the Company or any of its Subsidiaries (the “Company Software”).
(ii)The Company Registered Intellectual Property is valid, subsisting, and other than Company Registered Intellectual Property constituting applications, to the Knowledge of the Company enforceable. All registrations and applications relating to Company Registered Intellectual Property have been properly made and filed in all material respects, and all annuity, maintenance, and renewal expenses, and other fees relating to such registrations or applications of Company Registered Intellectual Property are current. Neither the Company Intellectual Property nor the conduct of the respective businesses of the Company and its Subsidiaries (a) is infringing, misappropriating, diluting, or conflicting with any third-party Intellectual Property or (b) has since the Lookback Date infringed, misappropriated, diluted, or conflicted with any third-party Intellectual Property. Other than as listed in Section 3.3(v)(ii) of the Disclosure Schedule, to the Knowledge of the Company, no third party (x) is infringing, misappropriating, diluting, or conflicting with any Company Intellectual Property or (y) has since the Lookback Date infringed, misappropriated, diluted or conflicted with any Company Intellectual Property.
(iii)The Company or one of its Subsidiaries is the exclusive owner of all Company Intellectual Property, free and clear of all Liens, other than Permitted Liens, and possesses the rights to use all other Intellectual Property material to the business of the Company and its Subsidiaries.
(iv)No Person has brought an Action (or, to the Knowledge of the Company, threatened to bring an Action) since the Lookback Date against the Company or any of its Subsidiaries, and no Action is currently pending (A) alleging that it has misappropriated, diluted, conflicted with, violated, infringed on or otherwise improperly used the Intellectual Property rights of such party or (B) contesting the validity, enforceability or ownership of any Company Intellectual Property. Since the Lookback Date, the Company has not instituted, asserted or threatened any Actions against any third party, or otherwise asserted as a defense or counter-claim in any Action, with respect to any violation, dilution, infringement, misappropriation, conflict with or other misuse of any Company Intellectual Property and no such Action is currently pending or threatened.
(v)The Company has required all employees, consultants, advisors and other Persons who have assisted in the development of Company Intellectual Property, to execute invention assignment agreements which provide that all rights, title and interest in and to any Intellectual Property created by such Person are assigned to the Company. To the Knowledge of the Company: (A) such invention assignment agreements have been executed by all such Persons and (B) there have been no breaches of such agreements or allegations that the Company is not the owner of the Intellectual Property developed in whole or in part by any Person involved in the development of Company Intellectual Property.
(vi)The Company and its Subsidiaries take and have taken commercially reasonable measures consistent with industry practice, including requiring all employees, consultants, advisors and other Persons with access to trade secrets and other confidential information owned or used by the Company and its Subsidiaries, to maintain, preserve and protect the confidentiality of all such trade secrets and other confidential information. To the Knowledge of the Company, there has not been any disclosure of any trade secrets or material confidential information that is part of the Company Intellectual Property to any Person in a manner that has resulted in, or is likely to result in, the loss of trade secret rights or loss of confidentiality of such information.
(vii)The Transactions do not and will not conflict with, result in the forfeiture of, impair or result in a breach of or default under, or payment of any additional amount with respect to, or require the consent of any other Person in respect of, the right to own or use any Company Intellectual Property.
(viii)The Company and each of its Subsidiaries has in place commercially reasonable measures, consistent with industry standards, to protect the confidentiality, integrity and security of the IT Assets (and all information and transactions stored or contained therein or transmitted thereby) against any unauthorized use, access, interruption, modification or corruption. The Company and each of its Subsidiaries has implemented commercially reasonable data backup, data storage, system redundancy and disaster avoidance and recovery procedures, as well as a commercially reasonable business continuity plan, in each case consistent with customary industry practices. The Company or one of its Subsidiaries owns or has a valid right to access and use all IT Assets. The IT Assets used by the Company and its Subsidiaries are adequate for and, since the Lookback Date, have operated and performed and currently operate and perform in all material respects as required to permit the Company and its Subsidiaries to conduct their business as currently conducted. Since the Lookback Date, there have been no failures, malfunctions, crashes, security breaches, unplanned downtime or service interruption, or other adverse events affecting the IT Assets which have caused a material disruption to the business of the Company and its Subsidiaries.

(w)Data Privacy.
(i)The Company and its Subsidiaries, and all vendors, processors, or other third parties Processing or otherwise having access to Personal Data collected or Processed by or for, or sharing Personal Data with, the Company and its Subsidiaries, comply, and since the Lookback Date have been in compliance in all material respects with all Data Security Requirements.
(ii)The execution, delivery, and performance of this Agreement do not and will not: (a) conflict with or result in a violation or breach of any Data Security Requirements; (b) require the consent of or provision of notice to any Person concerning such Person’s Personal Data; (c) give rise to any right of termination or other right to impair or limit the Buyer’s rights to own and Process any Personal Data used in or necessary for the operation of the Company or its Subsidiaries; or (d) otherwise prohibit the transfer of Personal Data to the Buyer.
(iii)The Company and the its Subsidiaries have established, implemented and maintained commercially reasonable and appropriate operational, administrative, technical, physical and organizational security measures designed to protect the integrity and security of the Personal Data, confidential information and IT Assets in the possession or control of the Company or its Subsidiaries (or otherwise in the possession, custody or control of a subcontractor, service provider, consultant, independent contractor or vendor of the Company or any of the Subsidiaries that have access to or receive Personal Data or confidential information from or on behalf of the Company) against loss, unauthorized access or misuse by third parties. There have been no Security Incidents involving the Company or any of its Subsidiaries or any of its third-party service providers with respect to Personal Data, confidential information, or IT Assets of or used by the Company or its Subsidiaries.
(iv)No Actions have been asserted or, to the Knowledge of the Company, threatened in writing or verbally against the Company or any of its Subsidiaries by any Person related to any Data Security Requirements, the Processing of Personal Data or Security Incident, and to the Knowledge of the Company, no investigations alleging a violation by the Company or its Subsidiaries of any Data Security Requirements are pending. Neither the Company nor any of the Subsidiaries has received a notice (including an enforcement notice), letter, order, warning, reprimand or complaint from any Governmental Authority or data protection authority relating to Company’s or the Subsidiaries’ compliance with, or potential violation of, any Data Security Requirements.
(v)The Company maintains insurance coverage containing industry standard policy terms and limits that are reasonably appropriate to the identified risk of liability relating to any Security Incident, unauthorized Processing of Personal Data, or violation of the Data Security Requirements, and no claims have been made under such insurance policies.

(x)Material Customers and Material Suppliers.
(i)Material Customers. Section 3.3(x)(i) of the Disclosure Schedule sets forth a list of the ten (10) largest customers (including distributors) of the Company and its Subsidiaries (taken as a whole) for the fiscal year ended December 31, 2022 determined on the basis of, and showing, the total dollar amount of net sales to each such customer during such fiscal year (each, a “Material Customer”). No Material Customer has terminated or materially reduced its relationship with the Company and its Subsidiaries, and to the Knowledge of the Company, no Material Customer has provided the Company or its Subsidiaries with written notice of its express intent to terminate or materially reduce its relationship with the Company and its Subsidiaries, or materially modify the terms or conditions on which it conducts business with the Company and its Subsidiaries.
(ii)Material Suppliers. Section 3.3(x)(ii) of the Disclosure Schedule sets forth a list of the ten (10) largest suppliers, vendors or service providers to the Company and its Subsidiaries (taken as a whole) for the fiscal year ended December 31, 2022 determined on the basis of, and showing, the total dollar amount of purchases from each such supplier during such fiscal year (each, a “Material Supplier”). No Material Supplier has terminated or materially reduced its supply relationship with the Company and its Subsidiaries and, to the Knowledge of the Company, no Material Supplier has provided the Company or its Subsidiaries with written notice of its express intent to terminate or materially reduce its supply relationship with the Company and its Subsidiaries, or materially modify the terms or conditions on which it conducts business with the Company and its Subsidiaries.
(y)Affiliate Transactions. Neither Parent, the Shareholders nor, to the Knowledge of the Company, any Affiliate, director, officer or direct or indirect equityholder of the Company or its Subsidiaries (A) possesses, directly or indirectly, any financial interest in, or is a director, officer or employee of, any Person that is a Material Customer, a Material Supplier or competes with the respective businesses of the Company or any of its Subsidiaries in any material respect, (B) has any interest or property right in any material asset or property, tangible or intangible, that is used by the Company or any of its Subsidiaries in the conduct of their respective businesses, or (C) is party to any Contract between the Company or any of its Subsidiaries, on the only hand, and a Shareholder, director or officer of the Company, on the other hand, other than employment-related Contracts, including Benefit Plans (any such transaction, a “Related Party Transaction”). Ownership of five percent (5%) or less of any class of securities of a company whose securities are registered under the U.S. Securities Exchange Act of 1934 shall not be deemed to be a financial interest for purposes of this Section 3.3(y) or constitute a Related Party Transaction.
(z)Fees. Except for amounts payable to KeyBanc Capital Markets Inc. and Hanley, Hammill, Thomas, Inc., neither the Company nor any of its Subsidiaries or Affiliates has paid or become obligated to pay any fee or commission to, and has not engaged or employed, any broker or finder in connection with the Transactions, and no Person with which the Company, its Subsidiaries or any of their Affiliates has had any dealings or communications is entitled to any brokerage commission or finder’s fee in connection with this Agreement or the Transactions.

3.4Representations and Warranties of Buyer. Buyer makes the following representations and warranties to the Seller Parties as of the date hereof and as of the Closing Date (except for such representations and warranties which address matters only as of a specific date, which representations and warranties shall speak only as of such specific date):
(a)Due Organization and Power. Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the Commonwealth of Massachusetts. Buyer has all requisite corporate power, legal right and authority to execute and deliver this Agreement and each other Transaction Document to be executed and delivered by Buyer and to carry out the Transactions.
(b)Authority. The execution and delivery by Buyer of this Agreement and each other Transaction Document to be executed and delivered by Buyer and the consummation by Buyer of the Transactions have been duly authorized by Buyer. No other corporate act on the part of Buyer is necessary to authorize this Agreement or any other Transaction Document to be executed and delivered by Buyer or the consummation by Buyer of the Transactions. Assuming the due authorization, execution and delivery thereof by the other Parties, this Agreement constitutes, and when executed and delivered, the other Transaction Documents will constitute, valid and binding agreements of Buyer, enforceable in accordance with their respective terms, except as such may be limited by the Enforceability Exceptions.
(c)No Violation. Neither the execution and delivery by Buyer of this Agreement or the other Transaction Documents to be executed and delivered by Buyer nor the consummation by Buyer of the Transactions (i) will violate any Law or Order applicable to Buyer, subject to compliance with Regulatory Laws applicable to the Transactions, (ii) will require Buyer to procure any material authorization, consent or approval by, or to effect any material filing with or material notice to, any Governmental Authority, except for requirements under Regulatory Laws applicable to the Transactions, or (iii) will require consent of or action by any Person under, violate or conflict with, constitute a breach or default (with or without notice or lapse of time, or both) under, result in the automatic termination or give rise to a right of termination or modification of, or accelerate the performance required by, the express terms of (x) the Organizational Documents of Buyer or (y) any material Contract or material Permit to which Buyer is a party, except, in the case of subclause (y), as would not reasonably be expected, individually or in the aggregate, to have the effect of preventing, materially delaying, making illegal or otherwise materially interfering with Buyer’s entry into, or performance of its material obligations of, any Transaction Document to which it is a party, including the consummation of the Transactions.
(d)No Impediment. There is no Action pending or, to the knowledge of Buyer, threatened against Buyer or any of its Affiliates, there is no outstanding Order against Buyer or any of its Affiliates and there is no transaction pending by Buyer or any of its Affiliates, in each case, that, individually or in the aggregate, would be reasonably expected to have the effect of preventing, materially delaying, making illegal or otherwise materially interfering with any of the Transactions.
(e)Investment Intent. Buyer is acquiring the Units for its own account and not with a view toward any resale or distribution of the same or any beneficial interest therein. Buyer is an “accredited investor” as defined in Regulation D of the Securities Act of 1933, as amended, and has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Units and is capable of bearing the economic risks of such investment. Buyer acknowledges that it is informed as to the risks of the Transactions and of ownership of the Units. Buyer acknowledges and agrees that the Units may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act of 1933, as amended, or an applicable exemption therefrom and without compliance with other securities Laws to the extent applicable.

(f)Financial Capacity. Buyer has funds immediately available to pay the Purchase Price and all other amounts required to be paid by it pursuant to Section 2.3 and consummate the Transactions. Notwithstanding anything to the contrary, Buyer acknowledges and agrees that it is not a condition to the Closing or to any other obligations of Buyer under this Agreement that Buyer or any other Person obtain any financing for or related to any of the Transactions.
(g)Solvency. Immediately after giving effect to the Transactions, the Company and each of its Subsidiaries (i) will be able to pay their respective debts as they become due and will own property that has a fair saleable value greater than the amounts required to pay their respective debts (including a reasonable estimate of the amount of all contingent Liabilities) and (ii) will have adequate capital to carry on their respective businesses. No transfer of property is being made, and no obligation is being incurred, in connection with the Transactions with the intent to hinder, delay or defraud either present or future creditors of the Company or any of its Subsidiaries.
(h)Fees. Neither Buyer nor any of its Affiliates has paid or become obligated to pay any fees or commissions to, and has not engaged or employed, any broker or finder in connection with the Transactions, and no Person with which Buyer or any of its Affiliates has had any dealings or communications is entitled to any brokerage commission or finder’s fee in connection with this Agreement or the Transactions.
3.5No Other Representations or Warranties.
(a)Buyer Acknowledgements. Buyer acknowledges that the detailed representations and warranties set forth in this Agreement have been negotiated at arms’ length among sophisticated Persons. Except for the representations and warranties set forth in Section 3.1, Section 3.2, Section 3.3 and in any certificate delivered with respect thereto, Buyer acknowledges that none of the Seller Parties, any Subsidiary of the Company or any of their respective Affiliates, or any Person acting on behalf of any of the foregoing, makes or has made any other express or any implied representation or warranty to Buyer as to the accuracy or completeness of any information regarding the Seller Parties, any Subsidiary of the Company or any other matter. Buyer further agrees that none of the Seller Parties, any Subsidiary of the Company or any other Person shall have or be subject to any Liability to Buyer or any other Person resulting from the distribution to Buyer, or Buyer’s use, of any such information, including any information, document or material made available or provided to Buyer in certain “data rooms,” management presentations or offering or information memoranda, or in any other form, in expectation of the Transactions, unless any such information is included (including by reference to a schedule or exhibit) in a representation, warranty, covenant or agreement contained in Section

3.1, Section 3.2, Section 3.3 or in any certificate delivered with respect thereto, and, in that context, only in accordance with the terms and conditions of this Agreement. For the avoidance of doubt, the foregoing sentence is subject to Section 8.2(a). Buyer acknowledges that the burden to conduct an investigation of the Seller Parties and the Subsidiaries of the Company lies solely with Buyer and that Buyer bears the risk that any information, document or material made available or provided to Buyer in the course of its investigation is inaccurate or incomplete, except to the extent otherwise expressly set forth in Section 3.1, Section 3.2, Section 3.3 or in any certificate delivered with respect thereto. Except with respect to the representations and warranties set forth in Section 3.1, Section 3.2, Section 3.3, and in any certificate delivered with respect thereto, Buyer is acquiring the Units, and the assets of the Company and its Subsidiaries that are being transferred to Buyer indirectly upon the acquisition by Buyer of the Units, AS IS, WHERE IS. THE SELLER PARTIES DISCLAIM ALL OTHER EXPRESS AND ALL IMPLIED WARRANTIES RELATING THERETO, INCLUDING THE IMPLIED WARRANTIES OF MERCHANTABILITY, NON-INFRINGEMENT AND FITNESS FOR A PARTICULAR PURPOSE. Without limitation, in connection with the investigation of the Company and its Subsidiaries, Buyer has received from or on behalf of the Company certain estimates, projections and other forecasts and plans, including projected statements of operating revenues and income from operations of the Company and its Subsidiaries and certain business plan information. Buyer acknowledges that there are uncertainties inherent in attempting to make such estimates, projections and other forecasts and plans, that Buyer is familiar with such uncertainties, that Buyer is taking full responsibility for making their own evaluation of the adequacy and accuracy of all estimates, projections and other forecasts and plans so furnished to them (including the reasonableness of the assumptions underlying such estimates, projections and forecasts) and that Buyer shall have no claim against the Seller Parties any Subsidiary of the Company or any of their respective Affiliates, or any Person acting on behalf of any of the foregoing, with respect thereto, unless any such information is included (including by reference to a schedule or exhibit) in a representation, warranty, covenant or agreement contained in Section 3.1, Section 3.2, Section 3.3 or elsewhere in this Agreement or in any certificate delivered with respect thereto, and, in that context, only in accordance with the terms and conditions of this Agreement. For the avoidance of doubt, the foregoing sentence is subject to Section 8.2(a). None of the Seller Parties, any Subsidiary of the Company, any of their respective Affiliates or any Person acting on behalf of any of the foregoing makes any representation or warranty with respect to such estimates, projections and other forecasts and plans (including the reasonableness of the assumptions or the accuracy of the information underlying such estimates, projections and forecasts).

(b)Seller Parties Acknowledgements. The Seller Parties acknowledge that the detailed representations and warranties set forth in this Agreement have been negotiated at arms’ length among sophisticated Persons. Except for the representations and warranties set forth in Section 3.4 or in any certificate delivered with respect thereto, the Seller Parties acknowledge that none of Buyer or any of its Affiliates, or any Person acting on behalf of any of the foregoing, makes or has made any other express or any implied representation or warranty to the Seller Parties as to the accuracy or completeness of any information regarding Buyer or any other matter. The Seller Parties further agree that none of Buyer or any other Person shall have or be subject to any Liability to the Seller Parties or any other Person resulting from the distribution to the Seller Parties, or Buyer’s use, of any such information in expectation of the Transactions, unless any such information is included (including by reference to a schedule or exhibit) in a representation or warranty or covenant contained in Section 3.4 or in any certificate delivered with respect thereto, and, in that context, only in accordance with the terms and conditions of this Agreement.

4.COVENANTS
4.1Pre-Closing Access to Information; Confidentiality. Except for (i) information that, if provided, would, in the reasonable opinion of the Company’s legal counsel, reasonably be expected to adversely affect the ability of the Company or any of its Affiliates to assert attorney-client or attorney work product privilege or a similar privilege, (ii) information relating to communications regarding the divesture of the Company or any of its Subsidiaries (including information relating to the identity of other Persons expressing an interest in acquiring the Company or any of its Subsidiaries and the terms of all such proposals), (iii) information that, in the reasonable opinion of the Company’s legal counsel, would be reasonably expected to result in a violation of any Law or Order, or any Contract (and such violation of such Contract would be reasonably expected to be material and adverse to the Company and its Subsidiaries, taken as a whole) and (iv) information that the Company reasonably believes is competitively sensitive, the Company, during the period commencing on the date of this Agreement and ending on the Closing Date, shall furnish or cause to be furnished to Buyer and its Representatives, at reasonable times and upon reasonable notice, (a) such access, during normal business hours, to the facilities currently owned or leased by the Company or any of its Subsidiaries as Buyer reasonably requests, with due regard to minimizing disruption of the conduct of their respective businesses, and (b) such access to the books, records and other information of the Company and its Subsidiaries as Buyer reasonably requests; provided, however, that all requests for such access shall be directed to the Principal Officer or such other Person as the Principal Officer designates in writing from time to time; provided further that, to the extent any information or access is withheld from Buyer or its Representatives pursuant to the preceding clauses (i)-(iv), the Company shall use reasonable best efforts to provide Buyer such access or make such disclosure (or as much of it as possible) in a manner that does not have such consequences. None of Buyer, any Affiliate of Buyer or any Representative of any of the foregoing shall, directly or indirectly, contact or communicate with any employees or consultants of the Company or any of its Subsidiaries or any third party that has business dealings with the Company or any of its Subsidiaries (including customers, suppliers and lessors) with respect to the Transactions (other than contact in the ordinary course of Buyer’s business or with third parties where the Transactions are raised by such third parties and Buyer does not initiate, encourage or continue such topics of discussion) or perform, or cause to be performed, any invasive or subsurface investigation of the properties and facilities of the Company or any of its Subsidiaries, except with the express prior written consent of the Principal Officer in each instance (such consent to be promptly determined and not to be unreasonably withheld, conditioned or delayed). Buyer shall treat all information obtained from or on behalf of the Company or any of its Affiliates as “Evaluation Material” under the Confidentiality Agreement, dated April 12, 2023, between the Company and Watts Water Technologies, Inc., as amended by that certain Clean Team Confidentiality Addendum, dated June 21, 2023 (the “Confidentiality Agreement”), and Buyer shall continue to honor, and cause its Representatives to honor, the obligations thereunder.

4.2Conduct of Business Pending the Closing. From the date of this Agreement until the Closing Date, except as (w) expressly required by this Agreement, (x) set forth in Exhibit

4.2, (y) required by any Law, Order or Pandemic Measure or (z) consented to by Buyer (which consent shall not be unreasonably withheld, conditioned or delayed):

(a)the Company shall, and shall cause its Subsidiaries and Affiliates to, (i) operate the Company’s and its Subsidiaries’ respective businesses in the Ordinary Course, and (ii) use commercially reasonable efforts to preserve in all material respects the present business operations, assets, organization and goodwill of the Company and its Subsidiaries and maintain current relationships with customers, vendors, officers, employees and any other Persons with which the Company or any of its Subsidiaries have a significant business relationship; and
(b)the Company shall not, and shall cause its Subsidiaries not to, take any of the following actions:
(i)except as required by the terms of any Benefit Plan as in effect on the date of this Agreement or as required by applicable Law, (A) grant any increase or agree to increase the salaries or wages payable, or other compensation or benefits payable to any current or former employee, director, individual independent contractor or similar non-employee service provider of the Company or any of its Subsidiaries, except, with respect to employees of the Company and its Subsidiaries whose annual base salary compensation does not exceed $150,000, for increases in salary or hourly wage rates in the Ordinary Course but in any event not to exceed $200,000 in total annual payroll in the aggregate with respect to all such increases to all such employees, or 5% for any individual employee; (B) enter into or adopt any new material Benefit Plan or any plan, program, policy, agreement or arrangement that would be a material Benefit Plan if it was in effect on the date hereof or amend or modify, in a manner that would materially increase costs or liabilities to the Company, any existing Benefit Plan (not including annual renewals of welfare benefit plans made in the Ordinary Course and that do not, individually or in the aggregate, result in any material increase in costs, obligations or liabilities for the Company or any of its Subsidiaries); (C) grant any severance, change in control, retention or similar compensation or benefits or increases thereof or take any action to accelerate any payment or benefit thereof to be provided to any current or former employee, director, individual independent contractor or similar non-employee service provider of the Company or any of its Subsidiaries; and (D) hire, engage, terminate (other than for cause) or promote any employee, individual independent contractor or similar non-employee service provider, except in the Ordinary Course or to fill open positions or to replace an employee who departs after the date of this Agreement and, in each case, provided that any such individual’s annual base compensation or annual fees does not exceed $150,000;
(ii)issue, sell or dispose, or authorize the issuance, sale, redemption, repurchase or disposition of, any of their respective equity securities;
(iii)grant any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any of their respective equity securities;
(iv)split, combine or reclassify any of their respective equity securities;

(v)except as permitted by Section 4.5, declare, accrue, set aside or pay any dividend or other distribution in respect of any of their respective equity securities (other than tax distributions calculated in a manner consistent with practice);
(vi)amend any of their respective Organizational Documents;
(vii)sell, assign, sublease, license, sublicense, abandon or otherwise dispose of, lease or otherwise transfer or acquire any material assets (other than Inventory in the Ordinary Course), Owned Real Property or Leased Real Property or subject any such assets or properties to any other Liens (except Permitted Liens);
(viii)enter into any Contract that, if in existence on the date of this Agreement, would constitute a Material Contract (other than in the Ordinary Course with respect to Contracts with a third party; provided that such Contracts (A) are in a form and on terms consistent with existing Material Contracts of a similar type, (B) permit the Transactions without the consent of the counterparty thereto, and (C) are promptly provided to Buyer after execution thereof);
(ix)(A) amend or modify in any material respect, renew, extend or terminate any Material Contract (or any Contract that, if in existence on the date of this Agreement, would constitute a Material Contract), other than automatic renewals or renewals in the Ordinary Course on terms substantially consistent with the Material Contract being renewed, or (B) agree in writing to waive, release or assign any material rights or claims under any Material Contract;
(x)make any capital expenditures, other than (i) expenditures paid by or on behalf of the Company or any of its Subsidiaries prior to the Closing (without giving effect to the last sentence of Section 7.1), (ii) expenditures for routine or emergency maintenance and repair, (iii) expenditures reflected in the capital expenditure budget of the Company and its Subsidiaries that was made available to Buyer prior to the date of this Agreement or (iv) other expenditures in an amount that does not exceed $100,000 in the aggregate;
(xi)acquire a material portion of the equity securities, or substantially all of the assets, of any entity (whether directly or indirectly and whether by merger, acquisition of equity securities or assets or otherwise);
(xii)purchase any Owned Real Property or enter into any Real Property Lease;
(xiii)make any material change in their respective accounting methods, except as required by GAAP;
(xiv)make or change any material Tax election; settle or compromise any claim, notice, audit report or assessment in respect of material Taxes; change any annual Tax accounting period; adopt or change any method of Tax accounting; file any amended material Tax Return; enter into any Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement (excluding such agreements entered into in the Ordinary Course, the primary purpose of which is not related to Taxes) or closing agreement relating to any material Tax; surrender any right to claim a material Tax refund; or consent to any extension or waiver of the statute of limitations period applicable to any material Tax claim or assessment (other than extensions to file Taxes granted pursuant to automatic extensions consistent with the past practices of the Company or its Subsidiaries);
(xv)take any action (i) on or before the Closing which would result in the termination of any Conversion Sub’s status as a “qualified subchapter S subsidiary” of the Company within the meaning of Section 1361(b)(3)(B) of the Code, other than as a result of the Subsidiary Conversions or (ii) after completion of the Subsidiary Conversions and prior to the Closing which would result in the failure of any Conversion Sub to be disregarded as an entity separate from its owner within the meaning of Treasury Regulation Section 301.7701-2(c)(2) and applicable provisions of similar state or local Law;
(xvi)take any action (i) on or before the Closing which would result in the termination of the Company’s S corporation status on or before the Closing, other than as a result of the F Reorg or (ii) after completion of the F Reorg and prior to the Closing which would result in the failure by the Company to be disregarded as an entity separate from its owner within the meaning of Treasury Regulation Section 301.7701-2(c)(2) and applicable provisions of similar state or local Law;
(xvii)incur any Indebtedness having a principal amount in excess of $200,000 individually or $1,000,000 in the aggregate;
(xviii)enter into a new line of business or abandon or discontinue any existing lines of business;
(xix)settle any Action other than those involving solely money Damages not in excess of $25,000 individually or $100,000 in the aggregate;
(xx)transfer, lease, license, dispose of, sublicense, sell, assign, modify, grant right to, fail to renew, let lapse, abandon, cancel, mortgage, pledge, place a Lien (other than Permitted Liens) upon, terminate or otherwise dispose of any material right or license in any Intellectual Property; or
(xxi)agree or make a legally binding commitment to do any of the foregoing
.

Notwithstanding anything to the contrary in this Agreement: (A) nothing in this Agreement shall give Buyer the right to control or direct, directly or indirectly, the conduct of the businesses of the Company and its Subsidiaries prior to the Closing; (B) no action or inaction of the Company and its Subsidiaries with respect to matters specifically addressed or required by any provision of this Section 4.2, if such action or inaction is a result of a failure of Buyer to provide its consent to such action or inaction, shall be deemed a breach of any other provision of this Agreement, including any other provision of this Section 4.2; and (C) nothing in this Agreement shall prevent the Company and its Subsidiaries from continuing, taking or effecting any Pandemic Measure that the Company has reasonably determined is required to protect the health and safety of its employees;

provided, that to the extent reasonably practicable, the Company shall consult with Parent in good faith prior to taking any such action.

4.3Cooperation; Best Efforts.
(a)Further Actions. Prior to the Closing, each Party shall cooperate with and assist the other Parties, and shall use its reasonable best efforts, to promptly (i) take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate the Transactions as promptly as practicable, including preparing and filing as promptly as practicable all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents, and (ii) obtain and maintain, or cause to be obtained and maintained, all Permits and any other approvals, consents, authorizations and other confirmations required from any other Person that are necessary, proper or advisable to consummate the Transactions; provided, however, that such assistance and efforts shall not include any requirement of Parent or the Company or any of its Subsidiaries to expend any money (other than its portion of the Filing Fees), incur any Liability, commence any Action or offer or grant any accommodation (financial or otherwise) to any Person.
(b)Certain Filings and Notices. In furtherance and not in limitation of Section 4.3(a), each Party shall, and shall cause its Affiliates to, (i) make all required filings pursuant to the HSR Act with respect to the Transactions as promptly as practicable after the date of this Agreement (which filings shall be made in any event within ten (10) Business Days after the date of this Agreement), (ii) request early termination of any applicable waiting period under the HSR Act and (iii) respond at the earliest practicable date to any inquiries or any requests for additional information and documentary material made by any Governmental Authority in connection with the Transactions. Buyer and Parent shall each pay half of the filing fees pursuant to the HSR Act with respect to the Transactions (collectively, the “Filing Fees”).
(c)Cooperation. Each Party shall, and shall cause its Affiliates to: (i) cooperate in all respects with the other Parties in connection with any filing, submission, investigation, action, request for additional information and documentary material, or inquiry in connection with the Transactions, (ii) promptly inform the other Parties of any communication received by such Party or its Affiliate from, or given by such Party or its Affiliate to, any Governmental Authority and of any material communication received or given in connection with any proceeding by a private party, in each case, regarding the Transactions, (iii) have the right to review in advance, and, to the extent practicable, each shall consult the other Parties on and consider in good faith the views of the other Parties in connection with, any filing to be made with, or written materials to be submitted to, any Governmental Authority or, in connection with any proceeding by a private party, any other Person, in connection with the Transactions, (iv) make available to the other Parties copies of all filings, notices and other written communications submitted or made by such Party or its Affiliate to any Governmental Authority or received from any Governmental Authority in connection with the Transactions, and (v) consult with the other Parties in advance of any meeting, discussion, telephone call or conference with any Governmental Authority or, in connection with any proceeding by a private party, with any other Person and, to the extent not expressly prohibited by the Governmental Authority or other Person, give the other Parties the opportunity to attend and participate, in each case, regarding any of the Transactions. With regard to any sharing of information between or among the Parties as described above, (A)

any disclosure of information shall been done in a manner consistent with applicable Law, and a Party may withhold information that, in the reasonable opinion of the Company’s legal counsel, would be reasonably expected to result in a violation of any Law or Order, (B) a Party may withhold information that, if provided, would, in the reasonable opinion of the applicable Party’s legal counsel, reasonably be expected to adversely affect the ability of such Party or any of its Affiliates to assert attorney-client or attorney work product privilege or a similar privilege, (C) any Party may designate any information that it reasonably believes is confidential or competitively sensitive as “for outside counsel only,” (D) materials provided to a Party or its counsel may be redacted to remove references concerning the valuation for the Transactions and (E) no Party shall be obligated to provide to any other Party any portion of its HSR Act notification filing not customarily furnished to another party in connection with an HSR Act filing; provided that, to the extent any information is withheld from a Party pursuant to the preceding clauses (A)-(D), the disclosing Party shall use reasonable best efforts to provide the other Party or its Representatives such access or make such disclosure (or as much of it as possible) in a manner that does not have such consequences.

(d)Additional Actions. In connection with this Section 4.3, Buyer, on behalf of itself and each of its Affiliates, further agrees that Buyer and its Affiliates shall take any and all steps and actions necessary to avoid or eliminate as promptly as practicable each and every impediment to the consummation of the Transactions that may exist, arise or be asserted under any Regulatory Laws, to obtain any required approvals of any Governmental Authority under all applicable Regulatory Laws and to cause any applicable waiting periods or review periods under all applicable Regulatory Laws to terminate or expire at the earliest practicable date, including through (i) proposing, negotiating, consenting to, offering to undertake, committing to and effecting, by consent decree, hold separate order, trust or otherwise, the sale, divestiture or disposition (including by licensing any intellectual property) of any assets, businesses or equity securities of the Company and its Subsidiaries and/or any other assets, businesses or equity securities of or owned by Buyer or any of its Affiliates, (ii) terminating any existing relationships and contractual rights and obligations, (iii) otherwise offering to take, committing to take or taking any action that Buyer and its Affiliates are capable of taking that limits their freedom of action with respect to, or their ability to retain, any of the assets, businesses or equity securities of the Company and its Subsidiaries and/or any other assets, businesses or equity securities of or owned by Buyer or any of its Affiliates and (iv) taking as promptly as practicable any and all steps necessary to avoid, vacate, modify or suspend any injunction or other Order that is entered or threatened in writing, that would reasonably be expected to prevent, materially delay or make unlawful consummation of the Transactions, all to the end of effecting such consummation of the Transactions as promptly as practicable and, in any event, prior to the Termination Date (each of the actions in clauses (i), (ii), (iii) and (iv), a “Remedy Action”); provided, however, that notwithstanding anything to the contrary contained in this Section 4.3 or otherwise in this Agreement, Buyer and its Affiliates shall not be required to propose, offer, negotiate, consent to, commit to, agree to or effect any Remedy Action if such Remedy Action would reasonably be expected to, individually or in the aggregate with other Remedy Actions, have a material adverse effect on the combined EBITDA of (x) the Company and its Subsidiaries, taken as a whole, and (y) Buyer and its Affiliates, taken as a whole (but deemed for this purpose to be the same size as the Company and its Subsidiaries, taken as a whole). The Seller Parties shall not, and shall cause their Affiliates not to, without Buyer’s prior written consent, propose, offer, negotiate, consent to, commit to, agree to or effect any Remedy Action. Any proposing, negotiating, committing to and effecting any divesture, sale, disposition, hold separate, or limitation on freedom of action with regard to any aspect of the Company and its Subsidiaries shall be subject to the consummation of the Transactions. Notwithstanding anything to the contrary in this Agreement, no action taken pursuant to this Section 4.3(d) shall entitle Buyer to any reduction of the Purchase Price. Buyer shall, on behalf of the Parties, control and lead all communications and strategy, and make all final determinations as to the appropriate course of action, relating to the HSR Act and other antitrust and competition Laws and related investigations and proceedings, subject to good faith consultations with the Company.

4.4Notification. Prior to the Closing, Parent or the Company shall promptly notify Buyer (in writing after Parent or the Company has knowledge thereof), and Buyer shall promptly notify Parent (in writing after Buyer has knowledge thereof), and keep such other Party advised, as to any Action pending or threatened against such Party or any of its Affiliates with respect to the Transactions.
4.5Cash and Cash Equivalents. Notwithstanding anything to the contrary, Buyer acknowledges that the Company and its Subsidiaries have distributed, and prior to the Closing may distribute, Cash to Parent, and Buyer shall not have any claim against Parent, or the Company or any of its Subsidiaries, in respect of any such distributions.
4.6Excluded Assets.
(a)Notwithstanding anything to the contrary, the Parties acknowledge that, prior to the Closing, the Company and its Subsidiaries may distribute, transfer or assign to Parent or any of its Affiliates (other than the Company and its Subsidiaries) those assets described in Exhibit 4.6 (collectively, the “Excluded Assets” and any such distribution, transfer or assignment, an “Excluded Asset Transfer”), and neither Buyer nor any of its Affiliates (including, after the Closing, the Company and its Subsidiaries) shall have any claim against any of Parent or its Affiliates in respect of such Excluded Asset Transfer other than as a result of any Liabilities arising from such transfer or any Liabilities related to or arising from such Excluded Assets as provided in Section 4.6(c).
(b)No later than five (5) Business Days prior to any Excluded Asset Transfer, Parent shall deliver to Buyer drafts of any Asset Transfer Documents for Buyer’s review and approval (such approval not to be unreasonably withheld, conditioned or delayed).
(c)Except as otherwise specifically provided in this Agreement or to the extent prohibited by applicable Law, the Seller Parties shall, severally and not jointly, retain responsibility for, and agree to (i) pay, discharge and satisfy all (A) Liabilities (including any Taxes) (x) that relate to or arise from any Excluded Asset or (y) incurred in connection with any Excluded Asset Transfer, and (B) all Non-Employee Health Plan Liabilities (the “Excluded Liabilities”) and (ii) indemnify and hold Buyer and its Affiliates (including the Company from and after the Closing) harmless from and against all Excluded Liabilities.
4.7Exclusivity
. From and after the date hereof and prior to the Closing, the Seller Parties shall, and shall cause their Subsidiaries and Representatives to, (a) cease and terminate any and all existing discussions or negotiations with any Person other than Buyer with respect to an Acquisition Proposal (and in connection therewith, request such Person terminate or destroy all confidential information previously furnished to such Person), and (b) not solicit, initiate or knowingly encourage proposals, offers or inquiries from any third party with respect to an Acquisition Proposal, nor provide information or documentation to any third party knowingly, or that would be reasonably be expected to be, for the purpose of evaluating an Acquisition Proposal.

4.8Performance by Shareholders. Subject to Law, the Shareholders shall cause the Company and Parent to comply with the terms of this Agreement that apply to Parent or the Company, as applicable, and to perform the obligations to be performed by Parent and the Company prior to the Closing under this Agreement, in each case subject to the terms, conditions and limitations set forth herein. Prior to the Closing, other than with respect to the Contribution, no Shareholder will sell, assign, pledge, sublease, license, sublicense, abandon or otherwise dispose of, lease or otherwise transfer any Shares or equity interests of Parent, or grant any other Person voting control or authority over any such Shares or equity interests.
4.9Termination of Related Party Transactions. At or prior to the Closing, the Company shall obtain and deliver to Buyer written evidence of the termination of all Related Party Transactions listed on Exhibit 4.9, effective as of the Closing, in each case such that all Liabilities thereunder are fully released and satisfied without any outstanding fees, costs, expenses or other amounts payable by, or Liabilities of, the Company, its Subsidiaries, Buyer or any of their respective Affiliates, other than the payment of cash amounts (i) paid by the Company or its Subsidiaries prior to the Closing or (ii) payable after the Closing and included in the Transaction Expense Amount.
5.ADDITIONAL COVENANTS
5.1Employee Matters.
(a)Continuation of Employee Benefits. For a period of one (1) year after the Closing Date, Buyer shall, or shall cause the Company and its Subsidiaries to, provide the Current Employees, with (i) annual base salaries or hourly wage rates, as applicable, that are no less than those provided to such Current Employees as of immediately prior to the Closing and (ii) employee benefit plans, programs and arrangements (excluding equity or equity-based compensation, long-term incentive compensation, specific performance goals, change in control or similar payments or benefits, retention or similar payments or benefits, nonqualified or deferred compensation arrangements, defined benefit pension benefits and post-employment or retiree health or welfare benefits) that are substantially comparable either (A) in the aggregate to employee benefits (subject to the same exclusions) provided to the Current Employees under the Benefit Plans as of immediately prior to the Closing or (B) to the employee benefits provided to similarly situated employees of Buyer and its Affiliates.
(b)Service Credit. From and after the Closing, Buyer shall, or shall cause the Company and its Subsidiaries to use commercially reasonable efforts, (i) recognize all service credited under a Benefit Plan through the Closing for purposes of eligibility, vesting and, solely with respect to vacation, paid time off and severance benefits, determining levels of benefits under any similar benefit plan, program or arrangement provided for the benefit of the Current

Employees after the Closing (excluding defined benefit pension, nonqualified or deferred compensation, any equity or equity-based, and post-employment or retiree health or welfare benefits; provided that such service recognition would not result in a duplication of benefits with respect to the same period of service), (ii) to cause all pre-existing condition (or actively at work or similar) limitations, eligibility waiting periods, evidence of insurability requirements and other conditions under any group health and welfare plans to be waived with respect to Current Employees and their respective eligible dependents to the extent such limitations, restrictions or requirements would not apply under the comparable Benefit Plan and (iii) provide Current Employees and their respective eligible dependents with credit for any co-payments, deductibles and offsets (or similar payments) made during the plan year in which the Closing occurs for the purpose of satisfying any applicable deductible, out-of-pocket or similar requirements under any benefit plan, program or arrangement provided for the benefit of the Current Employees and their respective eligible dependents on and after the Closing with respect to the same plan year.

(c)Termination of 401(k) Plans. If requested by Buyer in writing delivered to the Company not less than fifteen (15) calendar days before the Closing Date, the board of directors of the Company (or the appropriate committee thereof) shall adopt resolutions and take such corporate action as necessary or appropriate to terminate each of the Benefit Plans intended to be “qualified” within the meaning of Section 401(a) of the Code and that includes a cash or deferred arrangement under Section 401(k) of the Code (the “Company 401(k) Plans”), effective as of the day prior to the Closing Date and contingent upon the occurrence of the Closing. If Buyer requests that the Company 401(k) Plans be terminated, the Company shall provide Buyer with evidence that such plans have been terminated (the form and substance of which shall be subject to reasonable review and comment by Buyer) not later than five (5) calendar days immediately preceding the Closing Date.
(d)Termination of Deferred Compensation Plans. Not less than thirty (30) calendar days before the Closing Date, the board of directors of the Company (or the appropriate committee thereof) shall adopt resolutions and take such corporate action as necessary or appropriate to terminate the Company Supplemental Employee Retirement Plan (the “SERP”), the Company Executive Restoration Plan (the “Restoration Plan”), the Company Stock Equivalent Plan (the “SEP”) and any other nonqualified deferred compensation plan subject to Section 409A of the Code that would be aggregated with any of the SERP, the Restoration Plan or the SEP under Treasury Regulation Section 1.409A-1(c)(2) (together with the SERP, the Restoration Plan and the SEP, the “Company Deferred Compensation Plans”) effective as of no later than the Closing Date (but contingent upon the occurrence of the Closing) and such termination action shall provide for settlement and distribution of benefits in accordance with the plan termination requirements of Treasury Regulation Section 1.409A-3(j)(4)(ix)(B). The Company shall provide Buyer with evidence that such plans have been terminated, or will be terminated upon occurrence of the Closing (the form and substance of which shall be subject to reasonable review and comment by Buyer), not later than five (5) calendar days immediately preceding the Closing Date.
(e)Termination of Participation Under Health and Welfare Plans.
(i)As soon as practicable (and in any event effective at least one day prior to the Closing Date) after the date of this Agreement, the Company shall take all actions necessary and appropriate to terminate the participation of all individuals participating in each of the Company’s group health and welfare plans (the “Company Health Plans”) who are not eligible employees or eligible former employees (or covered dependents of such eligible employees or eligible former employees) (such individuals, the “Non-Employee Health Plan Participants”) pursuant to the terms of such group health and welfare plans (excluding, for the avoidance of doubt, former employees and eligible former employees and their covered dependents who are participating in the Company’s group health and welfare plans pursuant to (i) the Company’s post-retirement medical plan, or (ii) the continuation coverage requirements under the Consolidated Omnibus Budget Reconciliation Act of 1985, and former employees and their covered dependents who remain eligible to participate in such plans in accordance with the terms thereof through the end of the month during which their termination of employment occurred).
(f)No Third-Party Beneficiary Rights
. Nothing contained in this Agreement, express or implied, is intended to or shall (i) confer upon any employee of the Company or any of its Subsidiaries any right to continued employment for any period, (ii) constitute an amendment to or any other modification of any compensation plan, program, policy, agreement or arrangement with such Person, (iii) limit the ability of the Company, Buyer or any of their respective Affiliates to amend, modify or terminate any benefit or compensation plan, program, policy, agreement or arrangement at any time assumed, established, sponsored or maintained by any of them as permitted by this Agreement, (iv) create any third-party beneficiary rights or obligations in any Person (including any employee) other than the Parties or (v) limit the right of the Company, Buyer or any of their respective Affiliates to terminate the employment or service of any employee or other service provider following the Closing Date at any time and for any or no reason.
(g)Pension Underfunded Liability. Prior to the Closing, Parent shall pay or cause to be paid the Pension Underfunded Liability Amount to the Bradley Corporation Pension Plan.
5.2Tax Matters. The following provisions shall govern the allocation of responsibility as between the Parties for certain Tax matters following the Closing (other than Sections 5.2(f), 5.2(l) and 5.2(m), which shall apply at all times following the date hereof):
(a)Tax Returns; Tax Accrual.
(i)Parent shall prepare and timely file, or cause to be prepared and timely filed, the income Tax Returns of the Company and its Subsidiaries for Pre-Closing Tax Periods and Straddle Periods (as defined below) with an original due date (including applicable extensions) after the Closing Date in those jurisdictions in which the Company or its Subsidiaries have filed Tax Returns for any taxable period ending after January 1, 2021 unless otherwise necessary or appropriate by reason of a change in fact or Law (each, a “Parent Prepared Return”). Buyer shall prepare and file, or cause to be prepared and filed, all Tax Returns (other than income Tax Returns) of the Company and its Subsidiaries for Pre-Closing Tax Periods and Straddle Periods (as defined below) with an original due date (including applicable extensions) after the Closing Date (each, a “Buyer Prepared Return”). Each such Parent Prepared Return and Buyer Prepared Return shall be reflective of and consistent with the past practices of the Company and its

Subsidiaries (taking into account the applicable effects of the Subsidiary Conversions and the F Reorg), as applicable, except as otherwise required by applicable Law or this Agreement. For each Parent Prepared Return and Buyer Prepared Return: (i) Parent or Buyer, as applicable, shall cause the Company and its Subsidiaries to use Baker Tilly US, LLP as the paid preparer for such Tax Return (to the extent such Tax Return was previously prepared by such as a paid preparer); and (ii) the preparing Party shall submit each such Tax Return to Buyer or Parent, as the case may be, for review and comment no later than thirty (30) days prior to the due date for such Tax Return, and the preparing Party shall make such revisions as are reasonably requested by the non-preparing Party to the extent consistent with applicable Law and this Agreement.
(ii)With respect to any Taxes imposed on or with respect to the Company and its Subsidiaries that are (i) attributable to any Pre-Closing Tax Period (or portion thereof) and (ii) payable by Buyer or the Company or its Subsidiaries following Closing, (A) to the extent the amount of Accrued Income Taxes or Accrued Other Taxes, as applicable and as finally determined pursuant to this Agreement exceeds the amount of such Taxes shown as due on the Parent Prepared Returns or Buyer Prepared Returns, as applicable, filed pursuant to this Section 5.2(a), Buyer shall pay over to Parent the amount of such excess no later than five (5) Business Days following the filing of the applicable Tax Return, and (B) to the extent the amount of Accrued Income Taxes or Accrued Other Taxes, as applicable and as finally determined pursuant to this Agreement is less than the amount of such Taxes shown as due on the Parent Prepared Returns or Buyer Prepared Returns, as applicable, filed pursuant to this Section 5.2(a), Parent shall pay over to Buyer the amount of such shortfall no later than five (5) Business Days prior to the due date for the applicable Tax Return.
(b)Straddle Periods
. To the extent it is necessary for purposes of this Agreement to determine the allocation of Taxes (other than Transfer Taxes) for any taxable period beginning before or on and ending after the Closing Date (a “Straddle Period”): (i) the amount of any Taxes, other than Property Taxes described in clause (ii), will be allocated between the Pre-Closing Tax Period and the Post-Closing Tax Period based on an interim closing of the books as of the close of the Closing Date; and (ii) the amount of property Taxes, ad valorem Taxes and similar Taxes charged on a periodic basis (“Property Taxes”) for a Straddle Period will be allocated between the Pre-Closing Tax Period and the Post-Closing Tax Period based on the amount of such Property Tax for the entire Straddle Period multiplied by a fraction (x) the numerator of which is the number of days in the applicable portion of the Straddle Period, and (y) the denominator of which is the total number of days in such Straddle Period.
(c)Tax Proceedings. If an Action with respect to any Pass-Through Tax matter of the Company or its Subsidiaries shall be commenced, or a claim shall be made by any Tax authority, with respect to Taxes of the Company or its Subsidiaries for any Pass-Through Tax Return for any Pre-Closing Tax Period (including any Straddle Period) or for a Tax for which the Shareholders, Parent or any of their respective Affiliates may otherwise be liable for (a “Tax Proceeding”), then, with respect to a Tax Proceeding that is commenced on or after the Closing Date, Buyer shall, or shall cause the Company to, promptly notify Parent in writing of such Action. Parent shall have the primary right to contest all Tax Proceedings (other than with respect to Straddle Periods) (at Parent’s sole expense) and Buyer shall have the right to control all other Tax

Proceedings (at the Company’s expense). The controlling Party shall keep the non-controlling Party timely informed with respect to the commencement, status, and nature of any Tax Proceeding; provided, however, that: (i) the non-controlling Party (or its advisors) may fully participate at its sole expense in any Tax Proceeding; and (ii) the controlling Party shall not settle or compromise any Tax Proceeding in a manner that could be reasonably likely to adversely affect the non-controlling Party or its Affiliates (or the Company or its Subsidiaries, to the extent applicable) after the Closing without the prior written consent of the non-controlling Party (which consent shall not be unreasonably withheld, conditioned, or delayed). Upon the conclusion of any Tax Proceeding in accordance with the foregoing, whether by way of settlement or otherwise, Buyer shall cause the Company and appropriate officers of the Company to execute any and all agreements, instruments or other documents that are necessary or appropriate to conclude such Tax Proceeding.

(d)Cooperation on Tax Matters. In addition to the Parties’ obligations under Section 4.3(c), each Party shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns of the Company and its Subsidiaries, any Tax elections (including any election under Section 754 of the Code, if any, or otherwise necessary or appropriate for purposes of the Intended Tax Treatment), any Tax Returns of Parent reflecting the activity of the Company and its Subsidiaries at any time and any audit, investigation or Action with respect to Taxes. Such cooperation shall include the retention and, upon the other Party’s reasonable request, the provision of records and information that are reasonably relevant to any such audit, investigation, or Action and making employees available during normal business hours and on a mutually convenient basis to provide additional information, testimony and explanation of any material provided hereunder. Such cooperation shall also include Buyer causing the Company and its Subsidiaries to prepare (at Parent’s reasonable out-of-pocket expense) all such information, schedules, and worksheets that, consistent in time and manner with past practice or as otherwise consistent with the Intended Tax Treatment, are necessary for the preparation of Tax Returns to be prepared by the Company and its Subsidiaries pursuant to this Section 5.2 or of Parent reflecting the activity of the Company and its Subsidiaries through the Closing Date.
(e)Post-Closing Actions. Without the prior written consent of Parent, Buyer shall not, and shall not permit the Company, its Subsidiaries or any of its respective Affiliates to: (i) amend any previously filed Pass-Through Tax Returns for a Pre-Closing Tax Period or file any refund claim for the employee retention credit under Section 2301 of the CARES Act; (ii) file Pass-Through Tax Returns for the Company with respect to a Pre-Closing Tax Period (other than a Straddle Period) in a jurisdiction where the Company or its Affiliates have not historically filed Pass-Through Tax Returns; (iii) file any Tax Return or initiate discussions or examinations with any Tax authority regarding Taxes in a jurisdiction where the Company or its Affiliates have not previously filed a Tax Return prior to Closing; (iv) make any voluntary disclosures (A) with respect to Pass-Through Taxes for a Pre-Closing Tax Period, (B) in any jurisdiction in which the Company or its Affiliates have never filed Tax Returns, or (C) to the extent not covered in clauses (iv)(A) or (B), unless required by applicable Law; (v) unless required by applicable Law, change any accounting method or adopt any convention that shifts taxable income from a period beginning (or deemed to begin) after the Closing Date to a taxable period (or portion thereof) ending on or before the Closing Date or shifts deductions or losses from a Pre-Closing Tax Period to a period beginning (or deemed to begin) after the Closing Date; or (vi) unless required by applicable Law, take any action outside the Ordinary Course on the Closing

Date after the Closing that would be reasonably be expected to give rise to or increase any Tax for which Parent (or any Party that is responsible for the Taxes of Parent) would be liable

. Notwithstanding the foregoing, nothing in this Section 5.2(e) shall restrict or prohibit Buyer and its Affiliates (including, following Closing, the Company and its Subsidiaries) from cooperating with any requests or responding to any correspondence from any Governmental Authority with respect to Taxes or Tax Returns for any Tax period.

(f)Intended Tax Treatment; Tax Reporting. For all applicable U.S. federal, state, and local income Tax purposes, Transactions shall be reported by the Parties in a manner that is consistent with the treatment described in this Section 5.2(f) (such treatments described in Sections 5.2(f)(i), (ii), and (iii), collectively, the “Intended Tax Treatment”) and the Parties agree to take such other actions, and refrain from taking such actions, as necessary or appropriate to support the Intended Tax Treatment. The Parties shall file all Tax Returns in a manner consistent with this Section 5.2(f), except as otherwise required by a “determination,” within the meaning of Section 1313(a)(1) of the Code or any similar provision of state, or local Tax Law.
(i)Subsidiary and Company Conversions. By reason of (A) each Conversion Sub having been at all times and (B) the Company having been since the consummation of the Reorganization, treated as a “qualified subchapter S subsidiary” of the Company or Parent, as applicable, within the meaning of Section 1361(b)(3)(B) of the Code and thus disregarded as an entity separate from its owner, each Subsidiary Conversion and the Company Conversion will be treated as a transaction disregarded for U.S. federal income Tax purposes.
(ii)F Reorg. The F Reorg will be treated as a “reorganization” within the meaning of Section 368(a)(1)(F) of the Code and Rev. Rul. 2008-18, 2008-1 CB 674, Situation 1, and Parent will be treated as a continuation of the Company and succeeding to the Company’s election pursuant to Section 1362 of the Code to be treated as an “S Corporation” within the meaning of Section 1361 of the Code.
(iii)Sale of Units. The sale of the Units by Parent to Buyer in exchange for the Purchase Price shall be treated as a taxable sale by Parent and purchase by Buyer of the Company and each of the Company’s Subsidiaries, each such entity being disregarded as an entity separate from its owner, and thus treated as a taxable sale and purchase of an undivided interest in each asset of the Company and the assets of each of the Company’s Subsidiaries (for the avoidance of doubt, other than Bradley Export LTD, which is a Domestic International Sales Corporation (DISC)).
(g)Purchase Price Allocation.
(i)The Parties agree to treat, for U.S. federal and state income Tax purposes, the Transactions by Parent as a sale by Parent of the assets of the Company and assets of each Subsidiary of the Company to Buyer, and the Parties agree that the fair market value of the assets of the Company and its Subsidiaries shall be as set forth in Exhibit 5.2(g) (the “Purchase Price Allocation”). Buyer shall prepare and deliver a draft Purchase Price Allocation (the “Draft Allocation”) to Parent within 30 days after the determination of the Final Closing Statement pursuant to Section 2.4 for Parent’s review. Buyer and Parent shall work in good faith to resolve any disputes relating to the Draft Allocation within 30 days of Buyer delivering such Draft Allocation to Parent. If Buyer and Parent are unable to resolve any such disputes, such disputes shall be resolved promptly by the CPA Firm in the manner set forth in Section 2.4. The Draft Allocation, as agreed by Buyer and Parent or as resolved by the CPA Firm, as applicable, shall be the “Final Purchase Price Allocation”.
(ii)The Parties shall report, act and file income Tax Returns in all respects and for all purposes consistent with the Final Purchase Price Allocation. The Parties shall, as applicable, timely and properly prepare, execute, file, and deliver all such documents, forms and other information as Buyer or Parent may reasonably request to prepare in connection with the Final Purchase Price Allocation. None of the Parties shall take any position (whether on any Tax Returns, amended Tax Returns, in any Tax Proceeding, or otherwise) that is inconsistent with this Section 5.2(g) (including, for the avoidance of doubt, the Final Purchase Price Allocation) except as otherwise required by a “determination” within the meaning of Section 1313(a)(1) of the Code, or any similar provision of state, local, or non-U.S. Law. If the Purchase Price is subsequently adjusted pursuant to this Agreement, the Final Purchase Price Allocation shall be adjusted as mutually agreed by Buyer and Parent.
(h)Amendments. Buyer shall cause the Company (at Parent’s sole cost and expense) to file amended Pass-Through Tax Returns for any Pre-Closing Tax Period, or to file an original Pass-Through Tax Return or Pass-Through Tax Return after the original due date (taking into account applicable extensions) with respect to Pre-Closing Tax Periods, to the extent requested by Parent; provided, however, that: (i) there must be a “more likely than not” level of support for all reporting positions on such Pass-Through Tax Returns, in each case, as determined by a nationally recognized law or accounting firm; and (ii) Parent shall provide a copy of such Tax Return to Buyer for review and comment no later than thirty (30) days prior to the intended filing date, and Parent shall make such revisions as are reasonably requested by Buyer.
(i)Tax Treatment of Payments. Any payment by one Party to another Party pursuant to this Agreement shall be treated as an adjustment to the Purchase Price, except as otherwise required by applicable Law.
(j)Tax Treatment of Transaction Tax Deductions. For all applicable U.S. federal, state, and local income Tax purposes, including for the purposes of determining the Accrued Income Tax Amount, the Parties agree that all Transaction Tax Deductions shall be reported on Tax Returns of (x) Parent or (y) the Pre-Closing Tax Period (or portion thereof) of the Company, as applicable, to the extent supported on a “more likely than not” basis under applicable Law; provided, however, the Parties agree that any Tax deduction associated with the payment of the Pension Underfunded Liability Amount shall be a deduction of Parent.
(k)Transfer Taxes. Buyer, on the one hand, and Parent, on the other hand, shall each be responsible for fifty percent (50%) of all sales, use, documentary stamp, transfer, registration and other Taxes, together with all recording expenses and notarial fees (“Transfer Taxes”), attributable to, imposed upon or arising from the purchase of Units hereunder.

Notwithstanding the foregoing, or anything to the contrary in this Agreement, Parent shall be solely responsible for all Transfer Taxes attributable to, imposed upon or arising from the Subsidiary Conversions or the F Reorg. The Party legally responsible under applicable Law shall file all Tax Returns with respect to any such Transfer Taxes. The Parties shall use commercially reasonable efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Transfer Taxes that could be imposed in connection with Transactions.

(l)Pre-Closing Restructuring Covenants.
(i)Subsidiary Conversions and Company Conversion. No later than five (5) days prior to each of the Subsidiary Conversions and the Company Conversion, as applicable, Parent shall deliver to Buyer drafts of all Conversion Documents (including, without limitation, any LLC Agreements or Tax election forms) for Buyer’s review and approval. Each of Parent, the Company and the Company’s Subsidiaries shall use reasonable best efforts to take or cause to be taken any action necessary to consummate the Subsidiary Conversions and Company Conversion in a manner which qualifies for the Intended Tax Treatment and shall refrain from taking any action which could reasonably be expected to prevent the Subsidiary Conversions or the Company Conversion from so qualifying.
(ii)F Reorg

. Each of Parent, the Company and the Company’s Subsidiaries shall use reasonable best efforts take or cause to be taken any action necessary to consummate the F Reorg in a manner which qualifies for the Intended Tax Treatment and shall refrain from taking any action which could reasonably be expected to prevent the F Reorg from so qualifying.
(m)Bradley Export LTD. No later than one (1) Business Day before the Closing Date, Parent will cause Bradley Export LTD. to distribute all income, earnings, profits and any “accumulated DISC income” as such term is defined in Treasury Regulation Section 1.995-1(a)(4).
5.3Post-Closing Access to Information; Cooperation
.
(a)Access to Information. After the Closing, each Party shall afford the other Parties and their respective Representatives, during normal business hours, reasonable access to the books, records and other information in such Party’s possession or control relating to the assets, Liabilities or operations of the Company and its Subsidiaries with respect to periods prior to the Closing, and the right to make copies and extracts therefrom at its expense, to the extent such access is reasonably required by the requesting Party, in each case solely to the extent required in connection with (i) any Tax audits or Tax Returns, (ii) legal compliance matters, (iii) the facilitation of the investigation, litigation and final disposition of any claims or audits which may have been or may be made against any such party or its Affiliates (other than by Buyer or any of its Affiliates), (iv) accounting purposes or (v) any matters related to such Party’s personal affairs; provided, that the requesting Party will comply with all applicable safety rules and reasonable controls during such access. For the avoidance of doubt, after the Closing, books, records and other information in the possession or control of the Company or any of its Subsidiaries shall be deemed in Buyer’s possession or control for purposes of this Section 5.3.

(b)Cooperation. After the Closing, each Party shall (and shall cause their respective Affiliates to) cooperate, as and to the extent reasonably requested by any other Party, in connection with (i) the filing of Tax Returns for all periods prior to or including the Closing Date and (ii) any Action brought by or against any third party in connection with (A) the Transactions or (B) any fact or condition relating to the business, Liabilities or assets of the Company or any of its Subsidiaries prior to the Closing. Such cooperation shall include making available to the requesting Party, at such times and under such circumstances so as not to unreasonably disrupt business, the relevant books, records, information and employees of the cooperating Party, allowing the relevant personnel of the cooperating Party to assist the requesting Party in participating in any such matter, executing and delivering documents or instruments and taking all such action as the requesting Party reasonably requests in connection with such matter.
(c)Exceptions. Notwithstanding anything to the contrary set forth in this Agreement, no Party or any of its Affiliates shall be required to disclose or provide to another Party or its Representatives any access or information (i) that, if provided, would, in the reasonable opinion of the disclosing Party’s legal counsel, reasonably be expected to adversely affect the ability of such Party or any of its Affiliates to assert attorney-client or attorney work product privilege or a similar privilege, (ii) that, in the reasonable opinion of the disclosing Party’s legal counsel, would be reasonably expected to result in a violation of any Law or Order, or (iii) that the disclosing Party reasonably believes is competitively sensitive; provided, to the extent any information or access is withheld from a requesting Party pursuant to the preceding clauses (i)-(iii), the disclosing Party shall use reasonable best efforts to provide the requesting Party such access or make such disclosure (or as much of it as possible) in a manner that does not have such consequences.
5.4Directors, Officers and Employees.
(a)Cooperation. The Parties shall cooperate and use their reasonable best efforts to respond to and defend, to the fullest extent permitted by applicable Law and in the applicable Organizational Documents of the Company and its Subsidiaries in effect as of the date hereof, against any actual or threatened Action in which any Person who is now, or who at any time prior to the date of this Agreement was, or who prior to the Closing becomes, a director, officer or employee of the Company or any of its Subsidiaries, including in his or her role as a fiduciary of any Benefit Plan (collectively, the “Indemnified Agents”), is, or is threatened to be, made a party or a witness, in whole or in part, in each case, as a result of or relating to the fact that he or she is or was a director, officer or employee of the Company or its Subsidiaries, including in his or her role as a fiduciary of any Benefit Plan, arising out of or pertaining to matters existing or occurring at or prior to the Closing, whether asserted before or after the Closing (collectively, the “Indemnified Agent Claims”).
(b)Indemnification. For six (6) years after the Closing, the Company and its Subsidiaries shall, and Buyer shall cause the Company and its Subsidiaries to, (i) indemnify and hold harmless (and to exculpate), to the fullest extent permitted by Law, each Indemnified Agent from and against all Actions and Damages, joint or several, to which such Indemnified

Agent may become subject under any applicable Law, Order or otherwise and relating to, arising out of or in connection with any Indemnified Agent Claim and (ii) reimburse each Indemnified Agent for all reasonable expenses (including reasonable fees and expenses of legal counsel) as they are incurred in connection with any Indemnified Agent Claim in each case, in accordance with the indemnification or exculpation rights provided for such Indemnified Agent in the applicable entity’s Organizational Documents as in effect as of the date hereof and subject to Buyer’s receipt of an undertaking by or on behalf of such Indemnified Agent, if required by applicable Law or applicable Organizational Documents, to repay such expenses if it is ultimately determined under applicable Law that such Indemnified Agent is not entitled to be indemnified.

(c)Insurance. At or prior to the Closing, Buyer (or the Company at Buyer’s direction), at Buyer’s expense, shall purchase a non-rescindable extended reporting period for the Company’s existing directors and officers, employment practices liability and fiduciary liability insurance coverage, with a duration of not less than six (6) years after the Closing with respect to claims arising from acts, facts or events that occurred prior to the Closing and covering all Persons who are currently covered by such insurance.

(d)Successors and Assigns. If Buyer or the Company or any of their respective successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its assets to any Person, then, and in each such case, Buyer shall cause proper provision to be made so that the successors and assigns of Buyer or the Company, as the case may be, expressly assume the obligations set forth in this Section 5.4.
(e)Third Party Beneficiaries. The provisions of this Section 5.4 are (i) intended to be for the benefit of, and shall be enforceable by, each Indemnified Agent and his or her heirs and (ii) in addition to, and not in substitution of, any other rights, including rights to indemnification and advancement of expenses, that any Indemnified Agent may be entitled to, or hereafter acquire, under any Law, Contract, provision of any Organizational Documents or otherwise. Buyer agrees that, upon the applicable Indemnified Agent’s written direction, following the Closing (A), the Company or its applicable Subsidiary shall be deemed the indemnitor of first resort (i.e., its obligations to the Indemnified Agent are primary and any obligation of such other Persons to advance expenses or to provide indemnification for the same expenses or Liabilities incurred by any such Indemnified Agent are secondary), and (B) the Company or its applicable Subsidiary shall be required to advance the full amount of expenses incurred by such Indemnified Agent and shall be liable for the full indemnifiable amounts, without regard to any rights that such Indemnified Agent may have against any such other Person, subject to the limitations set forth in Section 5.4(b).
5.5No Subrogation. Buyer agrees that the RWI Policy and any other representation and warranty insurance policy(ies) obtained or maintained by Buyer and/or any of its Affiliates with respect to this Agreement and/or any of the Transactions will expressly include a customary waiver of any right of subrogation against Parent and its Affiliates, as well as any past, present or future equityholder, director, manager, member, officer, employee, advisor, agent or representative of any of the foregoing, based upon, arising out of, relating to or resulting from this Agreement or the Transactions, including the negotiation, execution or performance of this

Agreement, other than in the case of Fraud against the Person who committed such Fraud and then only to the extent of such Fraud.

5.6Release.
(a)Effective as of the Closing, Buyer, on behalf of itself and its officers, directors, managers, stockholders, members, Subsidiaries and Affiliates (including, following the Closing, the Company and its Subsidiaries) and each of their respective successors and assigns (each a “Buyer Releasor”), hereby fully and unconditionally releases, acquits and forever discharges Parent, the Shareholders and the Indemnified Agents (each, a “Seller Releasee”) from any and all Actions and Damages, whether known or unknown, whether in law or equity, which such Buyer Releasor or its successors or assigns ever had, now has or may have against such Seller Releasee, in each case, to the extent related to such Seller Releasee’s direct or indirect ownership of equity securities of Parent, the Company or any Subsidiary of the Company. Each Buyer Releasor agrees not to, and agrees to cause its respective officers, directors, managers, stockholders, members, Subsidiaries and Affiliates, and each of their respective successors and assigns, not to, assert any claim described in the immediately preceding sentence against the Seller Releasees. Notwithstanding the foregoing, each Buyer Releasor and its respective officers, directors, managers, stockholders, members, Subsidiaries and Affiliates, and each of their respective successors and assigns retain, and do not release, their rights and interests (i) under the terms and conditions of this Agreement or any other Transaction Document, (ii) in respect of any claim related to the employment of any Seller Releasee by the Company or any of its Subsidiaries or other service relationship between such Seller Releasee and the Company or its Subsidiaries and (iii) in the case of Fraud.
(b)Effective as of the Closing, each of Parent and each Shareholder, on behalf of itself and its officers, directors, managers, stockholders, members, Subsidiaries and Affiliates and each of their respective successors and assigns (each a “Seller Releasor”), hereby fully and unconditionally releases, acquits and forever discharges Buyer, the Company, and each of their respective past, present or future officers, managers, directors, stockholders, partners, members, Affiliates, Subsidiaries, employees, counsel and agents, in such capacity (each a “Buyer Releasee”) from any and all Actions and Damages, whether known or unknown, whether in law or equity, which such Seller Releasor or its successors or assigns ever had, now has or may have against such Buyer Releasee, in each case, to the extent related to such Buyer Releasee’s direct or indirect ownership of equity securities of Parent, the Company or any Subsidiary of the Company. Each Seller Releasor agrees not to, and agrees to cause its respective officers, directors, managers, stockholders, members, Subsidiaries and Affiliates, and each of their respective successors and assigns, not to, assert any claim described in the immediately preceding sentence against the Buyer Releasees. Notwithstanding the foregoing, each Seller Releasor and its respective officers, directors, managers, stockholders, members, Subsidiaries and Affiliates and each of their respective successors and assigns retain, and do not release, their rights and interests (i) under the terms and conditions of this Agreement or any other Transaction Document, (ii) in respect of any claim related to the employment of any Seller Releasor by the Company or any of its Subsidiaries or other service relationship between such Seller Releasor and the Company or its Subsidiaries and (iii) in the case of Fraud.
5.7Retention Escrow Amount
.

(a)Payment to Employee. If the Company is obligated to make a payment to an employee in accordance with a Transaction Retention Agreement (other than retention amounts or bonuses that become payable solely as a result of the Closing) or pursuant to Marion Severance Payments not paid at or prior to the Closing, then (i) Buyer shall provide Parent with written notice of the description of the planned payment, including the applicable employee and Transaction Retention Agreement; (ii) promptly after the delivery of such notice, Buyer and Parent shall deliver to Escrow Agent joint written instructions to release from the Retention Escrow Account to the Company an amount equal to such payment, together with the employer’s share of any employment and payroll Taxes payable in connection with such amount; and (iii) Buyer shall cause the Company to make the payment to the employee in accordance with the applicable Transaction Retention Agreement on the first payroll date that is more than five (5) days following the Company’s receipt of such funds.
(b)No Payment to Employee. If the Company is not required to make a payment to an employee in accordance with a Transaction Retention Agreement (other than retention amounts or bonuses that become payable solely as a result of the Closing) or pursuant to Marion Severance Payments, then (i) Buyer shall provide Parent with written notice of the reason for the lack of such requirement, including the applicable employee and Transaction Retention Agreement; and (ii) promptly after the delivery of such notice, Buyer and Parent shall deliver to Escrow Agent joint written instructions to release from the Retention Escrow Account to Parent the amount equal to the sum of (x) the payment that the Company is no longer required to make under the applicable Transaction Retention Agreement and (y) the amount of the employer’s share of any employment and payroll Taxes that would have been payable in connection with such amount had the payment been made.
5.8Buyer Parent Guaranty.
(a)Buyer Parent hereby absolutely, unconditionally and irrevocably guarantees to the Parent and the Shareholders the due and punctual payments and performance by Buyer (and any permitted assignees thereof) of Buyer’s obligations and Liabilities under this Agreement, including to pay the obligations and amounts contemplated under Section 2.3 and Section 2.4 (collectively, the “Guaranteed Obligations”), in the event that Buyer does not satisfy such obligations. This guarantee is valid and in full force and effect and constitutes the valid and binding obligation of Buyer Parent, enforceable in accordance with its terms. This guarantee is an absolute, unconditional, continuing irrevocable guarantee of the full and punctual discharge and performance of the Guaranteed Obligations and shall continue in effect notwithstanding any extension or modification of the terms of this Agreement (except to the extent such extension or modification affects Buyer’s obligations hereunder) or any assumption without the consent of Parent of any such Guaranteed Obligation by any other party. Should Buyer default in the discharge or performance of all or any portion of the Guaranteed Obligations, the obligations of Buyer Parent hereunder shall become immediately due and, if applicable, payable.  Buyer Parent shall have all defenses to the Guaranteed Obligations that would be available to Buyer under this Agreement. The obligations of Buyer Parent hereunder shall not be affected by or contingent upon (i) the liquidation or dissolution of, or the merger or consolidation of Buyer with or into any Person or any sale or transfer by Buyer of all or any part of its property or assets, (ii) the bankruptcy, receivership, insolvency, reorganization or similar proceedings involving or affecting Buyer, (iii) any modification, alteration, amendment or addition of or to this Agreement (except to the extent such modification, alteration, amendment or addition affects Buyer’s obligations hereunder and then only to such extent) or (iv) any disability or any other defense of Buyer, Buyer Parent or any other Person (with or without notice) which might otherwise constitute a legal or equitable discharge of a surety or Buyer Parent in its capacity as Buyer Parent hereunder. In connection with the foregoing, Buyer Parent waives all defenses and discharges it may have or otherwise be entitled to as a guarantor or surety and further waives presentment for payment or performance, notice of nonpayment or nonperformance, demand, diligence or protest. The Seller Parties entered into this Agreement in reliance upon this Section 5.8.  Buyer Parent acknowledges that it will receive substantial direct and indirect benefits from the transactions contemplated hereby and that the waivers and agreements by Buyer Parent set forth in this Section 5.8(a) are knowingly made in contemplation of such benefits. Notwithstanding anything to the contrary contained in this Section 5.8(a), the Seller Parties hereby agree that to the extent any of the Guaranteed Obligations are not payable by Buyer in accordance with the terms of this Agreement, Buyer Parent shall be similarly relieved of its obligations to make payments under this Section 5.8(a)  solely in respect of such obligations for which Buyer was relieved under this Agreement.
(b)Buyer Parent hereby represents and warrants as follows:
(i)Buyer Parent has all requisite corporate power, legal right and authority to execute and deliver this Agreement and to carry out the obligations created by this Section 5.8;
(ii)the execution and delivery by Buyer Parent of this Agreement and the consummation by Buyer Parent of obligations created by this Section 5.8 have been duly authorized by Buyer Parent and no other corporate act on the part of Buyer Parent is necessary to authorize this Agreement or any obligations created by this Section 5.8;
(iii)assuming the due authorization, execution and delivery by the other Parties, this Agreement constitutes the valid and binding agreement of Buyer Parent, enforceable in accordance with its terms, except as such may be limited by the Enforceability Exceptions;
(iv)Buyer Parent has funds sufficient to satisfy all of its obligations under this Section 5.8;
(v)the execution and delivery by Buyer Parent of this Agreement will not violate any Law or Order applicable to Buyer Parent, subject to compliance with Regulatory Laws applicable to the Transactions; and
(vi)Buyer Parent makes the same representations and warranties as made by Buyer set forth in Section 3.5(a) mutatis mutandis as if such representations and warranties were expressly set forth in this Section 5.8.
6.CONDITIONS PRECEDENT
6.1Conditions Precedent to the Obligations of the Buyer
. Each and every obligation of Buyer to be performed on or after the Closing Date under this Agreement is subject to the satisfaction (or written waiver by Buyer) prior to or at the Closing of each of the following conditions:

(a)(i) the Fundamental Representations of the Seller Parties shall be true and correct in all respects (except for de minimis inaccuracies) on and as of the Closing Date as though made on and as of the Closing Date (other than such representations and warranties that speak as of a specific date or time which need be so true and correct only as of such date or time), and (ii) the representations and warranties of the Seller Parties set forth in this Agreement (other than the Fundamental Representations of the Seller Parties) shall be true and correct on and as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, except, in the case of this clause (ii), (A) for representations and warranties that speak as of a specific date or time (which need be true and correct only as of such date or time) and (B) for breaches of representations and warranties (but without regard to any materiality qualifications or references to Material Adverse Effect contained in any representation or warranty) that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; and (x) an authorized officer Parent in its capacity as the Shareholder representative pursuant to Section 10.17, in the case of representations and warranties set forth in Section 3.1, (y) an authorized officer of Parent, in the case of the representations and warranties set forth in Section 3.2, and (y) an authorized officer of each of the Company and Parent, in the case of the representations and warranties set forth in Section 3.3, shall have delivered to Buyer a certificate dated the Closing Date confirming the foregoing;
(b)the Seller Parties shall have performed in all material respects all covenants required by this Agreement to be performed by the Seller Parties prior to the Closing; and an authorized officer of Parent, in the case of the covenants of Parent and the Shareholders, and an authorized officer of the Company, in the case of the covenants of the Company, shall have delivered to Buyer a certificate dated the Closing Date confirming the foregoing;
(c)during the period from the date hereof to the Closing Date, there will not have occurred any circumstance, event or occurrence that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and an authorized officer of each of the Company and Parent shall have delivered to Buyer a certificate dated the Closing Date confirming the foregoing;
(d)the Seller Parties shall have delivered, or caused to have been delivered, to Buyer the documents described in Section 7.2;
(e)the Restrictive Covenant Agreements shall be in full force and effect and the validity thereof shall not have been challenged by any Action made by or on behalf of any Shareholder party thereto;
(f)all (i) applicable waiting periods (and any extensions thereof) under the HSR Act with respect to the Transactions, and any commitment to, or agreement (including any timing agreement) with, any Governmental Authority to delay the consummation of, or not to consummate before a certain date, the Transactions, shall have expired or been terminated, and (ii) actions by or in respect of, or filings with, any Governmental Authority under the HSR Act that are required to permit the consummation of the Transactions shall have been taken or made;

(g)no Law or Order shall have been enacted, entered, promulgated, adopted, issued or enforced by any Governmental Authority with competent jurisdiction over the Parties or the Transactions that is then in effect and has the effect of making the Transactions illegal or otherwise prohibiting, enjoining or preventing the consummation of the Transactions;
(h)the Excluded Asset Transfers shall have been completed in accordance with Section 4.6; and
(i)all steps of the Subsidiary Conversions and the Company Conversion shall have been completed in accordance with Section 5.2(f).
6.2Conditions Precedent to the Obligations of the Seller Parties. Each and every obligation of the Seller Parties to be performed on or after the Closing Date under this Agreement is subject to the satisfaction (or written waiver by Parent and the Company) prior to or at the Closing of each of the following conditions:
(a)(i) the Fundamental Representations of Buyer shall be true and correct in all respects (except for de minimis inaccuracies) on and as of the Closing Date as though made on and as of the Closing Date (other than such representations and warranties that speak as of a specific date or time which need be so true and correct only as of such date or time), and (ii) the representations and warranties of Buyer set forth in this Agreement (other than the Fundamental Representations of Buyer) shall be true and correct on and as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, except, in the case of this clause (ii), (A) for representations and warranties that speak as of a specific date or time (which need be true and correct only as of such date or time) and (B) for breaches of representations and warranties (but without regard to any materiality qualifications or references to Material Adverse Effect contained in any representation or warranty) that would not reasonably be expected to have, individually or in the aggregate, the effect of preventing, materially delaying, making illegal or otherwise materially interfering with Buyer’s performance of this Agreement or the consummation of the Transactions; and an authorized officer of Buyer shall have delivered to Parent for further delivery to the Shareholders a certificate dated the Closing Date confirming the foregoing;
(b)Buyer shall have performed in all material respects all covenants required by this Agreement to be performed by Buyer prior to the Closing; and an authorized officer of Buyer shall have delivered to Parent for further delivery to the Shareholders a certificate dated the Closing Date confirming the foregoing;
(c)Buyer shall have delivered, or caused to have been delivered the documents described in Section 7.3;
(d)all (i) applicable waiting periods (and any extensions thereof) under the HSR Act with respect to the Transactions, and any commitment to, or agreement (including any timing agreement) with, any Governmental Authority to delay the consummation of, or not to consummate before a certain date, the Transactions, shall have expired or been terminated, and (ii) actions by or in respect of, or filings with, any Governmental Authority under the HSR Act that are required to permit the consummation of the Transactions shall have been taken or made; and

(e)no Law or Order shall have been enacted, entered, promulgated, adopted, issued or enforced by any Governmental Authority with competent jurisdiction over the Parties and the Transactions that is then in effect and has the effect of making the Transactions illegal or otherwise prohibiting the consummation of the Transactions.
7.CLOSING
7.1Closing Date. Unless this Agreement shall have been terminated pursuant to Section 9.1, and provided that the conditions set forth in Article 6 are satisfied or waived, the closing with respect to the Transactions (the “Closing”) shall take place at 8:00 a.m., Central Standard Time, on the second (2nd) Business Day after the satisfaction or waiver of all of the conditions set forth in Article 6, other than conditions that, by their nature, will be satisfied at the Closing, or such other location, time and date as the Parties shall agree in writing. The Parties intend that the pre-Closing and Closing shall be effected, to the extent practicable, by conference call, the electronic delivery of documents and the prior physical exchange of certain other documents to be held in escrow by outside counsel to the recipient Party pending authorization by the delivering Party (or its outside counsel) of their release at the Closing. The actual date of the Closing is referred to as the “Closing Date,” and if the Closing occurs, the Closing shall be deemed to have become effective as of 12:01 a.m. on the Closing Date.
7.2Items to be Delivered by the Seller Parties. At the Closing, the applicable Seller Party shall deliver, or cause to be delivered, to Buyer the following documents, in each case duly executed or otherwise in proper form:
(a)such instruments as are necessary to transfer all right, title, and interest in and to the Units to Buyer, in form and substance reasonably acceptable to Buyer and Parent, executed by Parent;
(b)the certificates described in Section 6.1(a), Section 6.1(b) and Section 6.1(c), in form and substance reasonably acceptable to Buyer and the Company;
(c)the resignations of all directors of the Company and its Subsidiaries, in form and substance reasonably acceptable to Buyer and the Company, effective as of the Closing Date;
(d)a copy of the Articles of Organization of the Company, certified not more than ten (10) Business Days prior to the Closing Date by the Wisconsin Department of Financial Institutions;
(e)a copy of the Articles of Incorporation of Parent, certified not more than ten (10) Business Days prior to the Closing Date by the Wisconsin Department of Financial Institutions;
(f)a copy of the By-Laws of Parent, certified as of immediately prior to the Closing by the secretary of Parent;

(g)a Certificate of Status for each of the Company and Parent issued not more than ten (10) Business Days prior to the Closing Date by the Wisconsin Department of Financial Institutions;
(h)an IRS Form W-9, properly completed and executed by Parent;
(i)the Conversion Documents (including the LLC Agreement), in each case in form and substance reasonably acceptable to Buyer and fully executed and/or filed with the proper Governmental Authorities, as applicable;
(j)the Escrow Agreement, in form and substance reasonably acceptable to Buyer and Parent, executed by Parent; and
(k)all other documents, instruments or writings required to be delivered to Buyer at or prior to the Closing pursuant to this Agreement.
7.3Items to be Delivered by Buyer
. At the Closing, Buyer shall deliver, or cause to be delivered, the wire transfers contemplated by Section 2.3(a), Section 2.3(b), Section 2.3(c), Section 2.3(d), Section 2.3(e) and Section 2.3(f) and to Parent the following documents, in each case duly executed or otherwise in proper form:
(a)the certificates described in Section 6.2(a) and Section 6.2(b), in form and substance reasonably acceptable to Buyer and the Company;
(b)the Escrow Agreement, in form and substance reasonably acceptable to Buyer and Parent, executed by Buyer and the Escrow Agent; and
(c)all other documents, instruments or writings required to be delivered to Parent or the Company at or prior to the Closing pursuant to this Agreement.
8.SURVIVAL PERIOD; SOLE RECOURSE
8.1Survival Period
. The representations and warranties set forth in this Agreement and in any certificates delivered at the Closing in connection with this Agreement shall terminate as of the Closing Date and shall thereafter be of no further force or effect. All covenants set forth in this Agreement that are to be performed in whole prior to the Closing shall terminate as of the Closing and shall thereafter be of no further force or effect. All covenants set forth in this Agreement that are to be performed in whole or in part after the Closing shall survive until performance has been completed in accordance with their terms and shall thereafter be of no further force or effect. The Parties agree that it is their intention to contractually shorten the applicable statutes of limitations pursuant to the terms of this Section 8.1.
8.2Scope of Recourse.
(a)NOTWITHSTANDING ANYTHING TO THE CONTRARY: (A) IF THE CLOSING DOES NOT OCCUR, BUYER’S SOLE AND EXCLUSIVE RECOURSE WITH RESPECT TO ANY BREACH OF ANY REPRESENTATION, WARRANTY OR COVENANT OF A SELLER PARTY SET FORTH IN THIS

AGREEMENT SHALL BE PURSUANT TO SECTION 10.11 AND AN ABILITY TO RELY ON THE CONDITION SET FORTH IN SECTION 6.1(a) AND/OR SECTION 6.1(b) IF AND TO THE EXTENT SUCH BREACH RESULTS IN THE INABILITY TO SATISFY THE RELEVANT CONDITION AND, IF THIS AGREEMENT IS TERMINATED IN ACCORDANCE WITH SECTION 9.1, THE RIGHT TO SEEK REDRESS FOR SUCH BREACH IF AND TO THE EXTENT PERMITTED BY SECTION 9.3; (B) IF THE CLOSING OCCURS, BUYER’S SOLE AND EXCLUSIVE RECOURSE WITH RESPECT TO ANY BREACH OF ANY REPRESENTATION, WARRANTY OR COVENANT OF A SELLER PARTY SET FORTH IN THIS AGREEMENT (OTHER THAN WITH RESPECT TO ANY COVENANT TO THE EXTENT REQUIRED TO BE PERFORMED AFTER THE CLOSING) AND IN ANY CERTIFICATES DELIVERED AT THE CLOSING IN CONNECTION WITH THIS AGREEMENT SHALL BE CLAIMS UNDER THE RWI POLICY; AND (C) BUYER SHALL NOT, AND BUYER SHALL CAUSE ITS AFFILIATES (INCLUDING, AFTER THE CLOSING, THE COMPANY AND ITS SUBSIDIARIES) NOT TO, TAKE ACTION THAT MAY AVOID THE LIMITATIONS CONTAINED IN THIS SECTION 8.2(a), INCLUDING BY SEEKING DAMAGES OR OTHER RELIEF FOR BREACH OF CONTRACT OR TORT OR PURSUANT TO ANY OTHER THEORY OF LIABILITY NOT PERMITTED BY THIS SECTION 8.2(a), ALL OF WHICH ARE HEREBY WAIVED. NOTWITHSTANDING THE FOREGOING, NOTHING IN THIS AGREEMENT SHALL RELIEVE ANY PERSON FROM ANY LIABILITY FOR FRAUD (AS DEFINED IN SECTION 10.18).
(b)NOTWITHSTANDING ANYTHING TO THE CONTRARY: (A) IF THE CLOSING DOES NOT OCCUR, THE SELLER PARTIES’ SOLE AND EXCLUSIVE RECOURSE WITH RESPECT TO ANY BREACH OF ANY REPRESENTATION, WARRANTY OR COVENANT OF BUYER SET FORTH IN THIS AGREEMENT (OTHER THAN ANY COVENANT OF CONFIDENTIALITY OR NON-DISCLOSURE HEREUNDER) SHALL BE PURSUANT TO SECTION 10.11 AND AN ABILITY TO RELY ON THE CONDITION SET FORTH IN SECTION 6.2(a) AND/OR SECTION 6.2(b) IF AND TO THE EXTENT SUCH BREACH RESULTS IN THE INABILITY TO SATISFY THE RELEVANT CONDITION AND, IF THIS AGREEMENT IS TERMINATED IN ACCORDANCE WITH SECTION 9.1, THE RIGHT TO SEEK REDRESS FOR SUCH BREACH IF AND TO THE EXTENT PERMITTED BY SECTION 9.3; AND (B) THE SELLER PARTIES SHALL NOT, AND THE SELLER PARTIES SHALL CAUSE THEIR RESPECTIVE AFFILIATES NOT TO, TAKE ACTION THAT MAY AVOID THE LIMITATIONS CONTAINED IN THIS SECTION 8.2(b), INCLUDING BY SEEKING DAMAGES OR OTHER RELIEF FOR BREACH OF CONTRACT OR TORT OR PURSUANT TO ANY OTHER THEORY OF LIABILITY NOT PERMITTED BY THIS SECTION 8.2(b), ALL OF WHICH ARE HEREBY WAIVED. NOTWITHSTANDING THE FOREGOING, NOTHING IN THIS AGREEMENT SHALL RELIEVE ANY PERSON FROM ANY LIABILITY FOR FRAUD (AS DEFINED IN SECTION 10.18).
9.TERMINATION
9.1General
. Prior to the Closing, this Agreement may be terminated, and the Transactions may be abandoned, only as follows:

(a)by the written agreement of Buyer and Parent;
(b)by Buyer or Parent if the Closing shall not have occurred on or prior to August 30, 2024 or such other date as Buyer and Parent agree in writing (the “Termination Date”); provided, however, that (i) if Buyer is in breach of any of its representations, warranties or covenants set forth in this Agreement and such breach would allow Parent and the Company to refuse to consummate the Transactions due to such breach resulting in the failure of the condition set forth in Section 6.2(a) or Section 6.2(b), then Buyer may not terminate this Agreement pursuant to this subclause (b) and (ii) if Parent or the Company is in breach of any of its representations, warranties or covenants set forth in this Agreement and such breach would allow Buyer to refuse to consummate the Transactions due to such breach resulting in the failure of the condition set forth in Section 6.2(a) or Section 6.2(b), then Parent may not terminate this Agreement pursuant to this subclause (b);
(c)by Buyer if all of the following shall have occurred: (i) any Seller Party shall have breached or failed to perform or comply with any of its representations, warranties or covenants contained in this Agreement, (ii) such breach or failure to perform or comply would result in the condition set forth in Section 6.1(a) or Section 6.1(b) to not be satisfied and (iii) such breach or failure to perform or comply is incapable of being cured by the Seller Parties prior to the date that is the earlier of (A) three (3) Business Days prior to the Termination Date and (B) thirty (30) days after receipt of written notice thereof or, if such breach or failure to perform is capable of being so cured, the Seller Parties shall not have cured such breach or failure to perform within thirty (30) days after receipt of written notice thereof; provided that, in each case, Buyer is not then in breach of this Agreement so as to cause the conditions to Closing set forth in Section 6.2(a) or Section 6.2(b) to not be satisfied;
(d)by Parent if all of the following shall have occurred: (i) Buyer shall have breached or failed to perform or comply with its representations, warranties or covenants contained in this Agreement, (ii) such breach or failure to perform or comply would result in any condition set forth in Section 6.2(a) or Section 6.2(b) to not be satisfied and (iii) such breach or failure to perform or comply is incapable of being cured by Buyer prior to the date that is the earlier of (A) three (3) Business Days prior to the Termination Date and (B) thirty (30) days after receipt of written notice thereof or, if such breach or failure to perform is capable of being so cured, Buyer shall not have cured such breach or failure to perform within thirty (30) days after receipt of written notice thereof; provided that, in each case, the Seller Parties are not then in breach of this Agreement so as to cause the conditions to Closing set forth in Section 6.1(a) or Section 6.1(b) to not be satisfied; and
(e)by Buyer or Parent if an Order or Law shall have been enacted, entered, promulgated, adopted or issued by a Governmental Authority permanently prohibiting, enjoining, preventing or making illegal the Transactions and such Order or Law has become final and non-appealable; provided, however, that the Party seeking to terminate this Agreement pursuant to this subclause (e) shall have complied in all material respects with its obligations under Section 4.3 with respect to such Order or Law.
9.2Post-Termination Obligations
. To terminate this Agreement as provided in subclause (b), subclause (c), subclause (d) or subclause (e) of Section 9.1, the terminating Party shall provide the other Parties with written notice of its election to terminate this Agreement. Upon delivery of such written notice in accordance with Section 9.1 and Section 10.12 or a written agreement of Buyer and Parent to terminate this Agreement as provided in subclause (a) of Section 9.1:

(a)the Transactions shall be terminated, without further action by any Party;
(b)Buyer shall return or destroy all documents and other materials relating to the Transactions received from or on behalf of the Company (and all copies thereof), whether so obtained before, on or after the execution and delivery of this Agreement, in accordance with, and in the manner prescribed by, the Confidentiality Agreement; and
(c)all information relating to Parent, the Company or any of its Subsidiaries or the Transactions received or accumulated by Buyer or its Representatives shall be treated as “Evaluation Material” in accordance with the Confidentiality Agreement (as supplemented by this Agreement), which shall remain in full force and effect, as supplemented by this Agreement, notwithstanding the termination of this Agreement.
9.3Effect of Termination
. If this Agreement is validly terminated, then this Agreement shall forthwith become wholly void and of no further force and effect, and there shall be no Liability under this Agreement on the part of the Parties or their Affiliates (or any of its or their respective directors, officers, employees, stockholders, partners, members, Affiliates, agents, successors or assigns), except that the respective obligations of the Parties under the last sentence of Section 4.1 and the provisions of Section 9.2 and Article 10 (and the Confidentiality Agreement) shall remain in full force and effect; provided, however, that termination shall not relieve any Party from Liability for Damages incurred or suffered by any other Party as a result of Damages for Fraud or for willful, intentional and material breach of this Agreement. Nothing herein shall limit or prevent any party from exercising any rights or remedies it may have under Section 10.11.
10.MISCELLANEOUS
10.1Further Assurances. From time to time after the date of this Agreement, upon the written request of a Party and without further consideration, each Party shall execute and deliver to the requesting Party such documents and take such action as the requesting Party reasonably requests to consummate more effectively the intent and purpose of the Parties under the Transaction Documents and the Transactions.
10.2Payment Mechanics. All payments required to be made under this Agreement shall be made by wire transfer of immediately available funds, free of costs and charges (other than charges imposed by the recipient’s bank and subject to any applicable deduction or withholding of Taxes pursuant to Section 2.4(h)), to the account set forth in the Closing Payment Schedule or that the recipient has otherwise designated in writing.
10.3Publicity. The Parties agree that no public release or announcement relating to the Transactions shall be issued or made by or on behalf of a Party or any of its Affiliates without the prior written consent of Buyer and Parent (which consent shall not be unreasonably withheld, conditioned or delayed), except that the Company and its Subsidiaries may make such announcements to the Current Employees. The Parties agree to keep the terms of this Agreement confidential, except to the extent required by applicable Law or for financial reporting purposes and except that the Parties may disclose such terms to their respective Representatives as necessary in connection with the ordinary conduct of their respective businesses (so long as such Persons keep the terms of this Agreement confidential as contemplated above). Notwithstanding the foregoing, each of Parent and Buyer may issue (a) any press release or public statement, announcement or disclosure regarding the Transactions to the extent required by applicable Law or any listing agreement with any national securities exchange if the Party making the release or statement, announcement or disclosure has used its reasonable best efforts to consult with the other party and to provide the other party with a meaningful opportunity to review and comment on such disclosure in advance, and has given due consideration to all reasonable additions, deletions or changes suggested thereto by the other Party, prior to issuing such release or statement, and (b) a press release or make a public statement, announcement or disclosure that does not disclose any material information that was not included within prior press releases issued or public statements, announcements or disclosures made in compliance with the first sentence of this Section 10.3 without any consultation or opportunity for review and comment.

10.4Entire Agreement. This Agreement (including its exhibits and schedules), the other Transaction Documents (when executed and delivered) and the Confidentiality Agreement supersede all prior agreements, and constitute (together with the other Transaction Documents) a complete and exclusive statement of the terms of the agreement, among the Parties with respect to its subject matter. There have been and are no representations, warranties or covenants relating to the subject matter of this Agreement among the Parties other than those set forth in this Agreement, the other Transaction Documents and the Confidentiality Agreement.
10.5Amendment. No amendments or supplements to this Agreement shall be valid and binding unless set forth in a written agreement executed and delivered by Buyer and Parent.
10.6Assignment. No Party shall assign, transfer or encumber this Agreement or any of its rights or obligations hereunder without the prior written consent of Buyer and Parent, and any attempted assignment, transfer or encumbrance without such consent shall be void and without effect; provided that Buyer may assign all or a portion of its rights and obligations under this Agreement without the prior written consent of Parent (a) to any Affiliate, (b) in connection with a merger or consolidation or disposition of all or substantially all of Buyer’s assets or (c) as collateral in respect of any debt financing (provided, in each case, no such assignment shall relieve Buyer of its obligations under this Agreement). Subject to the previous sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the Parties and their respective permitted successors and permitted assigns.
10.7Waiver. No waiver by a Party of any of the provisions of this Agreement shall be effective unless set forth in a written instrument executed and delivered by the Party so waiving. Except as provided in the preceding sentence, no action taken pursuant to this Agreement shall be deemed to constitute a waiver by the Party taking such action of compliance with any representations, warranties or covenants set forth in this Agreement and in any other Transaction Documents. The waiver by a Party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

10.8Non-Recourse. This Agreement may be enforced only against the named Parties. All claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement, may be made only against the Persons that are expressly identified as Parties, and neither any past, present or future Affiliate nor any past, present or future equityholder or Representative of Buyer, any Seller Party or any of their respective Affiliates (including any Person negotiating or executing this Agreement on behalf of a Party) shall have any Liability with respect to this Agreement or with respect to any claim or cause of action that may arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement (except to the extent such Person is a Party).
10.9Governing Law and Language. This Agreement shall be construed and interpreted in accordance with the Laws of the State of Wisconsin, excluding any choice of law rules that may direct the application of the Laws of another jurisdiction. This Agreement shall be construed and interpreted in accordance with the English language only, which language shall be controlling in all respects. No translation, if any, of this Agreement shall have any force or effect in the interpretation hereof or in the determination of the intent of the Parties hereunder.
10.10Consent to Jurisdiction. Each Party stipulates that any dispute or disagreement between or among any of the Parties as to the interpretation of any provision of, or the extent of rights or performance of obligations under, or otherwise relating to this Agreement shall be commenced and prosecuted in its entirety exclusively in, and consents to the exclusive jurisdiction and proper venue of, the Circuit Court for Milwaukee County, Wisconsin or the United States District Court for the Eastern District of Wisconsin. Each Party consents to personal and subject matter jurisdiction and venue in such court and waives and relinquishes all right to object to the suitability or convenience of such venue or forum by reason of their present or future domiciles or by any other reason. The Parties acknowledge that all directions issued by the forum court, including all injunctions and other decrees, shall be binding and enforceable in all jurisdictions.
10.11Specific Performance. Each Party acknowledges that the rights of each Party to consummate the Transactions are unique and recognizes and affirms that, in the event of a breach of this Agreement by any Party, money Damages may be inadequate and the non-breaching Party may have no adequate remedy at law. Accordingly, the Parties agree that, prior to the valid termination of this Agreement pursuant to Section 9.1, the non-breaching Party shall have the right, in addition to any other rights and remedies existing in their favor at law or in equity, to enforce its rights and the breaching Party’s obligations under this Agreement not only by an Action or Actions for Damages but also by an Action or Actions for specific performance, injunctive and/or other equitable relief. Each Party agrees that it shall not oppose the granting of an specific performance, injunctive and/or other equitable relief when expressly available pursuant to this Agreement on the basis that the other Parties have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity, and each Party hereby waives any requirement under Law to post a bond, undertaking or other security as a prerequisite to obtaining specific performance, injunctive and/or other equitable relief.
10.12Notice. All notices, requests, demands and other communications under this Agreement shall be given in writing and shall be personally delivered, sent by electronic transmission or sent by a nationally recognized private overnight courier service as follows:

(a)If to Buyer or, after the Closing, the Company, to:

c/o Watts Water Technologies, Inc.
815 Chestnut Street
North Andover, MA 01845
Attention: Kenneth R. Lepage
Email: kenneth.lepage@wattswater.com

with a copy (with shall not constitute notice) to:

Latham & Watkins LLP
200 Clarendon Street
Boston, MA 02116
Attention: Owen J.D. Alexander; Stephen Ranere
Email: Owen.Alexander@lw.com; Stephen.Ranere@lw.com

(b)If to Parent or, prior to the Closing, the Company, to:

c/o G6 Adventures Corporation
PO Box 560
Hartland WI 53029
Attention: Bryan H. Mullett
Email: bryan.mullett72@gmail.com

with a copy (which shall not constitute notice) to:

Foley & Lardner LLP
777 East Wisconsin Avenue
Milwaukee, Wisconsin 53202
Attention: Bryan S. Schultz
Email: brschultz@foley.com

or to such other Person or address as a Party shall have specified by notice in writing to the other Parties. If personally delivered, then such communication shall be deemed delivered on the date of actual receipt; if sent by electronic transmission, then such communication shall be deemed delivered the date of the transmission (provided no “bounce back”, “non-deliverable” or similar automated response is received by the sender) or, if the transmission is not made before 5:00 p.m. Central Standard Time, at the place of receipt, on a Business Day, the first (1st) Business Day after transmission (and sender shall bear the burden of proof of delivery); and if sent by overnight courier, then such communication shall be deemed delivered on the date of receipt.

10.13Expenses. Regardless of whether or not the Transactions are consummated, except to the extent otherwise expressly set forth in this Agreement, each Party shall bear its own expenses and the expenses of its Representatives in connection with the Transactions, provided that (i) Buyer and Parent shall each be responsible for half of the Transfer Taxes as set forth in Section 5.2(k), (ii) Buyer shall be solely responsible for all costs to procure, maintain and make claims under the RWI Policy and the insurance coverage described in Section 5.4(c), including all premiums, retention amounts, taxes, expenses and costs of any nature whatsoever (and none of such fees and other amounts shall be included within the calculation of the Transaction Expense Amount or the Current Liabilities for purposes of this Agreement) and (iii) Buyer and Parent shall each be responsible for half of the Filing Fees and half of the fees or expenses associated with the Escrow Agent, Adjustment Escrow Account or Retention Escrow Account.

10.14Conflicts; Certain Communications.
(a)Conflicts and Privilege. Buyer, on behalf of itself and its Affiliates (which, for this purpose, shall be deemed to include the Company and its Subsidiaries) agrees that, notwithstanding any current or prior representation of Parent, the Company and/or any Subsidiary of the Company by Foley & Lardner LLP, Foley & Lardner LLP shall be allowed to represent any or all of Parent and its Affiliates in any matters and disputes adverse to Buyer, the Company, any Subsidiary of the Company and/or their respective Affiliates that either are existing on the date of this Agreement or arise in the future and, in each case, relate to the negotiation, documentation and consummation of this Agreement or the Transactions. Buyer, on behalf of itself and its Affiliates (which, for this purpose, shall be deemed to include the Company and the Subsidiaries) hereby (i) waives any claim that Buyer, the Company, any Subsidiary of the Company and their respective Affiliates have or may have that Foley & Lardner LLP has a conflict of interest or is otherwise prohibited from engaging in such representation and (ii) agrees that, if a dispute arises after the Closing between Buyer, the Company, any Subsidiary of the Company or any of their respective Affiliates, on the one hand, and any or all of Parent and its Affiliates, on the other hand, then Foley & Lardner LLP may represent any or all of Parent and its Affiliates in such dispute even though the interests of any or all of Parent and its Affiliates may be directly adverse to Buyer, the Company, any Subsidiary of the Company and/or their respective Affiliates and even though Foley & Lardner LLP may have represented the Company and/or any of its Subsidiaries in a matter substantially related to such dispute or may be handling ongoing matters for Buyer, the Company, any Subsidiary of the Company and/or their respective Affiliates. Buyer, on behalf of itself and its Affiliates (which, for this purpose, shall be deemed to include the Company and its Subsidiaries), agrees that, as to all communications between or among Foley & Lardner LLP and Parent, the Company, any Subsidiary of the Company and/or any of their respective Affiliates that relate to the negotiation, documentation and consummation of this Agreement or the Transactions, the attorney-client privilege and the expectation of client confidence belongs to Parent, shall be controlled by Parent and shall not pass to or be claimed by Buyer, the Company or any of its Subsidiaries. Notwithstanding the foregoing, if a dispute arises between Buyer, the Company or any of its Subsidiaries, on the one hand, and a third party (other than Parent or any of their respective Affiliates), on the other hand, after the Closing, then Buyer, the Company or any of its Subsidiaries, to the extent applicable, may assert the attorney-client privilege to prevent disclosure to such third party of confidential communications involving Foley & Lardner LLP; provided, however, that neither the Company nor any of its Subsidiaries may waive such privilege without the prior written consent of Parent.
(b)Certain Communications. Buyer, on behalf of itself and its Affiliates (which, for this purpose, shall be deemed to include the Company and its Subsidiaries) agrees that all communications involving Parent, the Company, any Subsidiary of the Company or any Representative of any of the foregoing with, and work product of, Foley & Lardner LLP to the extent they relate to the negotiation, documentation and consummation of this Agreement or the Transactions, together with all written or other materials to the extent consisting of, containing, summarizing or embodying such communications and work product (collectively, the “Protected Information”), are the property of Parent and, upon request of Parent, shall be returned to Parent to the extent reasonably practicable, and if not so returned, none of Buyer, the Company, any Subsidiary of the Company or their respective controlled Affiliates shall disclose any Protected Information to any Person or use any Protected Information for any purpose, except as required by Law.  For the avoidance of doubt, “Protected Information” shall not include any other communications between Foley & Lardner LLP and the Company or its Subsidiaries related to the general corporate and business matters of the Company and its Subsidiaries.

10.15Disclosure Schedule. Any fact or item disclosed in any Section of the Disclosure Schedule shall be deemed disclosed in each other Section of the Disclosure Schedule to which such fact or item may apply so long as (a) such other Section is referenced by applicable cross reference or (b) it is reasonably apparent on the face of such disclosure so as to enable a reasonable person to determine that such disclosure qualifies or is otherwise applicable to such other Section. The Disclosure Schedule and exhibits to this Agreement are qualified in their entirety by reference to specific provisions of this Agreement, and are not intended to constitute, and shall not be construed as, a representation or warranty or covenant of the Seller Parties. The specification of any dollar amounts or the inclusion of any facts or items in the Disclosure Schedule shall not be deemed to be an acknowledgement, representation or warranty that such dollar amounts, facts or items are material, to establish any standard of materiality or to establish matters that are within or outside of the Ordinary Course. The Company may have included in the Disclosure Schedule facts or items that are not required to be set forth therein for informational purposes or with an intent to avoid any misunderstanding, and Buyer acknowledges that such additional facts or items may not include other matters of a similar nature or impose any requirement to disclose any information beyond what is specifically required by this Agreement. The information contained in the Disclosure Schedule is disclosed solely for purposes of this Agreement, and no information contained in the Disclosure Schedule will be deemed to be an admission by any Person of any matter whatsoever (including any violation of any Law or breach of Contract). References in the Disclosure Schedule to any Contract, Benefit Plan, Order, instrument, document or legal proceeding are qualified in their entirety by reference to more detailed information in documents attached thereto or previously delivered or made available to Buyer or any of its Representatives.
10.16Interpretive Provisions. For purposes of this Agreement, (a) the terms “including” and “include” shall be deemed to be followed by the terms “without limitation,” (b) the terms “herein,” “hereof,” “hereby,” “hereto” or “hereunder” refer to this Agreement as a whole, and (c) references to “$” refer to United States Dollars. Except as otherwise expressly set forth in this Agreement, all references in Article 3 and Article 4 to any Law shall be deemed to refer to such Law as enacted prior to the Closing Date. When calculating the period of time before which, within which or following which any act is required to be done pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded and, if the last day of such period is not a Business Day, the period in question shall end on the next succeeding Business Day. Unless the context otherwise requires, references in this Agreement (i) to Articles, Sections, exhibits and schedules mean the Articles and Sections of, and the exhibits and schedules attached to or accompanying, this Agreement and (ii) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof. The schedules and exhibits referred to in this Agreement shall be construed with and as an integral part of this Agreement. Capitalized terms used but not otherwise defined in the schedules and exhibits referred to in this Agreement shall have the meanings set forth in this Agreement. Titles to Articles and headings of Sections are inserted for convenience of reference only and shall not be deemed a part of or to affect the meaning or interpretation of this Agreement. Notwithstanding the fact that this Agreement has been drafted or prepared by one of the Parties, each Party confirms that both it and its counsel have reviewed, negotiated and adopted this Agreement as the joint agreement and understanding of the Parties. The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party. This Agreement may be executed by signatures exchanged via electronic means and in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Without limitation, counterparts may be delivered via electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com), and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes. Any reference to “days” means calendar days unless Business Days are expressly specified. The words “delivered,” “provided,” or “made available” (or any phrase of similar import) with respect to any Seller Party or its Affiliates shall mean to include, with respect to any document or agreement, that such document or agreement has been posted to the electronic data room hosted by Datasite at https://www.datasite.com/us/en.html under the folder labeled “Project Bruins” to which Buyer has had continuous access commencing at least two (2) Business Days prior to the date hereof.

10.17Shareholder Representative. Each Shareholder hereby designates Parent to execute any and all instruments, certificates or other documents on behalf of the Shareholders, and to do any and all other acts or things on behalf of the Shareholders, that Parent may deem necessary or advisable, or which may be required pursuant to the Transaction Documents or otherwise, in connection with the consummation of the Transactions and the performance of all obligations hereunder or thereunder. Parent shall have authority and power to act on behalf of the Shareholders with respect to the disposition, settlement or other handling of all claims under the Transaction Documents and all rights or obligations arising under the Transaction Documents. The Shareholders shall be bound by all actions taken and documents executed by Parent in connection with the Transaction Documents, and Buyer shall be entitled to rely on any action or decision of Parent. Notices or communications to or from Parent shall constitute notice to or from the Shareholders.
10.18Definitions. As used in this Agreement, the term:
“Accounting Principles” means the accounting practices, principles and procedures set forth in Exhibit 10.18-1.
“Accrued Income Tax Amount” means an amount equal to the aggregate Liability for unpaid income Taxes of the Company and its Subsidiaries (including, for the avoidance of doubt, any income Taxes imposed on the Company or a Subsidiary by reason of filing a composite state income Tax Return or by reason of any Pass-Through Entity Taxes) for Pre-Closing Tax Periods and the portion of any Straddle Period ending on the Closing Date (regardless of whether due and payable as of the Closing), in each case, to the extent reasonably expected to be properly reported on a Parent Prepared Return. The Accrued Income Tax Amount shall (a) not be an amount less than zero with respect to any particular jurisdiction or standalone taxpaying entity, (b) be calculated in accordance with Section 5.2(a) and Section 5.2(b); (c) include any liabilities for Tax relating to IC-DISC income attributable to Bradley Export LTD. through the end of the day on the Closing Date, (d) be determined by excluding all deferred income Tax Liabilities and assets, (e) be calculated in accordance with past custom and practices (including reporting positions, jurisdictions, elections, and accounting methods) of the Company and its Subsidiaries unless otherwise necessary or appropriate by reason of change in fact or Law, and (f)  exclude any liabilities for accruals or reserves established or required to be established under GAAP for contingent income Taxes or with respect to uncertain Tax positions.
“Accrued Other Taxes” means the aggregate Liability for any Taxes of the Company and its Subsidiaries (other than income Taxes) that have not been paid as of the Closing Date (such as by payment of estimated Taxes or otherwise) for any Pre-Closing Tax Period and the portion of any Straddle Period ending on the Closing Date, in each case, to the extent reasonably expected to be properly reported on a Buyer Prepared Return,  using the same methodologies as consistently applied by the Company, and including only those jurisdiction in which the Company historically filed Tax Returns unless otherwise necessary or appropriate by reason of change in fact or Law. Accrued Other Taxes shall (a) not be an amount less than zero with respect to any particular jurisdiction or standalone taxpaying entity, (b) in the case of any Straddle Period, be calculated in accordance with Section 5.2(b), and (c) exclude all deferred Tax Liabilities and all deferred Tax assets.
“Acquisition Proposal” means any discussions, negotiations, agreements or other arrangements regarding, or which would reasonably be expected to lead to, any acquisitions of, dispositions of, and/or investments in, whether by way of equity sale, merger, consolidation or other business combination with any other Person, the Shares, the Units, the Company, any of the Company’s Subsidiaries or any material portion of assets of the Company and its Subsidiaries.
“Action” means any claim, complaint, charge, assessment, action, cease and desist letter, demand, suit, mediation, arbitration proceeding, litigation, investigation, injunction, audit, administrative, legal or regulatory proceeding, citation, summons or subpoena of any nature, civil, criminal, regulatory or otherwise, in law or in equity, to, before or involving any Governmental Authority.
“Adjustment Escrow Account” means the adjustment escrow account established, designated and maintained by the Escrow Agent pursuant to the terms of the Escrow Agreement and that is hereby agreed to be established by Buyer and Parent at the Closing solely for the purposes described in Section 2.3(g).
“Adjustment Escrow Amount” means $4,000,000.
“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

“Agreement” shall have the meaning set forth in the preamble of this Agreement.
“Anti-Corruption Law” means the United States Foreign Corrupt Practices Act of 1977, the U.K. Bribery Act 2010, and any other applicable anti-bribery or anti-corruption Law to which the Company and its Subsidiaries are subject.
“Asset Transfer Document” means any document to be entered into in connection with an Excluded Asset Transfer, in form and substance reasonably acceptable to Buyer.
“Audited Financial Statements” shall have the meaning set forth in Section 3.3(f).
“Benefit Plans” shall have the meaning set forth in Section 3.3(u)(i).
“Business Day” means any day other than Saturday, Sunday or other day on which commercial banks in the State of Wisconsin or the State of Massachusetts are authorized or required by Law to be closed.
“Business Employee” means any employee of the Company or any of its Subsidiaries.
“Buyer” shall have the meaning set forth in the preamble of this Agreement.
“Buyer Prepared Return” shall have the meaning set forth in Section 5.2(a).
“Buyer Releasee” shall have the meaning set forth in Section 5.6(b).
“Buyer Releasor” shall have the meaning set forth in Section 5.6(a).
“Cash” means cash and cash equivalents, including marketable securities, and the amount of any received and uncleared checks, net of outstanding checks, wires or drafts (issued but uncleared) made by or for the benefit of the Company or any of its Subsidiaries, each as determined in accordance with the Accounting Principles. Cash shall not include any cash that is not freely usable by the Company because it is subject to restrictions or limitations on use or distribution by Law or Contract (“Restricted Cash”).
“Cash Amount” means the aggregate amount of Cash of the Company and its Subsidiaries as of 12:01 a.m. Central Standard Time on the Closing Date; provided that any Cash used after 12:01 am CST on Closing Date and prior to the Closing to reduce any amount that would otherwise be included in the calculation of Transaction Compensation Amount or Transaction Expenses Amount will be excluded from the definition of Cash Amount.
“Closing” shall have the meaning set forth in Section 7.1.
“Closing Date” shall have the meaning set forth in Section 7.1.
“Closing Payment Schedule” shall have the meaning set forth in Section 2.4(b).
“Closing Statement” shall have the meaning set forth in Section 2.4(a).

“Closing Statement Review Period” shall have the meaning set forth in Section 2.4(d).
“Code” means the Internal Revenue Code of 1986, as amended, and the Treasury Regulations promulgated thereunder.
“Collective Bargaining Agreement” shall have the meaning set forth in Section 3.3(s)(vi).
“Company” shall have the meaning set forth in the preamble of this Agreement.
“Company 401(k) Plans” shall have the meaning set forth in Section 5.1(c).
“Company Conversion” shall have the meaning set forth in the recitals of this Agreement.
“Company Deferred Compensation Plans” shall have the meaning set forth in Section 5.1(d).
“Company Health Plans” shall have the meaning set forth in Section 5.1(e).
“Company Insurance Policies” shall have the meaning set forth in Section 3.3(r).
“Company Intellectual Property” means any Intellectual Property that is owned or purported to be owned by the Company or any of its Subsidiaries, including Company Registered Intellectual Property.
“Company Registered Intellectual Property” means all of the Registered Intellectual Property that is owned or purported to be owned by the Company or any of its Subsidiaries.
“Company Software” shall have the meaning set forth in Section 3.3(v)(i).
“Confidentiality Agreement” shall have the meaning set forth in Section 4.1.
“Contract” means any contract, subcontract, agreement, understanding, note, bond, lease, sublease, mortgage, deed of trust, license, commitment, indenture or other instrument, arrangement or understanding of any kind, whether written or oral, to which a Person is legally bound.
“Contribution” shall have the meaning set forth in the recitals of this Agreement.
“Conversion Documents” shall have the meaning set forth in the recitals of this Agreement.
“Conversion Subs” shall have the meaning set forth in the recitals of this Agreement.
“CPA Firm” shall have the meaning set forth in Section 2.4(e)(ii).

“Current Employees” means all employees of the Company and its Subsidiaries as of the Closing Date.
“Damages” means all losses, Liabilities, damages, awards, judgments, fines, penalties, fees, Taxes, interest and reasonable and documented out-of-pocket costs and expenses (including costs of investigation, enforcement and defense and reasonable and documented fees and expenses of counsel, experts and other professionals).
“Data Security Requirements” means collectively, all of the following, to the extent relating to Personal Data or otherwise relating to privacy, security, or security breach notification requirements, and applicable to the businesses and conduct of the Company and its Subsidiaries or binding on the Company and its Subsidiaries: (a) all Laws; (b) the Company’s and its Subsidiaries’ rules, policies, and procedures; (c) contracts into which the Company or its Subsidiaries have entered or by which are otherwise bound; and (d) industry or self-regulatory standards to which the Company and its Subsidiaries are bound (including the Payment Card Industry Data Security Standard).
“Disclosure Schedule” shall have the meaning set forth in Section 3.1.
“Draft Allocation” shall have the meaning set forth in Section 5.2(g)(i).
“Employment Laws” shall have the meaning set forth in Section 3.3(t)(iv).
“Enforceability Exceptions” shall have the meaning set forth in Section 3.1(b).
“Environmental Law” means any Law (including common law) regarding pollution or protection of the environment (including ambient air, soil, surface water and groundwater), human health and safety (as related to exposure to Hazardous Substances), or the generation, manufacture, use, labeling, treatment, storage, handling, transportation or Release of, or exposure to, Hazardous Substances.
“Equity Value” shall have the meaning set forth in Section 2.1.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“ERISA Affiliate” means a corporation, trade or business that, together with the Company or any of its Subsidiaries, is treated as a single employer under Section 414 of the Code or Section 4001(a)(14) or 4001(b)(1) of ERISA.
“Escrow Agent” means Western Alliance Bank, an Arizona corporation, d/b/a Bridge Bank.
“Escrow Agreement” means that certain Escrow Agreement, dated as of the Closing Date, by and among the Escrow Agent, Buyer and Parent.
“Estimated Accrued Income Tax Amount” shall have the meaning set forth in Section 2.4(b).

“Estimated Closing Statement” shall have the meaning set forth in Section 2.4(b).
“Excluded Asset Transfer” shall have the meaning set forth in Section 4.6(b).
“Excluded Assets” shall have the meaning set forth in Section 4.6(a).
“Excluded Liabilities” shall have the meaning set forth in Section 4.6(c).
“F Reorg” shall have the meaning set forth in the recitals of this Agreement.
“F Reorg Documents” shall have the meaning set forth in the recitals of this Agreement.
“Filing Fees” shall have the meaning set forth in Section 4.3(b).
“Final Adjustment Amount” means an amount (which may be a positive or negative number) equal to the Equity Value as reflected on the Final Closing Statement minus the Equity Value as reflected on the Estimated Closing Statement.
“Final Closing Statement” means: (a) the Preliminary Closing Statement if Parent does not provide a Statement Objection to Buyer during the Closing Statement Review Period specified in Section 2.4(d); or (b) the Preliminary Closing Statement, as adjusted by (i) the written agreement of Parent and Buyer and/or (ii) the CPA Firm in accordance with Section 2.4(e).
“Financial Statements” shall have the meaning set forth in Section 3.3(f).
“Fraud” means, with respect to a Person, an actual and intentional fraud by such Person in the making of a representation or warranty set forth in this Agreement or any certificates delivered pursuant to this Agreement; provided that (a) such representation or warranty was materially false and misleading at the time such representation or warranty was made, (b) the Person making such representation or warranty had actual knowledge (and not imputed or constructive knowledge) that such representation or warranty was false and misleading when made, (c) such Person had the specific intent to deceive another Person and induce such other Person to enter into this Agreement or consummate the Transactions, as applicable and (d) such other Person reasonably relied upon such false or inaccurate representation or warranty contained in this Agreement. With respect to the representations and warranties set forth in Section 3.3, only the actual knowledge of the Persons included in the definition of “Knowledge of the Company” shall be considered. For the avoidance of doubt, “Fraud” shall not include any other form of fraud or misrepresentation (whether reckless, negligent, constructive or otherwise).
“Fundamental Representations” means (i) the representations and warranties of the Shareholders contained in Sections 3.1(a) (Power), 3.1(b) (Authority), 3.1(d) (Title) and 3.1(f) (Fees); (ii) the representations and warranties of Parent contained in Sections 3.2(a) (Due Organization and Power), 3.2(b) (Authority), 3.2(d) (Title) and 3.2(f) (Fees); (iii) the representations and warranties of the Seller Parties contained in Sections 3.3(a)(i) (Due Organization and Power), 3.3(b) (Authority), 3.3(d) (Capitalization) and 3.3(z) (Fees); and (iv) the representations and warranties of Buyer contained in Sections 3.4(a) (Due Organization and Power), 3.4(b) (Authority), 3.4(f) (Financial Capacity) and 3.4(h) (Fees).

“Funded Indebtedness” means the items set forth on Exhibit 10.18-2 to be paid off in connection with the Closing of the Transactions.
“Funded Indebtedness Amount” means the aggregate amount necessary to repay the Funded Indebtedness outstanding as of the immediately prior to the Closing.
“GAAP” means generally accepted accounting principles in the United States from time to time.
“General Developments” means (a) any developments or occurrences relating to or affecting domestic or foreign economic or political conditions in general or the securities, commodities or financial markets in general, (b) any commencement, continuation or escalation of any act of terrorism or war (whether declared or undeclared and whether domestic or foreign), (c) any natural disasters, (d) any national or international calamity, (e) any developments or occurrences relating to or affecting the industries or geographic areas in which the Company or any of its Subsidiaries operates, (f) any endemic, epidemic, pandemic or disease outbreak (including a Pandemic), any worsening of any endemic, epidemic, pandemic or disease outbreak (including a Pandemic), (g) any establishment of, changes in or interpretations of any Law or Order, any Pandemic Measure or GAAP occurring after the date of this Agreement, (h) any changes in the price or availability of raw materials or other supplies of the type and grade customarily purchased by the Company or any of its Subsidiaries, and (i) any failure by the Company or any of its Subsidiaries to meet any estimates of revenues or earnings for any period (it being understood that the underlying cause of the failure to meet such estimates may be taken into account in determining whether a Material Adverse Effect has occurred to the extent not otherwise excluded by this definition).
“Government Official” means any officer or employee of any Governmental Authority or any department, agency or instrumentality thereof, including state-owned and partially state-owned entities, or of a public organization or political party (including candidates for political office) or any person acting in an official capacity for or on behalf of any such Governmental Authority, department, agency, organization, political party or public organization.
“Governmental Authority” means any government, any governmental or quasi-governmental entity (including any court, tribunal, department, division, commission, board, bureau, agency, branch, official, authority or any other instrumentality) or other body exercising judicial, quasi-judicial, legislative, police, regulatory, taxing, executive or other government powers, whether federal, state, local, foreign or otherwise as well as any public or private arbitrator.
“Guaranteed Obligations” has the meaning set forth in Section 5.8.
“Hazardous Substance” any material, substance or waste that is listed, regulated or otherwise defined as a pollutant or contaminant or as “toxic,” or “hazardous” (or words of similar meaning) by any Environmental Law, including petroleum, petroleum constituents or byproducts, waste waters or byproducts, asbestos-containing materials, polychlorinated biphenyls, urea formaldehyde, per- and polyfluoroalkyl substances, flammable substances, radioactive materials, pesticides and any other substance subject to regulation under any Environmental Law because of its dangerous or deleterious properties or characteristics.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.
“Indebtedness” means any of the following indebtedness of the Company or any of its Subsidiaries (including any and all principal, accrued and unpaid interest, prepayment of premiums or penalties which would be payable in connection therewith): (a) obligations of the Company or any of its Subsidiaries for indebtedness for borrowed money, including all such obligations evidenced by loan agreements, promissory notes and similar instruments, but excluding all such obligations owing to the Company or any of its Subsidiaries, (b) obligations of the Company or any of its Subsidiaries under currency swap, foreign exchange, hedging or similar instruments, (c) any obligations of the Company or any of its Subsidiaries as lessee under any lease required to be recorded as a capital lease in the Financial Statements or in accordance with GAAP, (d) obligations of the Company and its Subsidiaries under letters of credit, performance bonds, sureties or similar obligations that have been drawn down, in each case, to the extent of such draw, (e) any accrued severance obligations and accrued annual bonuses, together with the employer portion of any payroll, social security or other Taxes required to be paid by the Company and its Subsidiaries in connection with the payments described in this clause (e), (f) any retention or stay bonuses or similar amounts that become payable by the Company or any of its Subsidiaries to any current or former employee, independent contractor or other non-employee service provider of the Company or any of its Subsidiaries (excluding (x) any such amounts that are included in the Transaction Compensation Amount and (y) any retention amounts that are payable pursuant to a Transaction Retention Agreement and are included in the Retention Escrow Amount), together with the employer portion of any payroll, social security or other Taxes required to be paid by the Company and its Subsidiaries in connection with the payments described in this clause (f), (g) any portion of the Pension Underfunded Liability Amount not paid by the Seller Parties prior to Closing pursuant to Section 5.1(g), (h) Liabilities with respect to the unfunded or underfunded portion of any post-retirement health and welfare benefit plan, calculated in accordance with GAAP, or nonqualified deferred compensation plan (including the Company Deferred Compensation Plans), calculated based on the amounts required to settle such Liabilities in accordance with Section 5.1(d), (i) solely to the extent incurred but unpaid at the Closing, Marion Severance Payments and (j) unpaid capital expenditures based on invoices actually received as of, or dated before, 12:01 Central Standard Time on the Closing Date. For the avoidance of doubt, “Indebtedness” shall not mean or include any obligations under undrawn letters of credit, performance bonds, bid bonds, sureties or any intercompany obligations for indebtedness for borrowed money.
“Indebtedness Amount” means the aggregate amount of Indebtedness of the Company as of 12:01 a.m. Central Standard Time on the Closing Date. For the avoidance of doubt, any Indebtedness incurred through Closing shall be deemed incurred as of 12:01 a.m. Central Standard Time on the Closing Date.
“Indemnified Agent Claims” shall have the meaning set forth in Section 5.4(a).
“Indemnified Agents” shall have the meaning set forth in Section 5.4(a).
“Intellectual Property” means any or all of the following and all rights, arising out of or associated therewith: (a) all patents and applications therefor and all reissues, divisions,

renewals, extensions, provisionals, continuations and continuations-in-part thereof; (b) all inventions (whether patentable or not), invention disclosures, inventor’s certificates, discoveries, ideas, processes, formulae, designs, models, improvements, trade secrets, proprietary information, know-how, technology, technical data and customer lists and all documentation relating to any of the foregoing; (c) all works of authorship (whether copyrightable or not), computer programs and other software, firmware, microcode, and implementations, whether in object code or source code, databases, moral rights and waivers and consent not to enforce such moral rights, all copyrights, copyright registrations and applications therefor and all other rights corresponding thereto; (d) all industrial designs and any registrations and applications therefor; (e) all Trademarks, and (f) all other intellectual property rights and foreign equivalent or counterpart rights and forms of protection of a similar or analogous nature or having similar effect in any jurisdiction throughout the world, now existing and related to the foregoing and the right to bring suit, pursue past, current and future violations, dilutions, infringements or misappropriations, and collections.
“Intended Tax Treatment” has the meaning set forth in Section 5.2(f).
“Inventory” means the inventories of raw materials, work-in-process and finished goods of the Company and its Subsidiaries.
“IRS” means the United States Internal Revenue Service.
“IT Assets” means computers, software, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines and all other information technology equipment owned or leased by, or otherwise under control of, the Company or its Subsidiaries.
“Knowledge of the Company” (and words of similar import such as “the Company has no Knowledge”) means, and shall be limited to, the knowledge of Bryan H. Mullett, Mark Umhoefer, Luis de Leon, Nate Kogler, Jon Dommisse, Mark Whittington, Jim Johnston and Diane Rudy and shall include only their actual present knowledge in their respective capacities with the Company without any imputation of the actual or imputed knowledge of any other Person.
“Law” means any law, common law, statute, code, Order, ordinance, rule or regulation of any applicable Governmental Authority.
“Leased Real Property” means the real property leased, subleased or otherwise occupied by the Company and each of its Subsidiaries together with all buildings and other structures, facilities or improvements located thereon.
“Liability” means with respect to any Person, any direct or indirect liability, indebtedness, obligation, commitment, expense, claim, deficiency, guaranty or endorsement of or by such Person of any type, whether accrued, absolute, contingent, matured, unmatured, liquidated, unliquidated, known or unknown.
“Lien” means any lien, charge, security interest, pledge, bailment (in the nature of a pledge or for purposes of security), mortgage, deed of trust, the grant of a power to confess judgment, or similar encumbrance in real or personal property.

“LLC Agreement” means a limited liability company agreement for the Company or its Subsidiaries post- Company Conversion, in form and substance reasonably acceptable to Buyer.
“Lookback Date” means January 1, 2020.
“Marion Severance Payments” means Liabilities for severance costs (consisting solely of (A) severance payments, (B) perfect attendance day bonuses (C) other bonuses negotiated with United Steel, Paper and Forestry, Rubber, Manufacturing, Energy, Allied Industrial Service Workers International Union, AFL-CIO and (D) the cost of out-placement services) in connection with the planned closure of the Company’s and its Subsidiaries’ operations in Marion, Ohio (other than any such amounts that are included in the Transaction Compensation Amount or that are payable pursuant to a Transaction Retention Agreement), together with the employer portion of any payroll, social security or other Taxes required to be paid by the Company and its Subsidiaries in connection with the payments described above.
“Material Adverse Effect” means any event, occurrence, fact, condition, circumstance or change that is, or would reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the business, assets, Liabilities, condition (financial or otherwise) or results of operations of the Company and its Subsidiaries taken as a whole or (b) the ability of the Seller Parties to consummate the Transactions or perform their respective obligations hereunder or that would prevent, impair or delay Closing. Notwithstanding the foregoing, solely with respect to clause (a) of the preceding sentence, (i) General Developments and Transaction Developments shall not be deemed, either alone or in combination, to constitute a Material Adverse Effect and (ii) no change, event, circumstance, development, occurrence or effect arising from or attributable or relating to any General Developments or Transaction Developments shall be taken into account in determining whether there has been, is or will be a Material Adverse Effect or in determining the scope of a Material Adverse Effect; provided, further, that, notwithstanding the foregoing, Material Adverse Effect may include and take into account any change, event, circumstance, development, occurrence or effect, resulting from or arising out of clauses (a) through (h) of the definition of General Developments solely to the extent such change, effect, event or development is disproportionately adverse with respect to the Company and its Subsidiaries as compared to the business of other participants engaged in the industries in which the Company and its Subsidiaries operate.
“Material Contract” shall have the meaning set forth in Section 3.3(s).
“Material Customer” shall have the meaning set forth in Section 3.3(x)(i).
“Material Supplier” shall have the meaning set forth in Section 3.3(x)(ii).
“Net Working Capital” means an amount (which may be a positive or negative number) equal to the current assets of the Company and its Subsidiaries minus the current Liabilities of the Company and its Subsidiaries, in each case, calculated in accordance with the Accounting Principles and measured as of 12:01 a.m. Central Standard Time on the Closing Date. Current assets and current Liabilities included in Net Working Capital shall be determined using the same line items set forth on the illustrative calculation of Net Working Capital in the Net

Working Capital Statement. For the avoidance of doubt, Net Working Capital shall not include any portion of (a) Tax assets or Tax Liabilities other than Accrued Other Taxes, (b) Cash, including Restricted Cash, (c) Indebtedness, including assets or contra liabilities associated with such Indebtedness, (d) any amount that is included in the Transaction Compensation Amount, (e) any retention amount that is payable pursuant to a Transaction Retention Agreement and included in the Retention Escrow Amount, (f) the Transaction Expense Amount, or (g) Transfer Taxes payable under this Agreement.
“Net Working Capital Statement” means the unaudited statement attached as Exhibit 10.18-3 setting forth an illustrative example calculation of Net Working Capital assuming that the Closing occurred on June 30, 2023, prepared in accordance with the Accounting Principles.
“Non-Employee Health Plan Liabilities” means Liabilities with respect to the participation (including claims incurred and administrative costs) of the Non-Employee Health Plan Participants in the Company Health Plans for any plan year in excess of the aggregate amount of (i) premiums paid to the Company for such participants in the Company Health Plans with respect to the applicable plan year and (ii) claims reimbursed by the stop-loss insurer with respect to such participants, if any, with respect to the applicable plan year.
“Non-Employee Health Plan Participants” shall have the meaning set forth in Section 5.1(e)
“Order” means any order, writ, injunction, judgment, consent, decree, decision, determination, agreement (except for item 1 set forth on Section 3.3(s)(xiii) of the Disclosure Schedule) or award entered by or with any Governmental Authority.
“Ordinary Course” means actions and inactions by the Company or any of its Subsidiaries in the ordinary course of business consistent with past custom and practice (including, for the avoidance of doubt, recent practice in light of a Pandemic).
“Organizational Documents” means the articles of incorporation, certificate of incorporation, charter, by-laws, articles of formation, certificate of formation, regulations, operating agreement, certificate of limited partnership, partnership agreement, trust agreement and all other similar documents, instruments or certificates executed, adopted or filed in connection with the creation, formation or organization of a Person, including any amendments thereto.
“Owned Real Property” shall have the meaning set forth in Section 3.3(q)(ii).
“Pandemic” means any endemic, epidemic, pandemic or disease outbreak including SARS-CoV-2 or COVID-19 and any variants or evolutions thereof.
“Pandemic Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester, personal protective equipment or other Law, Order, action, directive, guideline or recommendation by any Governmental Authority, the Centers for Disease Control and Prevention, the World Health Organization or any industry group of which the Company is a member in connection with or in response to Pandemic, including the Coronavirus Aid, Relief, and Economic Security Act (CARES).

“Parent” shall have the meaning set forth in the preamble of this Agreement.
“Parent Prepared Return” shall have the meaning set forth in Section 5.2(a)(i).
“Party” or “Parties” means Buyer, the Company, the Shareholders and/or Parent, as the case may be.
“Pass-Through Entity Taxes” means any Tax imposed on the Company or its Subsidiaries as a result of any “pass-through entity tax” election or similar provision of Law.
“Pass-Through Tax” means any Tax or Taxes attributable to an entity that is treated as a flow-through entity (including a partnership, S-corporation or an entity disregarded as an entity separate from its owner) for purposes of such Tax and for which the Shareholders (or their shareholders or equityholders or their respective Affiliates, family members or related trusts) are liable under applicable Tax Law.
“Pass-Through Tax Return” means any Tax Return of the Company or its Subsidiaries with respect to a Pass-Through Tax.
“Pension Underfunded Liability Amount” means $13,600,000.00.
“Permit” means all permits, licenses, franchises, registrations, certificates, variances and similar rights granted by Governmental Authorities.
“Permitted Liens” means (a) Liens for Taxes and assessments not yet due and payable or the amounts or validity of which are being contested in good faith by appropriate proceedings, (b) Liens arising from or created by municipal and zoning ordinances imposed by Governmental Authorities which are not violated by the current use or occupancy of the Real Property, (c) Liens arising out of work performed, services provided or materials delivered that arise in the Ordinary Course for sums not yet due and payable or the amounts or validity of which are being contested in good faith by appropriate proceedings, (d) Liens arising under original purchase price conditional sales contracts and equipment leases with third parties, (e) non-exclusive licenses of Intellectual Property granted in the Ordinary Course, (f) Liens that, individually or in the aggregate, do not materially detract from the value, or impair in any material manner the current use or occupancy of the assets subject thereto or for the manner proposed to be used in connection with the business, (g) Liens created or suffered by Buyer, and (h) Liens set forth on Section 10.18 of the Disclosure Schedule.
“Person” means an individual and a corporation, partnership, limited liability company, association, trust and other entity or organization, including a Governmental Authority.
“Personal Data” means any definition for “personal data,” “personal information” “personally identifiable information” or any similar term provided by applicable Law by which the Company and its Subsidiaries are bound, including any information that, alone or in combination with other information, identifies or is capable of leading to the identification of a natural Person.

“Post-Closing Tax Period” means, without duplication: (i) any tax period beginning after the Closing Date; or (ii) the portion of any Straddle Period that is not a Pre-Closing Tax Period.
“Pre-Closing Restructuring” means the Subsidiary Conversions and the F Reorg.
“Pre-Closing Tax Period” means, without duplication: (i) any Tax period ending on or before the Closing Date; or (ii) the portion of any Straddle Period beginning on the first day of such Straddle Period and ending on and including the Closing Date.
“Preliminary Closing Statement” shall have the meaning set forth in Section 2.4(c).
“Principal Officer” means the Chairman and Chief Executive Officer of the Company.
“Process”, “Processed” or “Processing” means any operation or set of operations which is performed on Personal Data, such as the use, collection, processing, storage, recording, organization, adaption, alteration, transfer, retrieval, consultation, disclosure, dissemination or combination of such Personal Data, and/or is considered “processing” by any applicable Law.
“Proposed Adjustment Amount” means an amount (which may be a positive or negative number) equal to the Equity Value as reflected on the Preliminary Closing Statement minus the Equity Value as reflected on the Estimated Closing Statement.
“Protected Information” shall have the meaning set forth in Section 10.14(b).
“Purchase Price” shall have the meaning set forth in Section 2.2.
“Purchase Price Allocation” shall have the meaning set forth in Section 5.2(g)(i).
“Qsub Election” shall have the meaning set forth in the recitals of this Agreement.
“Real Property” means Owned Real Property and Leased Real Property, collectively.
“Real Property Lease” shall have the meaning set forth in Section 3.3(q)(i).
“Recent Balance Sheet” shall have the meaning set forth in Section 3.3(f).
“Registered Intellectual Property” means all (a) registered or granted patents and applications therefor (including provisional applications), (b) registered Trademarks and any applications related to Trademarks, (c) registered copyrights and applications for copyright registration and (d) domain name registrations/URLs, social media identifiers and accounts.
“Regulatory Law” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and any other Law that is designed or intended to prohibit, restrict or regulate (a) foreign investment or (b) actions having the purpose or effect of monopolization or restraint of trade or lessening of competition.

“Related Party Transaction” shall have the meaning set forth in Section 3.3(y).
“Release” means any release, spill, emission, leaking, pumping, pouring, injection, escaping, migrating, deposit, disposal, discharge, dumping, or leaching of any Hazardous Substance into the environment.
“Remedy Action” shall have the meaning set forth in Section 4.3(d).
“Reorganization” shall have the meaning set forth in the recitals of this Agreement.
“Representative” means, with respect to any Person, such Person’s directors, officers, employees, managers, members, counsel, accountants, consultants (including any investment banker or financial advisor), agents and other authorized representatives.
“Restricted Cash” shall have the meaning set forth in the definition of “Cash.”
“Restrictive Covenant Agreements” shall have the meaning set forth in the recitals of this Agreement.
“Retention Escrow Account” means the escrow account established, designated and maintained by the Escrow Agent pursuant to the terms of the Escrow Agreement and that is hereby agreed to be established by Buyer and Parent at the Closing solely for the purposes described in Section 5.7.
“Retention Escrow Amount” means $4,400,000.
“RWI Policy” means the representation and warranty insurance policy obtained by Buyer in connection with the Transactions.
“Security Incident” means any unlawful, unauthorized, or accidental loss, access, use, disclosure, alteration, modification, acquisition, destruction, exfiltration, misuse or other processing of Personal Data, confidential information, or IT Assets including any such incident that violates the Data Security Requirements or that would require the Company or any of the Subsidiaries to notify any Person, Governmental Authority, data protection authority or affected individuals.
“Seller Parties” shall have the meaning set forth in the preamble of this Agreement.
“Seller Releasee” shall have the meaning set forth in Section 5.6(a).
“Seller Releasor” shall have the meaning set forth in Section 5.6(b).
“Seller Transaction Expenses” means all broker, legal, financial, advisory, investment banking, accounting, consulting or other professional advisory fees and expenses incurred by the Company or its Subsidiaries on their own behalf or on behalf of the Shareholders in connection with the negotiation, preparation and execution of this Agreement and the other Transaction Documents and the consummation of the Transactions.

“Shareholders” shall have the meaning set forth in the preamble of this Agreement.
“Shareholders Agreement” means that certain Shareholders’ Agreement, dated as of August 28, 2023, by and among Parent and the Shareholders, as amended, supplemented and modified from time to time.
“Shares” shall have the meaning set forth in the recitals of this Agreement.
“Shortfall Amount” shall have the meaning set forth in Section 2.3(g)(iii).
“Statement Dispute” shall have the meaning set forth in Section 2.4(e)(i).
“Statement Objection” shall have the meaning set forth in Section 2.4(d).
“Straddle Period” has the meaning set forth in Section 5.2(b).
“Subsidiary” of any Person means any entity an amount of the outstanding voting securities of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting securities, more than fifty percent (50%) of the equity securities of which) is owned or controlled, directly or indirectly, by such Person or by one or more of its Subsidiaries.
“Subsidiary Conversion” shall have the meaning set forth in the recitals of this Agreement.
“Tax Proceeding” shall have the meaning set forth in Section 5.2(c).
“Tax Return” means any return, report, estimate, claim for refund, or information return or statement relating to, or required to be filed in connection with, any Taxes, including any schedule, form, attachment or amendment.
“Taxes” means all federal, state, local, foreign or other taxes of any kind whatsoever (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto), whether disputed or not, including taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation or net worth and taxes or other charges in the nature of excise, withholding, ad valorem or value added.
“Termination Date” shall have the meaning set forth in Section 9.1(b).
“Trademarks” means all trademarks and service marks, logos, slogans, trade names, designs, internet domain names and URLs, corporate names, brand names and doing business designations, common law trademarks and service marks and trade dress, and other designations of source, together with the goodwill connected with the use thereof or symbolized thereby, and all registrations and applications for registration of the foregoing.

“Transaction Compensation Amount” means (1) any retention, stay, severance, sale or change of control payments and similar amounts that become payable by the Company or any of its Subsidiaries to any current or former employee, independent contractor or similar non-employee service provider of the Company or any of its Subsidiaries pursuant to a Contract or Benefit Plan in effect immediately prior to the Closing as a result of or in connection with the execution of this Agreement or the consummation of the Transactions, including any post-Closing amounts payable to any such Person that are triggered under so-called “double trigger” provisions as a result of both (i) the consummation of the Transactions and (ii) the occurrence of any other event (including continued service following the consummation of the Transactions or the termination of such Person’s employment or engagement by the Company or any of its Subsidiaries after the Closing), and (2) the employer’s share of any employment and payroll Taxes payable in connection with the amounts in clause (1). Notwithstanding the foregoing or any other provision of this Agreement to the contrary, the Transaction Compensation Amount shall not include (x) any retention amounts that are payable pursuant to a Transaction Retention Agreement (other than amounts payable thereunder solely as a result of the Closing) and included in the Retention Escrow Amount, or (y) any obligations entered into by Buyer .
“Transaction Developments” means (a) Buyer’s announcement or other disclosure of its plans or intentions with respect to the conduct of business of the Company after the Closing, (b) the execution, announcement, delivery and performance of this Agreement and the other Transaction Documents and (c) any acts or omissions expressly required by this Agreement and the other Transaction Documents.
“Transaction Documents” means this Agreement, the Escrow Agreement, the Restrictive Covenant Agreements, the Conversion Documents, the F Reorg Documents, the Asset Transfer Documents and all of the certificates, instruments and agreements required to be delivered by any of the Parties at the Closing in accordance with Section 7.2 and Section 7.3.
“Transaction Expense Amount” means, without duplication and to the extent not otherwise expressly allocated to the Parties pursuant to the terms and conditions hereof, the following fees, costs, charges and expenses incurred or payable by or on behalf of the Company or any of its Subsidiaries (including any obligations of the Company or its Subsidiaries to pay any fees, costs charges and expenses of the Parent or Shareholders), in each case, in connection with or relating to the negotiation and delivery of this Agreement, the other Transaction Documents, and the performance of the Transactions at or prior to the Closing, solely to the extent unpaid as of the Closing, whether accrued for or not: (i) the unpaid aggregate costs, fees and expenses necessary to satisfy the obligations of the Company and any of its Subsidiaries (or of Parent or the Shareholders, to the extent the Company and its Subsidiaries are responsible for such amounts) for legal, accounting, financial advisory, brokerage, consulting and similar services, (ii) 50% of any fees or expenses associated with the Escrow Agent, Adjustment Escrow Account or Retention Escrow Account, (iii) 50% of the Filing Fees and (iv) 50% of the Transfer Taxes. Notwithstanding the foregoing or any other provision of this Agreement to the contrary, in no event shall (x) any retention amounts that are payable pursuant to a Transaction Retention Agreement and are included in the Retention Escrow Amount, or (y) any amounts that are included in the Transaction Compensation Amount be included in the Transaction Expense Amount.

“Transaction Retention Agreements” means those Contracts listed as Items 35 (“Employee Retention Agreements”) and 36 (“Sale Incentive Agreements”) of Section 3.3(u)(i) of the Disclosure Schedule.
“Transaction Tax Deductions” means any item of credit or deduction for income Tax purposes under applicable Tax Law resulting from or attributable to, without duplication, payment of any portion of the (a) Transaction Compensation Amount (including the employer’s share of any employment and payroll Taxes payable in connection with such amounts), (b) Transaction Expense Amount, (c) Indebtedness Amount or (d) Seller Transaction Expenses, in each case, with respect to clauses (a) through (d), to the extent any such credit or deduction was attributable to a payment made by the Company or its Subsidiaries prior to 12:01 a.m. Central Standard Time on the Closing Date or to an amount that was taken into account as a Liability that reduced the amounts payable to Parent hereunder in the final determination of the Purchase Price (as finally determined pursuant to this Agreement).
“Transactions” means the transactions contemplated by this Agreement or any other Transaction Documents, including the Subsidiary Conversions, the Reorganization, the F Reorg and the Excluded Asset Transfers.
“Transfer Tax” or “Transfer Taxes” shall have the meaning set forth in Section 5.2(k).
“Unaudited Financial Statements” shall have the meaning set forth in Section 3.3(f).
“Union” means any union, employee association, works council, or any other labor organization.
“Units” shall have the meaning set forth in the recitals of this Agreement.
“Withholding Agent” shall have the meaning set forth in Section 2.4(h).

Where any group or category of items or matters is defined collectively in the plural number, any item or matter within such definition may be referred to using such defined term in the singular number, and vice versa.

[Signature page follows]

IN WITNESS WHEREOF, the Parties have duly executed and delivered this Unit Purchase Agreement as of the day and year first written above.

G6 Adventures Corporation

By: /s/ Bryan H. Mullett
Name: Bryan H. Mullett
Title: Chairman and CEO

BRADLEY CORPORATION

By: /s/ Bryan H. Mullett
Name: Bryan H. Mullett
Title: Chairman and CEO

WATTS REGULATOR CO.

By: /s/ Robert J. Pagano, Jr.
Name: Robert J. Pagano, Jr.
Title: Chief Executive Officer

Solely with respect to Section 5.8:

WATTS WATER TECHNOLOGIES, INC.

By: /s/ Robert J. Pagano, Jr.
Name: Robert J. Pagano, Jr.
Title: Chief Executive Officer

[Signature Page to Unit Purchase Agreement]

SHAREHOLDERS

By: /s/ Donald H. Mullett

Name: Donald H. Mullett

By: /s/ Bryan H. Mullett

Name: Bryan H. Mullett

By: /s/ Christopher W. Mullett

Name: Christopher W. Mullett

By: /s/ Erik S. Mullett

Name: Erik S. Mullett

Donald H. Mullett Business Succession Trust

By: /s/ Donald H. Mullett

Name: Donald H. Mullett, Trustee

Howard G. Mullett Trust FBO Donald H. Mullett

By: /s/ Harry V. Carlson, Jr.

Name: Harry V. Carlson, Jr., Trustee

[Signature Page to Unit Purchase Agreement]

Bryan Howard Mullett 1999 Descendants’ Trust

By: /s/ Harry V. Carlson, Jr.

Name: Harry V. Carlson, Jr., Trustee

By: /s/ John C. Kleczka

Name: John C. Kleczka, Trustee

By: /s/ Bryan H. Mullett

Name: Bryan H. Mullett, Trustee

Christopher Wylie Mullett 1999 Descendants’ Trust

By: /s/ Harry V. Carlson, Jr.

Name: Harry V. Carlson, Jr., Trustee

By: /s/ John C. Kleczka ______

Name: John C. Kleczka, Trustee

By: /s/ Christopher W. Mullett

Name: Christopher W. Mullett, Trustee

Erik Scott Mullett 1999 Descendants’ Trust

By: /s/ Harry V. Carlson, Jr.

Name: Harry V. Carlson, Jr., Trustee

By: /s/ John C. Kleczka

Name: John C. Kleczka, Trustee

By: /s/ Erik S. Mullett

Name: Erik S. Mullett, Trustee

[Signature Page to Unit Purchase Agreement]